--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                     UNITED RENTALS (NORTH AMERICA), INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               -----------------

           Delaware                         7353                 06-1493538
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Number)    Identification No.)

           (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS"
                            ON THE FOLLOWING PAGE)

                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830
                                (203) 622-3131
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               -----------------

                               Michael J. Nolan
                     United Rentals (North America), Inc.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830
                                (203) 622-3131
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

A copy of all communications, including communications sent to the agent for service, should be sent to:

               Joseph Ehrenreich, Esq.       Malcolm E. Landau, Esq.
          Ehrenreich Eilenberg & Krause LLP Weil, Gotshal & Manges LLP
                 11 East 44th Street             767 Fifth Avenue
              New York, New York 10017       New York, New York 10153
                   (212) 986-9700                 (212) 310-8000

                               -----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and satisfaction of all other conditions to the exchange offer described in the prospectus included herein.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                           Proposed        Proposed
                                              Amount       maximum          maximum
          Title of each class of              to be     offering price     aggregate        Amount of
       securities to be registered          registered     per unit    offering price(1) registration fee
----------------------------------------------------------------------------------------------------------
10 3/4% Senior Notes Due 2008, Series B... $450,000,000      100%        $450,000,000        $112,500
----------------------------------------------------------------------------------------------------------
Guarantees of the 10 3/4% Senior Notes Due
  2008, Series B(2).......................      NA            NA              NA                NA
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Act"). The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2)Represents the guarantees of the 10 3/4% Senior Notes Due 2008, Series B, to be issued by the Co-Registrants. Pursuant to Rule 457(n) under the Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                                                             Primary
                                                             Standard
                                                            Industrial      I.R.S. Employer     State of
Exact name of Co-Registrant as specified in its charter Classification No. Identification No. Incorporation
------------------------------------------------------- ------------------ ------------------ -------------
    Advance Barricades and Signing, Inc................        7353           59-2080721      Florida
    All Cities Trailer Exchange, Inc...................        7353           95-1795263      California
    Arrow Equipment Company............................        7353           36-2748973      Illinois
    Coast Line Marking, Inc............................        7353           59-2148039      Florida
    Dealer Services Company............................        7353           22-1944238      New Jersey
    Equipment Leasing Services, Inc....................        7353           87-03987482     Massachusetts
    Frontenac Equipment, Inc...........................        7353           43-1501701      Missouri
    Highway Supply Company.............................        7353           85-0331601      New Mexico
    Jadco Signing, Inc.................................        7353           59-1358071      Florida
    Liddell Management Co., Inc........................        7353           04-3330504      Massachusetts
    Rentals Unlimited, Incorporated....................        7353           05-0373691      Rhode Island
    Russ Enterprises, Inc..............................        7353           94-2606250      California
    Shoring & Supply Company, Inc......................        7353           48-0761628      Kansas
    Thoesen Equipment, Inc.............................        7353           36-3698654      Illinois
    Traffic Markings South, Inc........................        7353           58-2254706      Georgia
    United Rentals Gulf, Inc...........................        7353           52-2192449      Delaware
    United Equipment Rentals Gulf, L.P.................        7353           74-2930601      Texas
    United Rentals Highway Technologies, Inc...........        7353           04-3076608      Massachusetts
    United Rentals Highway Technologies Gulf, Inc......        7353           06-1604996      Delaware
    United Rentals Highway Technologies, L.P...........        7353           06-1604997      Texas
    United Rentals, Inc................................        7353           06-1522496      Delaware
    United Rentals Northwest, Inc......................        7353           93-0257120      Oregon
    United Rentals Southeast, Inc......................        7353           52-2192451      Delaware
    United Rentals Southeast, L.P......................        7353           58-2493444      Georgia
    Wanamaker Rents, Incorporated......................        7353           95-2053498      California
    Warning Safety Lights, Inc.........................        7353           59-1026388      Florida
    Warning Safety Lights of Georgia, Inc..............        7353           59-1606334      Florida
    Woudenberg Enterprises, Inc........................        7353           86-0180710      Arizona
    Highway Rentals, Inc...............................        7353           88-0112016      Nevada
    Wynne Systems, Inc.................................        7353           33-0507674      California

   The Address, Including Zip Code, and Telephone Number, Including Area Code, of each of the Co-Registrant's Principal Executive Offices is c/o United Rentals (North America), Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

   The Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service for each of the Co-Registrants is Michael J. Nolan, c/o United Rentals (North America), Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion, Dated July 10, 2001

PROSPECTUS

                     UNITED RENTALS (NORTH AMERICA), INC.

                               Offer to Exchange

            $450,000,000 of 10 3/4% Senior Notes Due 2008, Series B which have been registered under the Securities Act of 1933

                                      For

     $450,000,000 of unregistered 10 3/4% Senior Notes Due 2008, Series A

                               -----------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                        ON     , 2001, UNLESS EXTENDED

   We previously issued $450,000,000 aggregate principal amount of our 10 3/4% Senior Notes due 2008. These securities were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange these unregistered notes for an equivalent amount of registered notes. The registered notes will be identical in all material respects to the unregistered notes, except for certain differences relating to transfer restrictions and registration rights.

   We will pay interest on the notes each April 15 and October 15. The first interest payment will be made on October 15, 2001. We may redeem the notes on or after April 15, 2005. Prior to April 15, 2004, we may redeem up to 35% of the notes from the proceeds of equity offerings. There is no sinking fund for the notes.

   Our obligations under the notes will be guaranteed by our parent company, United Rentals, Inc., and, subject to limited exceptions, our current and future domestic subsidiaries. Our foreign subsidiaries will not be guarantors.

                               -----------------

   INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.

                               -----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                  The date of this prospectus is      , 2001.

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
          Cautionary Notice Regarding Forward Looking Statements.    1
          Where You Can Find More Information....................    1
          Incorporation by Reference.............................    1
          Prospectus Summary.....................................    2
          Risk Factors...........................................   13
          The Exchange Offer.....................................   19
          Certain United States Federal Income Tax Considerations   26
          Registration Rights Agreement..........................   27
          Use of Proceeds........................................   29
          Selected Consolidated Financial Information............   30
          Description of the Notes...............................   33
          Plan of Distribution...................................   71
          Legal Matters..........................................   72
          Experts................................................   72

                               -----------------

   We have not authorized anyone to give any information about this exchange offer that is not included in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the registered notes in any place where, or to any person to whom, it is illegal to do so. Use of this prospectus does not imply in any way that the information in this prospectus, and our business affairs generally, have not changed since the date of this prospectus.

                               -----------------

   This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

   IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION YOU MAY REQUEST, YOU
MUST SUBMIT YOUR REQUEST NO LATER THAN   , 2001, WHICH IS FIVE BUSINESS DAYS
BEFORE THE DATE THE EXCHANGE OFFER EXPIRES.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seek," "plan," "intend," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                          INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus and until this exchange offer is completed will automatically update and supersede the information contained in this prospectus.

   We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 during the period from July 10, 2001 (the date of the initial filing of the registration statement of which this prospectus forms a part) until this exchange offer is completed:

 . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

 . Annual Report on Form 10-K for the year ended December 31, 2000;

 . Current Report on Form 8-K dated April 30, 2001;

 . Current Report on Form 8-K dated April 13, 2001;

 . Current Report on Form 8-K dated February 28, 2001; and

 . Current Report on Form 8-K dated January 2, 2001.

   We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                              PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and the financial statements and related notes that are included elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus.

   Unless otherwise indicated, (i) the term "URI" refers to United Rentals (North America), Inc., the issuer of the notes, (ii) the term "Holdings" refer to United Rentals, Inc., the parent of URI and a guarantor of the notes, and
(iii) the terms "United Rentals," "we," "us," "our company" or "the company" refer to Holdings and its subsidiaries.

                                  The Company

   United Rentals is the largest equipment rental company in North America with approximately 750 locations in 47 states, seven Canadian provinces and Mexico. We offer for rent over 600 different types of equipment to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2000, we served more than 1.2 million customers and completed over 8.4 million rental transactions.

   We have the largest fleet of rental equipment in the world, with over 500,000 units having an original purchase price of approximately $3.5 billion. Our fleet includes:

 . General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment, compressors, pumps and generators;

 . Aerial work platforms, such as scissor lifts and boom lifts;

 . Traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems;

 . Trench safety equipment for below ground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment;

 . Special event equipment, such as large tents, light towers and power units used for sporting, corporate and other events; and

 . General tools and light equipment, such as power washers, water pumps, heaters and hand tools.

   In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment and sell related merchandise, parts and service.

   We estimate that the U.S. equipment rental industry has grown from approximately $6.5 billion in annual rental revenues in 1990 to over $25 billion in 2000, representing a compound annual growth rate of approximately 14.5%. We believe that the principal driver of growth in the equipment rental industry, in addition to general economic expansion, has been the increasing recognition by equipment users of the many advantages that equipment rental may offer compared with ownership. They recognize that by renting they can:

 . avoid the large capital investment required for equipment purchases;

 . access a broad selection of equipment and select the equipment best suited for each particular job;

 . reduce storage and maintenance costs; and

 . access the latest technology without investing in new equipment.

   While the construction industry has to date been the principal user of rental equipment, industrial companies, utilities and others are increasingly using rental equipment for plant maintenance, plant turnarounds and other functions requiring the periodic use of equipment. The market for rental equipment is also benefiting from increased government funding for infrastructure projects, such as funding under the U.S. Transportation Equity Act for the 21st Century ("TEA-21") and the Aviation Investment and Reform Act for the 21st Century ("AIR-21"). TEA-21 earmarks $175 billion for highway construction and $42 billion for transit spending over the 1998-2003 fiscal period, a 40% increase over the prior six-year period. AIR-21 provides for $40 billion in construction spending over three years to support the FAA's airport improvement programs.

                            Competitive Advantages

   We believe that we benefit from the following competitive advantages:

   Large and Diverse Rental Fleet. Our rental fleet is the largest and most comprehensive in the industry, which allows us to:

 . attract customers by providing "one-stop" shopping;

 . serve a diverse customer base and reduce our dependence on any particular customer or group of customers; and

 . serve customers that require substantial quantities or wide varieties of equipment.

   Significant Purchasing Power. We purchase large amounts of equipment, merchandise and other items, which enables us to negotiate favorable pricing, warranty and other terms with our vendors. Our purchasing power is further increased by our ongoing efforts to consolidate our vendor base. For example, we reduced the number of our primary equipment suppliers from 111 to 28 in 2000. This reduction allowed us to lower our equipment purchase costs by approximately $150 million in 2000 and should enable us to save additional amounts in 2001. We expect to realize additional savings by consolidating our merchandise suppliers and negotiating more favorable warranty terms with key vendors.

   Operating Efficiencies. We generally group our branches into clusters of 10 to 30 locations that are in the same geographic area. Our information technology systems allow each branch to access all available equipment within a cluster. We believe that our cluster strategy produces significant operating efficiencies by enabling us to: (1) market equipment through all branches within a cluster, (2) cross-market equipment specialties of different branches within each cluster and (3) reduce costs by consolidating functions that are common to our more than 750 branches, such as payroll, accounts payable and credit and collection, into 25 credit offices and three service centers. In 2000, approximately 10.7% of our rental revenue was attributable to equipment sharing among branches.

   Information Technology Systems. Our information technology systems facilitate our ability to make rapid and informed decisions, respond quickly to changing market conditions, and share equipment among branches. These systems allow: (1) management to obtain a wide range of operating and financial data,
(2) branch personnel to access and manage branch level data, such as customer requirements, equipment availability and maintenance histories, and (3) customers to access their accounts online. These systems promote equipment sharing among branches by enabling branch personnel to locate needed equipment within a geographic region, determine its closest location and arrange for its delivery to a customer's work site. We have an in-house team of approximately 100 information technology specialists that supports our systems and extends them to new locations.

   Geographic and Customer Diversity. We have approximately 750 branches in 47 states, seven Canadian provinces and Mexico and served more than 1.2 million customers in 2000. Our customers are diverse, ranging from Fortune 500 companies to small companies and homeowners, and in 2000 our top ten customers accounted for approximately 2% of our revenues. We believe that our geographic and customer diversity provide us with many advantages including: (1) enabling us to better serve National Account customers with multiple locations, (2) helping us achieve favorable resale prices by allowing us to access used equipment resale markets across the country, (3) reducing our dependence on any particular customer and (4) reducing the impact that fluctuations in regional economic conditions have on our overall financial performance.

   National Account Program. Our National Account sales force is dedicated to establishing and expanding relationships with larger companies, particularly those with a national or multi-regional presence. We offer our National Account customers the benefits of a consistent level of service across North America and a single point of contact for all their equipment needs. Our National Account team includes 39 professionals serving over 1,400 National Account customers, including more than 200 new accounts added in the first quarter of 2001. We estimate that our revenues from National Account customers will increase to approximately $400.0 million in 2001 from $245.0 million in 2000.

   Risk Management and Safety Programs. We place great emphasis on risk reduction and safety and believe that we have one of the most comprehensive risk management and safety programs in the industry. Our risk management department is staffed by 43 experienced professionals and is responsible for implementing our safety programs and procedures, developing our employee and customer training programs and managing any claims against us.

   Experienced Senior Management. Our senior management team is comprised of executives with proven track records. Our management team includes Bradley S. Jacobs, John N. Milne and Michael J. Nolan, who together with others founded our company in September 1997, and Wayland R. Hicks who joined them shortly thereafter. Prior to the founding of our company, Mr. Jacobs served as the Chairman and Chief Executive Officer of United Waste Systems, Inc., which he founded in 1989, and Messrs. Milne and Nolan served as members of the United Waste senior management team for periods of seven and six years, respectively. United Waste was sold in August 1997 and, at the time, was the sixth largest provider of integrated, non-hazardous solid waste management services in the United States. Mr. Hicks, prior to joining our company, held senior executive positions at Xerox Corporation, where he worked for 28 years, including Executive Vice President, Corporate Operations and Executive Vice President, Corporate Marketing and Customer Support Operations.

   Strong and Motivated Branch Management. Each of our branches has a full-time branch manager who is supervised by one of our 63 district managers and nine regional vice presidents. We believe that our managers are among the most knowledgeable and experienced in the industry, and we empower them--within budgetary guidelines--to make day-to-day decisions concerning staffing, pricing, equipment purchasing and other branch matters. Management closely tracks branch, district and regional performance with extensive systems and controls, including performance benchmarks and detailed monthly operating reviews. We promote equipment sharing among branches by linking the compensation of branch managers and other personnel to their branch's financial performance and return on assets.

                                   Strategy

   We have established the following key business strategies:
   Enhance Industry Leadership Position. We intend to use our extensive fleet, broad geographic coverage, advanced information technology systems and depth of experience of our senior and branch management to generate further growth and increase our market share by:

 . actively managing the composition of our fleet to meet customer needs and respond to local demand;

 . promoting equipment sharing and cross-marketing of equipment specialties among branches in geographic regions;

 . focusing on providing outstanding customer service and support;

 . marketing our services to existing and potential National Account customers that can benefit from our ability to provide a broad selection of equipment and a consistently high level of service throughout North America;

 . marketing our extensive fleet of specialized lines of equipment, including
   (1) aerial work platforms for use in large projects requiring significant amounts of equipment for extended periods of time, (2) traffic control equipment for use in infrastructure projects and (3) trench safety equipment required for use in below ground work in order to comply with government worker safety standards; and

 . training our sales force and branch personnel in value-added sales techniques to achieve customer satisfaction and maximize the value of each transaction.

   Maintain Disciplined Approach to New Branches and Acquisitions. We intend to continue to selectively open new branches and make acquisitions that will expand our geographic reach, enhance our operating efficiency and increase our market share.

   Rapidly Adapt to Changing Economic Conditions. We have made significant investments in new equipment over the past several years and, as a result, have one of the most modern rental fleets in the industry. The young age of our fleet gives us the flexibility to respond to an economic downturn by reducing the rate at which we purchase new equipment and sell used equipment. We anticipate significantly increasing our free cash flow from operations in 2001 by reducing our equipment expenditures to approximately $400 million, compared to $962 million in 2000.

                      Background to Issuance of the Notes

   In April 2001, we issued $450 million aggregate principal amount of our 10 3/4% Senior Notes Due 2008. At the same time, we obtained a new senior secured credit facility comprised of a $750 million term loan and a $750 million revolving credit facility. We used proceeds from the notes and the new secured credit facility to refinance an aggregate of $1,695.7 million of indebtedness and other obligations that were outstanding under our old revolving credit facility, certain term loans and a synthetic lease.

                              The Exchange Offer

The Exchange Offer            The 10 3/4% Senior Notes Due 2008 that we issued
                              as described above were not registered under the Securities Act of 1933. At the time we issued these notes, we entered into a registration rights agreement which obligated us to offer to exchange the unregistered notes for registered notes. In order to satisfy this obligation, we are now offering you the opportunity to exchange your unregistered notes for an equivalent amount of registered notes. The notes may be exchanged only in multiples of $1,000.

Required Representations      In order to participate in this exchange offer,
                              you will be required to make certain
                              representations in a letter of transmittal, including that:

                              . you are not affiliated with us;

                              . you are not a broker-dealer that purchased your
                                notes directly from us;

                              . you will acquire the registered notes in the
                                ordinary course of business;

                              . either (a) you have not agreed with anyone to
                                distribute the notes or (b) you have not agreed with us or our affiliates to distribute the notes and you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities; and

                              . if you are holding the notes as nominee for a
                                beneficial owner, that the beneficial owner has made the respresentations set forth above.

Resale of the Registered
  Notes We believe that the registered notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act of 1933 that call for registration and delivery of a prospectus, except as described in the following paragraph.

                              If you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell registered notes. We have agreed in the registration rights agreement to allow you to use this prospectus for such purpose during the 90-day period following consummation of the exchange offer (subject to limitations under certain circumstances). We may be required to extend this 90-day period under certain circumstances described herein.

                              If you are a broker-dealer, you will be required to confirm that you will comply with the prospectus delivery requirements described above.

Accrued Interest on the
  Unregistered Original
  Notes Any interest that is accrued on an unregistered original note that is exchanged will be payable instead on the new registered note received in the exchange.

Procedures for Exchanging
  Notes In order to exchange notes in this exchange offer, you must, prior to 5:00 p.m. on the expiration date:

                              . deliver the notes to the exchange agent using
                                the book-entry procedures described herein; and
                              . agree to be bound by the terms of the
                                accompanying letter of transmittal in
                                accordance with the procedures described herein.

                              The procedures mentioned above are described under the heading "The Exchange Offer--Procedures for Tendering."

Expiration Date               5:00 p.m., New York City time, on     , 2001,
                              unless the exchange offer is extended.

Exchange Date                 We will notify the exchange agent of the date of
                              acceptance of the notes for exchange.

Withdrawal Rights             If you tender your notes for exchange in this
                              exchange offer and later wish to withdraw them, you may do so at any time prior to 5:00 p.m., New
                              York City time, on the day this exchange offer expires. The procedures for effecting a withdrawal are described under the heading "The
                              Exchange Offer--Withdrawal of Tenders."

Acceptance of Original Notes
  and Delivery of Registered
  Notes We will accept any unregistered original notes that are properly tendered for exchange prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The registered notes will be delivered promptly after expiration of this exchange offer.

Exchange Offer Conditions     This exchange offer is subject to certain
                              customary conditions concerning, among other things, changes to existing law and governmental approvals. We may waive these conditions.

Tax Consequences              The exchange of notes in the exchange offer
                              should not be a taxable event for federal income tax purposes.

Use of Proceeds               We will not receive any cash proceeds from this
                              exchange offer.

Exchange Agent                The Bank of New York is serving as the exchange
                              agent. Their address and telephone number are provided under the heading "The Exchange
                              Offer--Exchange Agent."

Effect on Holders of
  Unregistered Original
  Notes Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to transfer restrictions. These restrictions provide that notes that are not registered under the Securities Act of 1933 may not be offered or sold, except in a transaction that is exempt from or not subject to the registration requirements of such Act. After this exchange offer, holders of unregistered original notes will not have any further right to have their notes registered (subject to certain limited exceptions described under the heading "Registration Rights Agreement.") As a result, any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

                   Summary of Terms of the Registered Notes

   This exchange offer applies to $450 million aggregate principal amount of the original unregistered notes. The terms of the registered notes will be essentially the same as the original unregistered notes, except that (1) the registered notes will not be subject to the restrictions on transfer that apply to the unregistered original notes, and (2) the registration rights relating to the original unregistered notes are different than those relating to the registered notes. The registered notes issued in this exchange offer will evidence the same debt as the original unregistered notes and both series of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. Unless otherwise indicated, all references in the summary below to the "notes" refer to both the original unregistered notes and the registered notes to be issued in this exchange offer.

Issuer                        United Rentals (North America), Inc.

Notes Offered                 $450 million aggregate principal amount of 10
                              3/4% Senior Notes Due 2008 which have been registered under the Securities Act of 1933.

Maturity                      April 15, 2008.

Interest Payment Dates        Each April 15 and October 15, commencing October
                              15, 2001.

Optional Redemption           We may redeem some or all of the notes at our
                              option at any time on or after April 15, 2005, at the redemption prices listed under "Description of the Notes--Optional Redemption."

                              In addition, on or before April 15, 2004, we may, at our option, use the net proceeds from one or more public equity offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued, at a redemption price of 110.75% of the principal amount thereof, plus accrued but unpaid interest. See "Description of the Notes--Optional Redemption."

Guarantees                    The notes are guaranteed on a senior unsecured
                              basis by URI's parent, and, subject to limited exceptions, URI's current and future United
                              States subsidiaries. The notes are not guaranteed by URI's foreign subsidiaries.

Ranking The effective ranking of the notes and guarantees is as follows:

                              . the notes rank equally with any other senior
                                unsecured indebtedness of URI, and each
                                guarantee ranks equally with any other senior unsecured indebtedness of the guarantor;

                              . the notes are senior to all unsecured
                                subordinated indebtedness of URI, and each guarantee is senior to all unsecured subordinated indebtedness of the guarantor;

                              . the notes are effectively junior to all secured
                                indebtedness of URI to the extent of the value of the collateral, and each guarantee is effectively junior to all secured indebtedness of the guarantor to the extent of the value of the collateral; and

                              . the notes are effectively junior to all
                                indebtedness and other obligations, including trade payables, of all our non-guarantor subsidiaries.

                              On March 31, 2001, as adjusted for the subsequent refinancing transactions described under "--Background to Issuance of the Notes," (1) URI and the guarantors had outstanding an aggregate of $1,338.0 million of secured indebtedness that is effectively senior to the notes, (2) the non-guarantor subsidiaries had outstanding an aggregate of $44.6 million of indebtedness and other obligations that are effectively senior to the notes and (3) URI and the guarantors had outstanding an aggregate of $997.0 million of subordinated indebtedness that ranks junior to the notes.

                              The Indenture governing the notes permits URI and its subsidiaries to incur additional indebtedness, subject to certain exceptions.

Change of Control             If we experience specific kinds of change of
                              control events, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued but unpaid interest, if any, to the date of the repurchase. See
                              "Description of the Notes--Change of Control."

Certain Covenants             The Indenture governing the notes contains
                              certain covenants, including limitations on (i) indebtedness, (ii) restricted payments, (iii) liens, (iv) the disposition of proceeds of asset sales, (v) issuance of preferred stock of Restricted Subsidiaries (as defined herein), (vi) transactions with affiliates, (vii) dividend and other payment restrictions affecting Restricted
                              Subsidiaries, (viii) designations of Unrestricted
                              Subsidiaries (as defined herein), (ix) additional subsidiary guarantees and (x) mergers, consolidations or sales of substantially all our assets. These covenants are subject to important exceptions and qualifications. See "Description of the Notes--Certain Covenants" and
                              "--Consolidation, Merger and Sale of Assets,
                              Etc."

Absence of Public Market      The registered notes that will be issued in this
                              exchange offer are new securities for which there is currently no established trading market. We do not intend to apply for listing of the registered notes on any securities exchange or for quotation of such notes through the Nasdaq National Market.
                              Accordingly, we cannot provide you with any assurance as to the development or liquidity of any market for the notes. If a market for the registered notes develops, the notes could trade at a discount from their principal amount.

                              Although the original unregistered notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc., the registered notes will not be eligible for trading through PORTAL.

                                 Risk Factors

   See "Risk Factors" beginning on page 13 for a discussion of certain factors you should carefully consider in connection with this exchange offer and an investment in the notes.

                  Summary Consolidated Financial Information

   The tables below present selected financial information for our company. You should read this information together with (1) the information set forth under "Selected Consolidated Financial Information" and (2) the consolidated financial statements and the related notes which are included herein.

   We refinanced $1,695.7 million of indebtedness in April 2001 as described under "--Background to Issuance of the Notes." The balance sheet data below under the heading "Pro Forma" adjusts the historical balance sheet data to give effect to the borrowings under our old credit facility subsequent to March 31, 2001 and the refinancing transactions, as if such transactions had occurred on March 31, 2001.

   Certain of our acquisitions were accounted for as purchases and certain acquisitions were accounted for as poolings-of-interests, including our September 1998 merger with U.S. Rentals, Inc. For further information concerning the accounting for these acquisitions, see (1) note 3 to our audited consolidated financial statements included herein and (2) note 2 to our unaudited consolidated financial statements included herein.

                                                                                        Three Months
                                                                                           Ended
                                                                Year Ended December 31,  March 31,
                                                                ----------------------- ------------
                                                                 1998    1999    2000    2000  2001
                                                                ------  ------  ------  ----   ----
                                                                       (dollars in millions)
Income statement data:
Revenues:
 Equipment rentals.............................................  $  895  $1,581  $2,057   $400  $461
 Sales of rental equipment.....................................     120     236     348     70    39
 Sales of equipment and merchandise and other revenues.........     205     417     514    109   119
   Total revenues..............................................   1,220   2,234   2,919    579   619
Gross profit:
 Gross profit from equipment rentals...........................     325     623     821    152   154
 Gross profit from sales of rental equipment...................      53      99     140     29    16
 Gross profit from sales of equipment and merchandise and other
   revenues....................................................      45     103     128     25    33
   Total gross profit..........................................     423     825   1,089    206   203
Operating income...............................................     145     409     548     84    68
Interest expense(1)............................................      64     140     229     50    57
Preferred dividends of a subsidiary trust......................       8      20      20      5     5
Income before provision for income taxes and extraordinary item      78     242     301     30     6
Net income.....................................................      13     143     176     17     3

                                                                                          Three Months
                                                                 Year Ended December 31, Ended March 31,
                                                                 ----------------------- ---------------
                                                                  1998    1999    2000    2000    2001
                                                                 ------- ------- ------- ------- -------
                                                                          (dollars in millions)

Other financial data:
EBITDA(2)....................................................... $  404  $  761  $  962  $  178  $  170
EBITDA margin(3)................................................   33.1%   34.1%   33.0%   30.7%   27.5%
Depreciation and amortization................................... $  212  $  344  $  414  $   93  $  103
Ratio of EBITDA to interest expense.............................   6.3x    5.4x    4.2x    3.6x    3.0x
Ratio of EBITDA to interest expense and preferred dividends of a
  subsidiary trust(4)...........................................   5.6x   4..8x    3.9x    3.3x    2.7x
Ratio of total debt to EBITDA...................................   3.3x    3.0x    2.8x   15.1x   16.1x
Ratio of earnings to fixed charges(5)...........................   2.1x    2.5x    2.1x    1.5x    1.1x
Capital expenditures:
Rental.......................................................... $  480  $  718  $  808  $  193  $   98
Non-rental......................................................     85     124     154      31      17

                                                               As of March 31, 2001
                                                               ---------------------
                                                               Historical  Pro Forma
                                                               ----------  ---------
                                                               (dollars in millions)
Balance sheet data:
Cash and cash equivalents.....................................   $   26     $   26
Rental equipment, net.........................................    1,720      1,751
Total assets..................................................    5,112      5,143
Total debt....................................................    2,751      2,807
Company-obligated mandatorily redeemable convertible preferred
  securities of a subsidiary trust(4).........................      300        300
Stockholders' equity..........................................    1,514      1,514

--------
(1) Interest expense excludes the amortization of deferred financing fees.
(2) EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) $47.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as pooling-of-interests, including the merger with U.S. Rentals and (iii) $8.3 million of expenses that are included in selling, general and administrative expenses for 1999 and which related to a terminated tender offer) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity.
(3) EBITDA margin is defined as EBITDA as a percentage of total revenues.
(4) These securities are the obligation of a subsidiary trust of Holdings and are not an obligation of URI. Although not legally obligated to do so, URI has made, and expects that it will continue to make, cash distributions to Holdings to enable Holdings to pay dividends on these securities.
(5) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.

                                 RISK FACTORS

   You should carefully consider the following factors and the other information in this prospectus in connection with this exchange offer and an investment in the notes.

Our substantial indebtedness could adversely affect us.

   We have a substantial amount of indebtedness. On March 31, 2001, as adjusted for the subsequent refinancing transactions described under "Prospectus Summary--Background to Issuance of the Notes," our total indebtedness was approximately $2,807.0 million. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

 . require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes;

 . constrain our ability to obtain additional financing; or

 . make it difficult for us to cope with a downturn in our business or a decrease in our cash flow.

   In addition, a portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. On March 31, 2001, as adjusted for the subsequent refinancing transactions described under "Prospectus Summary--Background to Issuance of the Notes," we had $1,324.0 million of variable rate indebtedness.

   Furthermore, if we are unable to service our indebtedness and fund our business, we will be forced to adopt an alternative strategy that may include:

 . reducing or delaying capital expenditures;

 . limiting our growth;

 . seeking additional debt financing or equity capital;

 . selling assets; or

 . restructuring or refinancing our indebtedness.

   We cannot assure you that any of these strategies could be effected on favorable terms or at all.

Although the notes are referred to as "senior notes," they are effectively subordinated to our secured indebtedness and all obligations of our non-guarantor subsidiaries.

   The notes are unsecured obligations of URI and are guaranteed by (1) URI's parent and (2) subject to limited exceptions, URI's current and future domestic subsidiaries. The notes are not guaranteed by URI's foreign subsidiaries. As a result of this structure, the notes are effectively subordinated to (1) all secured indebtedness of URI and each guarantor, to the extent of the value of the collateral, and (2) all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

 . all secured claims against the affected entity have been fully paid; and

 . if the affected entity is a non-guarantor subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

   On March 31, 2001, as adjusted for the subsequent refinancing transactions described under "Prospectus Summary--Background to Issuance of the Notes," (1) URI and the guarantors had outstanding an aggregate of $1,338.0 million of secured indebtedness that is effectively senior to the notes and (2) the non-guarantor subsidiaries had outstanding an aggregate of $44.6 million of indebtedness and other obligations that are effectively senior to the notes. We may incur additional secured indebtedness.

URI has a holding company structure and will depend on distributions from its subsidiaries in order to pay the notes and certain provisions of law or contractual restrictions could limit distributions from its subsidiaries.

   URI derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. The effect of this structure is that URI will depend on the earnings of its subsidiaries, and the payment or other distribution to URI of these earnings, in order to meet its obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be only paid from surplus, could limit the ability of URI's subsidiaries to make payments or other distributions to URI. Furthermore, these subsidiaries could agree to contractual restrictions on their ability to make distributions.

We may be unable to repurchase the notes as required upon a change of control.

   If we experience a change of control, we will be required to make an offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because:

   . we might not have enough available funds, particularly since a change of control could cause part or all of our other indebtedness to become due; and

   . the agreements governing our credit facility and other secured indebtedness would prohibit us from repurchasing the notes, unless we were able to obtain a waiver or refinance such indebtedness.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only URI to satisfy claims.

   Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

   . intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee,

   . was insolvent or rendered insolvent by reason of such incurrence;

   . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

   . intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

   In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

   The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally a guarantor would be considered insolvent if:

   . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

   . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

   . it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that the parent guarantee and the subsidiary guarantees were incurred for proper purposes and in good faith and that the parent guarantor and each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond our ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

Restrictive covenants could adversely affect our business by limiting our flexibility.

   We are subject to various restrictive financial and operating covenants under the agreements governing our indebtedness. These covenants limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our business by significantly limiting our operating and financial flexibility.

Our business could be hurt if we are unable to obtain additional capital as required.

   We may require additional capital for, among other purposes, purchasing rental equipment, completing acquisitions, establishing new rental locations, and refinancing existing indebtedness. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our business could be adversely affected.

Our business could be hurt by a decline in construction and industrial activities.

   Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in the demand for our equipment or depress rental rates and the sales prices for the equipment we sell. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

   . a continuation or a worsening of the recent slow-down of the economy over the long-term;

   . an increase in interest rates; or

   . adverse weather conditions which may temporarily affect a particular region.

   In addition, demand for our traffic control equipment may not reach projected levels in the event that funding for highway and other construction projects under government programs, such as the Transportation Equity Act for the 21st Century ("TEA-21") or the Aviation Investment and Reform Act for the 21st Century ("AIR-21"), does not reach expected levels.

The loss of any member of senior management could hurt our business.

   We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. We do not maintain "key man" life insurance with respect to members of senior management.

Our business is highly competitive and competition may increase.

   The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations, regional competitors which operate in one or more states, public companies or divisions of public companies, and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence or increase their existing efforts relating to renting and selling equipment directly to our customers or potential customers.

Our operating results may fluctuate which could affect the trading value of the notes.

   We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term due to a number of factors, including:

   . seasonal rental patterns of our customers, with rental activity tending to be lower in the winter;

   . our recent acquisition of businesses that specialize in renting traffic control equipment, which tend to operate at a loss during the first quarter;

   . the timing of expenditures for new equipment and the disposition of used equipment;

   . changes in demand for our equipment or the prices therefor due to changes in economic conditions, competition or other factors;

   . changes in the interest rates applicable to our floating rate debt;

   . if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized; and

   . the possible need, from time to time, to take other write-offs or special charges due to a variety of occurrences, such as store consolidations or closings or the refinancing of existing indebtedness.

   Fluctuations in our operating results could adversely affect the trading value of the notes.

We have made acquisitions, which entails certain risks.

   We have grown in part through acquisitions. The making of acquisitions entails certain risks, including:

   . unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations;

   . difficulty in assimilating the operations and personnel of the acquired company with our existing operations;

   . loss of key employees of the acquired company; and

   . difficulty maintaining uniform standards, controls, procedures and policies.

We depend on our information technology systems, and any disruption in these systems could hurt our business.

   Our ability to monitor and control our operations depends to a large extent on the proper functioning of our information technology systems. Any disruption in these systems or the failure of these systems to operate as expected could, depending on the magnitude and duration of the problem, adversely affect our business.

We are exposed to various possible claims relating to our business, and our insurance may not fully protect us.

   We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

   . our coverage is subject to a deductible of $1.0 million and limited to a maximum of $98.0 million per occurrence;

   . we do not maintain coverage for environmental liability (other than legally required fuel storage tank coverage), since we believe that the cost for such coverage is high relative to the benefit that it provides; and

   . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

   We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

We are subject to numerous environmental and safety regulations. Our business could be hurt if we are required to incur compliance or remediation costs that are not currently anticipated.

   Our operations are subject to numerous laws governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, stormwater, solid and hazardous wastes and materials, and air quality. Under these laws, we may be liable for, among other things, (1) the costs of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault and (2) fines and penalties for non-compliance. Our operations generally do not raise significant environmental risks, but we use hazardous materials to clean and maintain equipment, and dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from underground and above-ground storage tanks located at certain of our locations.

   Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental conditions are discovered or environmental and safety requirements become more stringent. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

A prolonged labor dispute could hurt our business.

   Certain of our employees are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our business could be adversely affected.

Our operations outside the United States are subject to the risks normally associated with international operations.

   Our operations outside the United States are subject to the risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

We cannot guarantee that there will be a trading market for the notes.

   We cannot guarantee that there will be an active trading market for the notes because there currently is no trading market for the notes, and we do not intend to list the notes on any exchange.

   If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The trading price of the notes may be volatile.

   The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for noninvestment grade securities, general economic conditions, and securities analysts' recommendations regarding our securities.

Original notes that are not exchanged will have restrictions on their transfer and could be subject to a reduction in market value.

   Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of unregistered original notes will not (with limited exceptions) have any further rights to have their notes registered. Any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Holders must comply with the exchange procedure.

   Issuance of registered notes in exchange for unregistered original notes will only occur upon completion of the procedure described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering." Therefore, holders of unregistered original notes who wish to exchange them for registered notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

Broker-dealers may be required to deliver a prospectus.

   A broker-dealer that purchased unregistered original notes for its own account as part of market-making or trading activities, must deliver a prospectus when it sells registered notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their registered notes.

Holders will be required to make certain representations.

   In order to participate in the exchange offer, you will be required to make certain representations in a letter of transmittal as described herein. If any of these representations are falsely made, the notes received in exchange for your unregistered original notes may be restricted, meaning that they would not be freely tradable.

                              THE EXCHANGE OFFER

   The following summary of certain terms of this exchange offer ("the Exchange Offer") is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, including the Letter of Transmittal and the Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

   Participation in the Exchange Offer is voluntary, and holders of unregistered original notes (the "Original Notes") should carefully consider whether to accept. Holders of Original Notes are urged to consult their financial and tax advisors in making their decision on what action to take.

Purpose of the Exchange Offer; Effect on Holders of Original Notes

   The Exchange Offer is being made in order to satisfy certain of URI's obligations under a Registration Rights Agreement entered into in connection with the issuance of the Original Notes (the "Registration Rights Agreement"). See "Registration Rights Agreement."

   Upon consummation of the Exchange Offer, the holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Rights Agreement"). Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the indenture governing the notes (the "Indenture"). All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act of 1933 (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

Required Representations

   In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder (as defined below) of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not affiliate of URI, (ii) it is not a broker-dealer that purchased such Original Notes directly from URI, (iii) any registered notes that it acquires in the Exchange Offer (the "Exchange Notes") will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with URI, or any affiliate of URI, to participate in the distribution of the Exchange Notes. In addition, a Book-Entry Holder that holds any Original Notes as nominee will be required to confirm that the beneficial owner for which it is holding such Original Notes has made the representations provided for in the preceding sentence.

   The term "Book-Entry Holder" with respect to any notes means the participant in the system of The Depository Trust Company ("DTC") that is listed as the holder of such notes in the records maintained by DTC.

Resale of Exchange Notes

   Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, URI believes that (except as provided in the following two paragraphs) the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than an affiliate of URI) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth under "--Required Representations" being made and being accurate).

   Any broker-dealer that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may, if permitted by URI, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. URI has agreed in the Registration Rights Agreement that, for a period of 90 days following consummation of the Exchange Offer (subject to extension under certain circumstances described under "Plan of Distribution"), it will make this prospectus available to any broker-dealer for use in connection with any such resale (subject to limitations on the use of this prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. A broker-dealer that delivers a prospectus in connection with the resale of any Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act. See "Plan of Distribution."

   In the event that any of the required representations set forth under "--Required Representations" is not true with respect to a holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

   The conclusions set forth in the preceding three paragraphs are based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties. URI does not intend to seek its own no-action letter with respect to the Exchange Offer and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, URI will accept for exchange all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). URI will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered.

   The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require URI to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

   In connection with the issuance of the Original Notes, URI arranged for the Original Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC. See "Description of the Notes--Book Entry; Delivery and Form."

   URI shall be deemed to have accepted validly tendered Original Notes when, as and if URI has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent (as defined herein). The Exchange Agent will act as agent for URI for the purposes of receiving the Exchange Notes from URI and delivering Exchange Notes to tendering holders of Original Notes. URI's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "--Conditions."

   If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

   Holders of Original Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. URI will pay all such charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

   Holders of notes do not have appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. URI intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   NEITHER THE BOARD OF DIRECTORS OF URI NOR URI MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

   The Exchange Offer will remain open for acceptance for a period of not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Original Notes (or longer if required by applicable law). The Expiration
Date will be 5:00 p.m., New York City time, on      , 2001, unless URI, in its
sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended. In order to extend the Expiration Date, URI will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will notify the record holders by means of a press release or other public announcement, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Original Notes previously tendered and not withdrawn as herein provided will remain subject to the Exchange Offer and may be accepted for exchange by URI on the Expiration Date.

Interest on the Exchange Notes

   Interest on the notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2001, at the rate of 10 3/4% per annum. The Exchange Notes will bear interest from and including the last interest payment date on the Original Notes (or, if none has yet occurred, the date of issuance of such Original Notes).

Procedures for Tendering

   Only a Book-Entry Holder of Original Notes may tender such Original Notes pursuant to the Exchange Offer. To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original

Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) DTC must deliver an Agent's Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the Letter of Transmittal or
(ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal.

   The tender by a holder of Original Notes and the acceptance thereof by URI will constitute an agreement between such holder and URI in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO URI OR DTC.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by URI in its sole discretion, which determination will be final and binding. URI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes URI's acceptance of which would, in the opinion of counsel for URI, be unlawful. URI also reserves the right to waive any irregularities or conditions of tender as to particular Original Notes. URI's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as URI shall determine. Neither URI, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered or the tender of which is otherwise rejected by URI and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable following the Expiration Date.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   To withdraw a tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder that tendered such Original Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either

(i) withdraw such tender in accordance with the appropriate procedures of the ATOP system or (ii) deliver to the Exchange Agent a written or facsimile transmission notice of withdrawal at the address set forth herein. Any such notice of withdrawal must contain the name and number of the Book-Entry Holder, the amount of Original Notes to which such withdrawal relates, the account at DTC to be credited with the withdrawn Original Notes and the signature of the Book-Entry Holder. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by URI in its sole discretion, whose determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are withdrawn will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable after withdrawal. Properly withdrawn Original Notes may be retendered at any time prior to the Expiration Date by following the procedures described under "--Procedures for Tendering."

Conditions

   Notwithstanding any other term of the Exchange Offer, URI shall not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

    (a)any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of URI, might impair the ability of URI to proceed with the Exchange Offer; or

    (b)any law, statute, rule, regulation or interpretation by the Staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer; or

    (c)there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer.

   If URI determines in its reasonable judgment that any of the conditions set forth above are not satisfied, URI may (i) terminate the Exchange Offer and refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. Moreover, regardless of whether any of such conditions has occurred, URI may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Original Notes.

   The foregoing conditions are for the sole benefit of URI and may be asserted by URI regardless of the circumstances giving rise to any such condition or may be waived by URI in whole or in part at any time and from time to time in its sole discretion. The failure by URI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If a waiver constitutes a material change in the Exchange Offer, URI will disclose such change by means of a supplement to this prospectus that will be distributed to each Book-Entry Holder, and URI will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Book-Entry Holders, if the Exchange Offer would otherwise expire during such period. Any determination by URI concerning the events described above will be final and binding upon all parties.

   In addition, URI will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or if the Indenture is not qualified under the Trust Indenture Act of 1939, as amended. URI is required to use every reasonable effort to obtain the withdrawal of any such stop order at the earliest possible time.

   Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

   The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange.

Exchange Agent

   The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties to the holders of the notes and will be acting solely on the basis of directions of URI. All executed Letters of Transmittal must be delivered to the Exchange Agent at the applicable address set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        By Mail:            By Facsimile Transmission:      By Overnight or Hand

(registered or certified (for Eligible Institutions only)        Delivery:
      recommended)             The Bank of New York         The Bank of New York
  The Bank of New York                [   ]                Reorganization Section
 Reorganization Section          Attention: [   ]            101 Barclay Street
   101 Barclay Street         Confirm by Telephone:               Floor 7E
        Floor 7E                      [   ]               New York, New York 10286
New York, New York 10286                                   Attention: [        ]
  Attention: [       ]

   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

   The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by URI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, facsimile, telephone or in person by officers and regular employees of URI and its affiliates.

   URI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. URI will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other expenses of the Exchange Offer, including fees and expenses of the Trustee, filing fees, and URI's accounting and legal fees and printing and distribution expenses. URI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

   URI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the Book-Entry Holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Book-Entry Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

   The Exchange Notes will be recorded at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the Original Notes, as reflected in URI's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

Other

   URI may in the future seek to acquire untendered Original Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. URI has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Original Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the material U.S. federal income tax considerations relating to the exchange of Original Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of Original Notes who hold the Original Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

    . tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

    . tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

    . tax consequences to holders whose "functional currency" is not the U.S. dollar;

    . tax consequences to persons who hold notes through a partnership or similar pass-through entity;

    . tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

    .  alternative minimum tax consequences, if any; or

    .  any state, local or foreign tax consequences.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

   The exchange of Original Notes for Exchange Notes in the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. Accordingly, the Exchange Offer should have no federal income tax consequences to you. Your tax basis and holding period in the Exchange Notes should be the same as your Original Notes.

   The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                         REGISTRATION RIGHTS AGREEMENT

   In connection with the issuance of the Original Notes, URI entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the initial purchasers of the Original Notes. Set forth below is a summary of certain provisions of the Registration Rights Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

   We agreed pursuant to the Registration Rights Agreement that we would, subject to certain exceptions:

      (1) within 90 days after the issue date of the Original Notes, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Exchange Offer") to exchange the Original Notes for new notes of URI (the "Exchange Notes") having terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will have different registration rights);

      (2) use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the issue date of the Original Notes;

      (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the Original Notes; and

      (4) keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the notes.

   The Exchange Offer being made hereby is intended to satisfy our obligations under the Registration Rights Agreement described in the preceding paragraph.

   In the event that:

      (1) applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer; or

      (2) for any other reason we do not consummate the Exchange Offer within 180 days of the issue date of the Original Notes; or

      (3) an initial purchaser of the Original Notes shall notify us following consummation of the Exchange Offer that notes held by it are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

      (4) certain holders are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus;

then, we will, subject to certain exceptions,

      (1) use our best efforts to file a shelf registration statement (the "Shelf Registration Statement") covering resales of the notes or the Exchange Notes, as the case may be, on or prior to the 90th day after such filing obligation arises;

      (2) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 150th calendar day after such filing obligation arises; provided, however, that if the obligation to file the Shelf Registration Statement arises because the Exchange Offer has not been consummated within 180 days after the issue date of the Original Notes, then we will use our best efforts to file the Shelf Registration Statement on or prior to the 30th day after such filing obligation arises; and

      (3) keep the Shelf Registration Statement effective until the earliest of:

          (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144;

          (B) two years from the effective date of the Shelf Registration Statement; and

          (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

   We will, in the event that a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A holder selling such Original Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

   If any of the following events occur (each such event a "Registration Default"), we will pay additional cash interest on the applicable Original Notes or Exchange Notes, subject to certain exceptions, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured:

      (1) we fail to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

      (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

      (3) the Exchange Offer is required to be consummated under the Registration Rights Agreement and is not consummated within 180 days after the issue date of the Original Notes;

      (4) the Shelf Registration Statement is declared effective but thereafter, during the period for which we are required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Original Notes or the Exchange Notes, as the case may be, covered by such registration statement for a period of 60 days, whether or not consecutive; or

      (5) the Exchange Offer Registration Statement is declared effective but thereafter, during the period in which we are required to make this prospectus available for use by broker-dealers (as described under "Plan of Distribution"), it ceases to be effective (or we restrict the use of the prospectus included therein) for a period of 60 days, whether or not consecutive.


Notwithstanding the foregoing, any Registration Default specified in clause
(1), (2) or (3) of the preceding sentence that relates to the Exchange Offer Registration Statement or the Exchange Offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the SEC.

   If a Registration Default exists, the interest rate on the Specified Notes (as defined below) will increase by 0.25% per annum, with respect to the first 90 day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults, the accrual of additional interest on the Specified Notes will terminate and the interest rate will revert to the original rate. The Indenture provides that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to holders of the notes in respect of any Registration Default.

   "Specified Notes" means the Original Notes (and not the Exchange Notes); provided, however, that, if the Registration Default relates solely to a Shelf Registration Statement, then (i) if such Shelf Registration Statement is required to cover both Original Notes and Exchange Notes, "Specified Notes" shall mean both the Original

Notes and Exchange Notes and (ii) if such Shelf Registration Statement is required to cover only Exchange Notes, "Specified Notes" shall mean only the Exchange Notes; provided further, however, that, if the Registration Default relates to an Exchange Offer Registration Statement that is unavailable for use during the period in which we are required to make this prospectus available for use by broker-dealers (as described under "Plan of Distribution"), "Specified Notes" shall mean the Exchange Notes.

   All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

                                USE OF PROCEEDS

   URI will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, URI will receive in exchange Original Notes in like principal amount, which will be cancelled. As such, this Exchange Offer will not result in any increase or decrease in indebtedness of URI.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The tables below present selected financial information for our company. You should read this information together with the information set forth in the consolidated financial statements and the related notes which are included in the financial statements of our company included or incorporated by reference herein.

   The balance sheet data presented below as of December 31, 2000, and 1999 and the income statement data for the years ended December 31, 2000, 1999 and 1998 are derived from our audited consolidated financial statements of our company which are included herein. The balance sheet data presented below as of December 31, 1998, 1997 and 1996 and the income statement data for the years ended December 31, 1997 and 1996 are derived from audited consolidated financial statements of our company which are not included or incorporated by reference in this prospectus. The balance sheet data presented below as of March 31, 2001 and the income statement data for the three-month periods ended March 31, 2001 and 2000 are derived from our unaudited consolidated financial statements which are included herein. These unaudited consolidated financial statements include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial position of our company for the periods and dates presented. These adjustments consist only of normal recurring adjustments.

   We refinanced $1,695.7 million of indebtedness and other obligations in April 2001 as described under "Prospectus Summary--Background to Issuance of the Notes." The balance sheet data below under the heading "Pro Forma" adjusts the historical balance sheet data to give effect to the borrowings under our old credit facility subsequent to March 31, 2001 and the refinancing transactions, as if such transactions had occurred on March 31, 2001.

   Certain of our acquisitions were accounted for as purchases and certain acquisitions were accounted for as poolings-of-interests, including our September 1998 merger with U.S. Rentals, Inc. For further information concerning the accounting for these acquisitions, see (1) note 3 to the audited consolidated financial statements of our company included herein and (2) note 2 to the unaudited consolidated financial statements of our company included herein.

                  Selected Consolidated Financial Information

                                                                                                   Three Months Ended
                                                                   Year Ended December 31,             March 31,
                                                            ------------------------------------- --------------------
                                                             1996   1997   1998    1999    2000      2000      2001
                                                            ------ ------ ------- ------- ------- ---------- ---------
                                                                              (dollars in millions)
Income statement data:
Revenues:
  Equipment rentals........................................ $ 295  $ 388  $  895  $1,581  $2,057    $  400    $  461
  Sales of rentals equipment...............................    25     42     120     236     348        70        39
  Sales of equipment and merchandise and other revenues....    34     60     205     417     514       109       119
   Total revenues..........................................   354    490   1,220   2,234   2,919       579       619
Total cost of operations...................................   241    341     797   1,409   1,830       373       416
Gross profit:
  Gross profit from equipment rentals......................    92    116     325     623     821       152       154
  Gross profit from sales of rental equipment..............    15     21      53      99     140        29        16
  Gross profit from sales of equipment and merchandise and
   other revenues..........................................     6     12      45     103     128        25        33
   Total gross profit......................................   113    149     423     825   1,089       206       203
Selling, general and administrative expenses...............    55     71     196     353     454       102       109
Merger-related expenses....................................                   47
Non-rental depreciation and amortization...................     9     13      35      63      87        20        26
Termination cost of deferred compensation agreements.......           20
                                                            -----  -----  ------  ------  ------    ------    ------
Operating income...........................................    49     45     145     409     548        84        68
Interest expense (1).......................................    11     12      64     140     229        50        57
Preferred dividends of a subsidiary trust..................                    8      20      20         5         5
Other (income) expense.....................................           (2)     (5)      7      (2)       (1)
                                                            -----  -----  ------  ------  ------    ------    ------
Income before provision for income taxes and extraordinary
 items.....................................................    38     35      78     242     301        30         6
Provision for income taxes.................................           30      44      99     125        13         3
                                                            -----  -----  ------  ------  ------    ------    ------
Income before extraordinary items..........................    38      5      34     143     176        17         3
Extraordinary items, net (2)...............................            1      21
                                                            -----  -----  ------  ------  ------    ------    ------
Net income................................................. $  38  $   4  $   13  $  143  $  176    $   17    $    3
                                                            =====  =====  ======  ======  ======    ======    ======
Pro forma provision for income taxes before extraordinary
 items (3)................................................. $  15  $  14  $   44
Pro forma income before extraordinary items (3)............    23     21      34

Other financial data:
EBITDA (4)................................................. $ 124  $ 161  $  404  $  761  $  962    $  178    $  170
EBITDA margin (5)..........................................  34.9%  32.8%   33.1%   34.1%   33.0%     30.7%     27.5%
Depreciation and amortization.............................. $  75  $  96  $  212  $  344  $  414    $   93    $  103
Ratio of EBITDA to interest expense........................  11.0x  13.6x    6.3x    5.4x    4.2x     3.6x      3.0x
Ratio of EBITDA to interest expense and preferred dividends
 of a subsidiary trust.....................................  11.0x  13.6x    5.6x    4.8x    3.9x     3.3x      2.7x
Ratio of total debt to EBITDA..............................   1.7x   1.6x    3.3x    3.0x    2.8x    15.1x     16.1x
Ratio of earnings to fixed charges (6).....................   4.0x   3.4x    2.1x    2.5x    2.1x     1.5x      1.1x

                                                                     As of December 31,           As of March 31, 2001
                                                            ------------------------------------- --------------------
                                                             1996   1997   1998    1999    2000   Historical Pro Forma
                                                            ------ ------ ------- ------- ------- ---------- ---------
                                                                              (dollars in millions)
Balance sheet data:
Cash and cash equivalents.................................. $   3  $  72  $   20  $   24  $   34    $   26    $   26
Rental equipment, net......................................   235    461   1,143   1,660   1,733     1,720     1,751
Total assets...............................................   381    826   2,635   4,498   5,124     5,112     5,143
Total debt.................................................   214    265   1,315   2,266   2,675     2,751     2,807
Company-obligated mandatorily redeemable convertible
 preferred securities of a subsidiary trust (7)............                  300     300     300       300       300
Stockholders' equity.......................................   105    446     726   1,397   1,546     1,514     1,514

--------
(1)Interest expense excludes the amortization of deferred financing fees.
(2)The charge in 1997 resulted from the prepayment of debt by U.S. Rentals. The charge in 1998 resulted from the early extinguishment of certain debt and primarily reflected prepayment penalties on certain debt of U.S. Rentals.
(3)U.S. Rentals was taxed as a Subchapter S Corporation until its initial public offering in February 1997, and another company that we acquired in a pooling-of-interests transaction was taxed as a Subchapter S Corporation until being acquired by us in 1998. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma provision for income taxes before extraordinary items and pro forma income before extraordinary items reflects a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.

(4)EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) a $20.3 million non-recurring charge incurred by U.S. Rentals in 1997 arising from the termination of deferred compensation agreements with certain executives, (iii) $47.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as poolings-of-interests, including the merger with U.S. Rentals and (iv) $8.3 million of expenses that are included in selling, general and administrative expenses for 1999 and which related (to a terminated tender offer) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity.
(5)EBITDA margin is defined as EBITDA as a percentage of total revenues.
(6)For purposes of determining the ratio of earnings to fixed charges. (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.
(7)These securities are the obligation of a subsidiary trust of Holdings and are not an obligation of URI. Although not legally obligated to do so, URI has made, and expects that it will continue to make cash distributions to Holdings to enable Holdings to pay dividends on these securities.

                           DESCRIPTION OF THE NOTES

   The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under an Indenture dated as of April 20, 2001 (the "Indenture"), among URI, the Guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. References to the notes include both the Original Notes and the Exchange Notes. Upon the effectiveness of the registration statement of which this prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The following summary of the material provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture and the notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." All references to "we", "our", "us" or "the Company" in the following summary refer exclusively to URI, and not to any of its subsidiaries or Holdings.

Original Notes and Exchange Notes Will Represent Same Debt

   The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes. See "Registration Rights Agreement."

   If the Exchange Offer is consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

Brief Description of the Notes

   The notes:

   . are unsecured senior obligations of the Company;

   . are senior in right of payment to any Subordinated Indebtedness of the Company; and

   . are guaranteed on a senior basis by Holdings and each Subsidiary
     Guarantor.


Maturity, Interest and Principal

   The Company issued the notes initially in an aggregate principal amount of $450 million. The notes will mature on April 15, 2008. Subject to our compliance with the covenant described under the subheading "--Certain Covenants--Limitation on Indebtedness", we are permitted to issue more notes under the Indenture (the "Additional Notes"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the notes include any Additional Notes actually issued. Interest on the notes accrues at the rate of 10.75% per annum and is payable semiannually in arrears on each April 15 and October 15, commencing October 15, 2001, to the holders of record of notes at the close of business on the April 1 and October 1, respectively, immediately preceding such interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year constituted of twelve 30-day months.

   The notes are issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the notes is payable, and the notes are transferable, at the principal corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

   The notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.

Optional Redemption

   Optional Redemption. The notes will be redeemable at our option, in whole or in part, at any time on or after April 15, 2005, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated below:

                                     Redemption
                                Year   Price
                                ---- ----------
                                2005  105.3750%
                                2006  102.6875%
                                2007  100.0000%

   In addition, at any time, or from time to time, on or prior to April 15, 2004, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the notes (which includes Additional Notes, if any), at a redemption price equal to 110.75% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, however, that at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering we shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

   As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock pursuant to a registration statement filed with the Commission in accordance with the Securities Act, the net cash proceeds of which are contributed to the Company as common equity capital.

   Selection and Notice. In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules of DTC); provided, however, that notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

   The notes are not entitled to the benefit of any mandatory sinking fund.

Ranking

   Senior Indebtedness versus Notes

   The indebtedness evidenced by these notes and the guarantees thereof is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Guarantors, as the case may be.

   As of March 31, 2001, as adjusted for the subsequent refinancing transactions described under "Prospectus Summary--Background to Issuance of the Notes," the Senior Indebtedness of the Company and the Guarantors was approximately $1,788.0 million, including $1,338.0 million of secured indebtedness.

   Virtually all of the Senior Indebtedness of the Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to the notes. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

   Senior Subordinated Indebtedness versus Notes

   The indebtedness evidenced by the notes and the guarantees thereof ranks senior in right of payment to the Senior Subordinated Indebtedness of the Company and the Guarantors, as the case may be.

   As of March 31, 2001, the Senior Subordinated Indebtedness of the Company and the Guarantors was approximately $951.0 million.

   All of the Senior Subordinated Indebtedness of the Guarantors consists of their respective guarantees of Senior Subordinated Indebtedness of the Company with respect to the 91/2% Notes, 8.80% Notes, 91/4% Notes and 9% Notes.

   Liabilities of Subsidiaries versus Notes

   A substantial portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors.

   At March 31, 2001, the total liabilities of our subsidiaries that are not Subsidiary Guarantors were approximately $44.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants --Limitation on Indebtedness."

Guarantees

   Holdings and the Subsidiary Guarantors have fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. Subject to limited exceptions, the Subsidiary Guarantors are the current and future United States subsidiaries of the Company.

   The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only URI to satisfy claims."

   Each Subsidiary Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings' net assets shall be those of all its consolidated Subsidiaries other than the Subsidiary Guarantors), provided, however, that during a Default, such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

   The guarantee of a Subsidiary Guarantor will be released:

      (1) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary of the Company and as permitted by the Indenture;

      (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary of the Company and as permitted by the Indenture;

      (3) upon defeasance or covenant defeasance; or

      (4) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

Change of Control

   Upon the occurrence of a Change of Control, we shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. We shall be required to purchase all notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

   In order to effect such Change of Control Offer, we shall, not later than the 30th day after the Change of Control, mail to each holder of notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

   If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that our debt instruments will permit such offer to be made. The Credit Agreement prohibits us, subject to certain exceptions, from purchasing any notes prior to the repayment of all principal (including letter of credit disbursements), interest and fees, and the expiration or termination of all letters of credit and commitments, under the Credit Agreement. In order to make a Change of Control Offer at a time when we are prohibited from purchasing notes, we would be required to refinance the Credit Agreement or seek a waiver from the lenders thereunder, and the occurrence of a Change of Control is also an event of default under the Credit Agreement and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. Pursuant to the indentures governing the 91/2% Notes, the 8.80% Notes, the 91/4% Notes and the 9% Notes, we are also required to make an offer to repurchase the 91/2% Notes, the 8.80% Notes, the 91/4% Notes and the 9% Notes upon a Change of Control, and our failure to make such an offer is an event of default under those indentures. See "Risk Factors--We may be unable to repurchase the notes as required upon a change of control." We shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the initial purchasers of the Original Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture contains restrictions on our ability to incur additional Indebtedness, as described under "--Certain Covenants--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. The definition of "Change of Control" excludes certain transactions by Permitted Holders, including a direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to Permitted Holders.

   The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "--Consolidation, Merger, Sale of Assets, Etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

   The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase notes as described above.

   Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

Certain Covenants

   The Indenture contains the following covenants, among others:

   Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (i) the Company and any Subsidiary Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2:1, after giving pro forma effect to:

      (1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period;

      (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

      (3) any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period.

   Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

      (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

      (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary);

      (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary); or

      (d) make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

      (A) no Default or Event of Default shall have occurred and be continuing;

      (B) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness, (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness); and

      (C) the aggregate amount of all Restricted Payments declared or made from and after May 22, 1998 would not exceed the sum of:

          (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period (treated as one accounting period) beginning on May 22, 1998 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

          (2) the aggregate net cash proceeds received by the Company as capital contributions to the Company after May 22, 1998 and which constitute shareholders' equity of the Company in accordance with GAAP;

          (3) the aggregate net cash proceeds received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock of the Company) of the Company to any person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after May 22, 1998;

          (4) the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after May 22, 1998;

          (5) the aggregate net cash proceeds received after May 22, 1998 by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

          (6) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after May 22, 1998, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

          (7) so long as the Designation thereof was treated as a Restricted Payment made after May 22, 1998, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary, provided, however, that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after May 22, 1998 in accordance with "--Limitations on Designations of Unrestricted Subsidiaries" below.

   For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

   None of the foregoing provisions will prohibit, so long, in the case of clauses (ii), (iii), (v), (vi), (vii), (viii), (ix) and (xi) below, as there is no Default or Event of Default continuing:

      (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

      (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock of the Company) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

      (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of:

          (1) Capital Stock (other than Redeemable Capital Stock of the Company) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or

          (2) Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which:

             (x) has no scheduled principal payment prior to the 91st day after the Maturity Date;

             (y) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

             (z) is subordinated to the notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

      (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

      (v) payments to purchase Capital Stock of the Company or Holdings from officers of the Company or Holdings, pursuant to agreements in effect as of the Issue Date, in an amount not to exceed $15 million in the aggregate;

      (vi) payments (other than those covered by clause (v)) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause not to exceed $1 million in any fiscal year of the Company;

      (vii) payments to Holdings in an amount sufficient to permit it to make scheduled payments of interest on its 61/2% Convertible Subordinated Debentures due August 1, 2028, issued to United Rentals Trust I;

      (viii) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "--Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

      (ix) upon the occurrence of an Asset Sale and within 60 days after the completion of an Asset Sale Offer to repurchase the Notes pursuant to the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" below (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale at a purchase or redemption price not to exceed 100% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

      (x) payments to Holdings in an amount sufficient to enable Holdings to pay:

          (1) its taxes, legal, accounting, payroll, benefits and corporate overhead expenses (including SEC, stock exchange and transfer agency fees and expenses), and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust;

          (2) trade, lease, payroll, benefits and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and its Restricted Subsidiaries;

          (3) the purchase price for Investments in other persons, provided, however, that promptly following such Investment either:

             (x) such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; or

             (y) such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary; and

          (4) reasonable and customary incidental expenses as determined in good faith by the Board of Directors of Holdings;

      (xi) cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, the Company or any of its Restricted Subsidiaries;

      (xii) the deemed repurchase of Capital Stock on the cashless exercise of stock options;

      (xiii) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis; and

      (xiv) any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction, which Investment consists of the assets described in the definition of "Equipment Securitization Transaction" or "Receivables Securitization Transaction."

Any payments made pursuant to clauses (i), (v), (vi), (vii), (viii) or (ix) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made in accordance with this covenant.

   Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien (the "Initial Lien") of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent such Subordinated Indebtedness is subordinate to the notes), except for Permitted Liens. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

   Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

      (1) the Company or such Restricted Subsidiary would be entitled to:

          (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness;" and

          (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens;"

      (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

      (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Dispositions of Proceeds of Asset Sales."

Notwithstanding clauses 1(B), 2 and 3 above, the Company and the Restricted Subsidiaries may enter into Sale/Leaseback Transactions with respect to rental fleet equipment.

   Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless:

      (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

      (b) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets (as defined below); provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

   To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company or any Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets (collectively, "Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets within such 360-day period constitute "Excess Proceeds" subject to disposition as provided below.

   When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the notes, an aggregate principal amount of notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

   Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

   The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase notes as described above.

   Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of the Company or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time:

      (A) such person becomes a Restricted Subsidiary of the Company;

      (B) such person merges with or into a Restricted Subsidiary of the Company; or

      (C) a Restricted Subsidiary of the Company merges with or into such person;

provided, however, that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B), or
(C) above.

   Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except:

      (a) on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company;

      (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a); and

      (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

   Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

      (i) transactions with or among the Company and the Restricted
   Subsidiaries;

      (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business;

      (iii) any dividends, payments or investments made in compliance with "--Limitation on Restricted Payments" above;

      (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

      (v) the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness;

      (vi) transactions pursuant to agreements in effect on the Issue Date;

      (vii) the purchase of equipment for its Fair Market Value from Terex Corporation or its Affiliates in the ordinary course of business of each of Terex Corporation and the Company;

      (viii) any sale, conveyance or other transfer of assets customarily transferred in a Securitization Transaction to a Special Purpose Vehicle;

      (ix) transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company's board of directors or our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

      (x) transactions described in or permitted by clauses (vii) and (x) of the last paragraph under the caption "--Limitation on Restricted Payments."

   Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

      (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

      (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company;

      (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company;

      (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company; or

      (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company ,

except for such encumbrances or restrictions existing under or by reason of:

      (i) applicable law or any applicable rule, regulation or order;

      (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company;

      (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

      (iv) the Credit Agreement as in effect on the Issue Date;

      (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

      (vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

      (vii) any agreement in effect on the Issue Date;

      (viii) the Indenture and the guarantees thereunder;

      (ix) the indentures governing the 91/2% Notes, the 8.80% Notes, the 91/4% Notes and the 9% Notes;

      (x) joint venture agreements and other similar agreements entered into in the ordinary course of business that prohibit actions of the type described in clauses (a), (c), (d) and (e) above;

      (xi) any agreement entered into with respect to a Special Purpose Vehicle in connection with a Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof;

      (xii) restrictions relating to Foreign Subsidiaries contained in Indebtedness Incurred pursuant to clause (k) of the definition of "Permitted Indebtedness;" and

      (xiii) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses, provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the holders of the notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

   Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

      (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

      (ii) the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (xii) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

      (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

   In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

   The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

      (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

      (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

      (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary.

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   All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

   The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

      (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

      (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

   All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

   Additional Subsidiary Guarantees. The Company will cause each United States Restricted Subsidiary that guarantees any Indebtedness of the Company or any other Restricted Subsidiary to at the same time execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture. This covenant shall not apply to any of the Company's Subsidiaries that have been properly designated as an Unrestricted Subsidiary or as a Special Purpose Vehicle.

   Reporting Requirements. For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents within 15 days after the Required Filing Date. In addition, for so long as any notes remain outstanding, the Company will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions upon the request of any such holder.

Consolidation, Merger, Sale of Assets, Etc.

   The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

      (a) either:

          (i) if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

          (ii) the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such

       Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect;

      (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

      (c) except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Subsidiary Guarantors (and, in each case, no other persons), the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

   In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

   Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the notes, the Indenture and/or in the Registration Rights Agreement, as the case may be and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

   The Indenture provides that for all purposes of the Indenture and the notes (including the provision of this covenant and the covenants described in "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," and "--Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

   The following are "Events of Default" under the Indenture:

      (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

      (ii) default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days; or

      (iii) default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

          (x) to the Company by the Trustee; or

          (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

      (iv) (a) there shall be a default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets, Etc.;"

          (b) the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "--Certain Covenants--Dispositions of Proceeds of Asset Sales;" or

          (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "--Change of Control;" or

      (v) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either:

          (a) such Indebtedness is already due and payable in full; or

          (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

      (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

      (vii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law, or (B) adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

      (viii) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the

   Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

      (ix) any of the guarantees of the notes ceases to be in full force and effect or any of such guarantees is declared to be null and void and unenforceable or any of such guarantees is found to be invalid or any of the Guarantors denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

   If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

   After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration if:

      (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

          (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

          (ii) all overdue interest on all notes;

          (iii) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

          (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration;

      (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

      (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

   The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

   No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45 day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

   During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

   If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

   The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.


No Liability For Certain Persons

   No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the guarantees thereof or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

   The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

      (i) the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

      (ii) the Company's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

      (iii) the rights, powers, trusts, duties and immunities of the Trustee;
   and

      (iv) the defeasance provisions of the Indenture.

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

In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Change of Control" and "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

   In order to exercise either defeasance or covenant defeasance:

      (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

      (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

      (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

      (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company;

      (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

      (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

      (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others;

      (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

      (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

      (i) either:

          (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b) all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have become due and payable or will become due and payable within one year under arrangements acceptable to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (ii) the Company has paid all other sums payable under the Indenture by the Company; and

      (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

   From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

      (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the notes;

      (ii) change the currency in which any notes or any premium or the interest thereon is payable;

      (iii) reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes;

      (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

      (v) waive a default in payment with respect to the notes;

      (vi) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto;

      (vii) reduce or change the rate or time for payment of interest on the notes; or

      (viii) modify or change any provision of the Indenture affecting the ranking of the notes in a manner adverse to the holders of the notes.

The Trustee

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

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

   The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

Governing Law

   The Indenture and the notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

   The Original Notes were issued, and the Exchange Notes will be initially issued, in the form of one or more global notes (the "Global Notes"). Each Global Note is deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

   DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   The Company expects that pursuant to procedures established by DTC, upon the deposit of the Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

   So long as DTC, or its nominee, is the registered holder and owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Note for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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   We will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

      (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Note or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

      (2) we in our discretion at any time determine not to have all the notes represented by the Global Note; or

      (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

   Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.
Certain Definitions

   "8.80% Notes" means the $205 million aggregate principal amount of 8.80% Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of August 12, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

   "9% Notes" means the $250 million aggregate principal amount of 9% Senior Subordinated Notes due 2009 issued by the Company under the indenture dated as of March 23, 1999, among the Company, as issuer, its United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

   "91/4% Notes" means the $300 million aggregate principal amount of 91/4% Senior Subordinated Notes due 2009 issued by the Company under the indenture, dated as of December 15, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

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   "91/2% Notes" means the $200 million aggregate principal amount of 91/2%
Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of May 22, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

   "Acquired Indebtedness" means Indebtedness of a person:

      (a) assumed in connection with an Asset Acquisition from such person; or

      (b) existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

   "Affiliate" means, with respect to any specified person:

      (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

      (ii) any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock; or

      (iii) any officer or director of:

          (A) any such specified person;

          (B) any Subsidiary of such specified person; or

          (C) any person described in clauses (i) or (ii) above.

   "Asset Acquisition" means:

      (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or

      (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

   "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary of the Company to any person other than the Company or a Restricted Subsidiary of the Company, of:

      (a) any Capital Stock of any Restricted Subsidiary of the Company;

      (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or

      (c) any other properties or assets of the Company or any Restricted Subsidiary of the Company,

   (other than, in the case of clauses (a), (b) or (c) above,

          (i) sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business;

          (ii) sales of assets in one or a series of related transactions for an aggregate consideration of less than $1 million; and

          (iii) for purposes of the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment, (y) a disposition of all or substantially all the assets of the Company in accordance with the

                                      55

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       covenant described under "--Consolidation, Merger, Sale of Assets, Etc."
       and (z) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets in connection with a Securitization Transaction).

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligation."

   "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

      (i) the sum of the products of:

          (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

          (b) the amount of each such principal payment; by

      (ii) the sum of all such principal payments.

   "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

   "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

   "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

   "Cash Equivalents" means, at any time:

      (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

      (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.;

      (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

      (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

          (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

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          (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

      (e) investments in short term asset management accounts managed by any bank party to the Credit Agreement which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above; and

      (f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

   "Change of Control" means the occurrence of any of the following events:

      (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings; provided, however, that a "Change of Control" shall not be deemed to have occurred under this subclause (a) unless the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings;

      (b) the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company (or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where:

          (i) the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

          (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

      (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

      (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

   "Common Stock" means the common stock, par value $.01 per share, of Holdings.

   "Company" means United Rentals (North America), Inc., a Delaware corporation.

   "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period:

      (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

          (a) Consolidated Net Income;

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          (b) Consolidated Non-cash Charges;

          (c) Consolidated Interest Expense;

          (d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

          (e) one-third of Consolidated Rental Payments; and

          (f) if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four quarter period for which "Consolidated Cash Flow Available for Fixed Charges" is being calculated (including to the date of calculation):

             (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and

             (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition or Asset Sale, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X, less:

      (ii) (x) non-cash items increasing Consolidated Net Income; and

          (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio:"

      (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

      (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

   If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of:

      (i) Consolidated Interest Expense;

      (ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis; and

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      (iii) one-third of Consolidated Rental Payments.

   "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of:

      (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

          (a) any amortization of debt discount;

          (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

          (c) the interest portion of any deferred payment obligation;

          (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities; and

          (e) all accrued interest; and

      (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

      (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

      (ii) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries;

      (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination;

      (iv) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

      (v) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; and

      (vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

   "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

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   "Consolidated Rental Payments" of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event:

      (i) that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense); and

      (ii) the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

   "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Credit Agreement" means the Amended and Restated Credit Agreement dated as of April 20, 2001 by and among Holdings, the Company, a Canadian subsidiary of the Company, the lenders referred to therein, The Chase Manhattan Bank, as Administrative Agent, The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, and Bank of America, N.A., as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders and whether to the same borrower or different borrowers.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

   "Equipment Securitization Transaction" means any sale, assignment, pledge or other transfer (a) by the Company or any Subsidiary of the Company of rental fleet equipment, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Company and/or any Subsidiary of the Company, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such rental fleet equipment and lease receivables arising under such leases and rental agreements and (c) by the Company or any Subsidiary of the Company of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers' repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

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   "ES Special Purpose Vehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company (or, if not a Subsidiary of the Company, the common equity of which is wholly owned, directly or indirectly, by the Company) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the rental fleet equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

   "Event of Default" has the meaning set forth under "--Events of Default" herein.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

   "Foreign Subsidiary" means any Restricted Subsidiary not created or organized in the United States or any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the date of the Indenture.

   "guarantee" means, as applied to any obligation:

      (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

      (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term "guarantee" used as a verb has a corresponding meaning.

   "Guarantor" means Holdings and each Subsidiary Guarantor.

   "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

   "Holdings" means United Rentals, Inc., a Delaware corporation.

   "Indebtedness" means, with respect to any person, without duplication:

      (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction;

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      (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

      (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

      (d) all Capitalized Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

      (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

      (f) all guarantees of Indebtedness referred to in this definition by such person;

      (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

      (h) all obligations under or in respect of Interest Rate Protection Obligations of such person, and

      (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

      provided, however, that Indebtedness shall not include:

      (x) any holdback or escrow of the purchase price of property, services, businesses or assets or

      (y) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

   "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

   "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any other person.

   "Issue Date" means April 20, 2001.

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   "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

   "Maturity Date" means April 15, 2008.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

      (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale;

      (ii) provisions for all taxes payable as a result of such Asset Sale;

      (iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

      (iv) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale; and

      (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

   "Permitted Holder" means:

      (i) Holdings; and

      (ii) Bradley S. Jacobs, John N. Milne, Michael J. Nolan and their respective Affiliates, and trusts established for the benefit of a Permitted Holder or members of his immediate family.

   "Permitted Indebtedness" means, without duplication:

      (a) Indebtedness of the Company and the Guarantors related to the notes issued on the Issue Date and the Exchange Notes related thereto and the guarantees of those notes (other than any Additional Notes);

      (b) Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed the greater of (A) $1.5 billion and (B) 100% of Tangible Assets, less, in either case, any amounts permanently repaid or commitments permanently reduced in accordance with the covenant described under "--Certain Covenants--Dispositions of Proceeds of Asset Sales;"

      (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 91/2% Notes, the 8.80% Notes, the 91/4% Notes, the 9% Notes and the respective guarantees thereof;

      (d) Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of performance bonds, bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past

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   practice to support the insurance or self-insurance obligations of the
   Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in the aggregate amount not to exceed $10 million at any time; but excluding letters of credit issued in respect of or to secure money borrowed;

      (e) (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company; and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause
   (i) or (ii):

             (x) any Indebtedness to which any such Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under "--Certain Covenants--Limitation on Indebtedness;" and

             (y) the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

      (f) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that:

          (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); and

          (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

      (g) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the notes, except that:

          (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary); and

          (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

      (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

      (i) Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations not to exceed $100 million in aggregate principal amount outstanding at any time;

      (j) (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries; and

          (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary; provided, however, that:

             (x) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable

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          upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

             (y) in the case of Indebtedness incurred by the Company pursuant to this clause (j) to refinance Subordinated Indebtedness, such Indebtedness;

                 (A) has no scheduled principal payment prior to the 91st day after the Maturity Date;

                 (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

                 (C) is subordinated to the notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the notes;

      (k) Indebtedness of a Foreign Subsidiary incurred to finance the working capital of such Foreign Subsidiary;

      (l) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

      (m) Indebtedness of a Special Purpose Vehicle that is not recourse to the Company or any of its Restricted Subsidiaries (other than with respect to Standard Securitization Undertakings) in connection with a Securitization Transaction; provided, however, that in the event such Special Purpose Vehicle ceases to qualify as a Special Purpose Vehicle or such Indebtedness ceases to be non-recourse to the Company or any of its Restricted Subsidiaries, such Indebtedness will be deemed, in each case, to be incurred at such time; provided further, however, that Indebtedness incurred under this paragraph (m) with respect to Equipment Securitization Transactions shall not exceed 15% of Tangible Assets after giving effect to such Equipment Securitization Transaction;

      (n) guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under the Indenture; and

      (o) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (n) of this definition, in an aggregate principal amount outstanding at any time not to exceed $50 million.

   "Permitted Investments" means any of the following:

      (i) Investments in the Company or in a Restricted Subsidiary;

      (ii) Investments in another person, if as a result of such Investment:

             (A) such other person becomes a Restricted Subsidiary; or

             (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets, to the Company or a Restricted Subsidiary;

      (iii) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary;

      (iv) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the

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   operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding
   Indebtedness;

      (v) Investments in the notes;

      (vi) Investments in Cash Equivalents;

      (vii) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain
   Covenants--Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant;

      (viii) advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers, in an aggregate amount at any time outstanding not to exceed $10 million;

      (ix) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

      (x) guarantees (including guarantees of the notes) of Indebtedness permitted to be incurred under the "--Limitation on Indebtedness" covenant;

      (xi) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of Holdings or the Company; and

      (xii) other Investments not to exceed $20 million at any time outstanding.

      "Permitted Liens" means the following types of Liens:

      (a) any Lien existing as of the date of the Indenture;

      (b) Liens securing Indebtedness permitted under the provisions described in clauses (b) and (k) under the definition of "Permitted Indebtedness;"

      (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

      (d) Liens in favor of the Company or a Restricted Subsidiary;

      (e) Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

      (f) Liens for taxes, assessments or governmental charges or claims either:

      (i) not delinquent; or

      (ii) thereafter payable without penalty or contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

      (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance

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   and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

      (j) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

      (k) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

      (l) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

      (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

      (n) Liens securing refinancing Indebtedness permitted under clause (j) of the definition of "Permitted Indebtedness," provided such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

      (o) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (p) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

      (q) customary Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

      (r) Liens created in favor of the Trustee for the notes as provided in the Indenture; and

      (s) Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $25 million at any time outstanding.

   "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

   "Receivables Securitization Transaction" means any sale, assignment or other transfer by the Company or any Subsidiary of the Company of accounts receivable, lease receivables or other payment obligations owing to

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the Company or such Subsidiary of the Company or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

   "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" or an "asset sale."

   "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Special Purpose Vehicle.

   "RS Special PurposeVehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company (or, if not a Subsidiary of the Company, the common equity of which is wholly owned, directly or indirectly, by the Company) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

   "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such person.

   "Securitization Transaction" means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

   "Senior Indebtedness" means with respect to any person:

      (1) Indebtedness of such person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

      (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate in right of payment to the notes or the guarantee of such person, as the case may be.

   Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of any person from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, any loans and letter of credit disbursements outstanding, and all fees, indemnities and expenses payable, under the Credit Agreement.

   Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

      (a) any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person;

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      (b) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such person;

      (c) Indebtedness which is represented by Redeemable Capital Stock;

      (d) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

      (e) Indebtedness of or amounts owed by such person for compensation to employees or for services rendered to such person;

      (f) any liability for federal, state, local or other taxes owed or owing by such person;

      (g) Indebtedness of such person to a Subsidiary or any other Affiliate or any of such Affiliate's Subsidiaries; and

      (h) that portion of any Indebtedness which is incurred in violation of the Indenture.

   "Senior Subordinated Indebtedness" means the 91/2% Notes, 8.80% Notes, 91/4% Notes and 9% Notes, guarantees thereof and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank junior to the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness of the Company.

   "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the date of the Indenture.

   "Special Purpose Vehicle" means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in a Securitization Transaction.

   "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

   "Subordinated Indebtedness" means, with respect to a person, Indebtedness of such person (whether incurred on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guarantee of such person, as the case may be, pursuant to a written agreement to that effect.

   "Subsidiary" means, with respect to any person:

      (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

      (ii) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

   For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

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   "Subsidiary Guarantors" means the current United States Restricted
Subsidiaries as shown in the Indenture.

   "Tangible Assets" means all assets of the Company and its Restricted Subsidiaries, excluding all Intangible Assets and any assets subject to a Securitization Transaction. For purposes of the foregoing, "Intangible Assets" means goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

   "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and each Subsidiary of such Unrestricted Subsidiary.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

                             PLAN OF DISTRIBUTION

   Any broker-dealer (a "Participating Broker-Dealer") that, pursuant to the Exchange Offer, receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. Each Participating Broker-Dealer will be required to acknowledge in the Letter of Transmittal that it will comply with such prospectus delivery requirement in connection with any resale of Exchange Notes. The Letter of Transmittal states that by making such acknowledgment a Participating Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that this prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by Participating Broker-Dealers in order to satisfy the prospectus delivery requirements applicable to Participating Broker-Dealers in connection with the resale of Exchange Notes as described above. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this prospectus available to each Participating Broker-Dealer for use in connection with any resales of such Exchange Notes (subject to the limitations on the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 90-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

   Any sale of Exchange Notes by Participating Broker-Dealers will be for their own account, and the Company will not receive any proceeds of such sales.

   Participating Broker-Dealers may from time to time sell Exchange Notes that were received by them in the Exchange Offer in one or more transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Exchange Notes or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Such sales of Exchange Notes may be made directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Participating Broker-Dealers or purchasers of the Exchange Notes (which compensation may be in excess of customary commissions). Any agents, brokers or dealers that participate in the distribution of the Exchange Notes may be deemed to be underwriters and any commissions received by them and any profit on the resale of such Exchange Notes sold by them might be deemed to be underwriting discounts and commissions under the Securities Act.

   During the Broker Prospectus Period, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents (subject to the limitations on the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). Any such requests should be directed to United Rentals (North America), Inc., Attention:
Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone: (203) 622-3131.

   The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer that resells Exchange Notes pursuant to this prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by Weil, Gotshal & Manges LLP, and Ehrenreich Eilenberg & Krause LLP.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                       Page
                                                                                                       -----
I: Unaudited Consolidated Financial Statements of United Rentals, Inc.
       Consolidated Balance Sheets--March 31, 2001 (unaudited) and December 31, 2000..................   F-2
       Consolidated Statements of Operations for the three months ended March 31, 2001 and 2000
         (unaudited)..................................................................................   F-3
       Consolidated Statements of Stockholders' Equity for the three months ended March 31, 2001
         (unaudited)..................................................................................   F-4
       Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000
         (unaudited)..................................................................................   F-5
       Notes to Unaudited Consolidated Financial Statements...........................................   F-6
II:  Consolidated Financial Statements of United Rentals, Inc.
       Report of Independent Auditors.................................................................  F-15
       Consolidated Balance Sheets--December 31, 2000 and 1999........................................  F-16
       Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998.....  F-17
        Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000,
         1999 and 1998................................................................................  F-18
       Consolidated Statements of Cash Flows for the years ended to December 31, 2000, 1999 and
         1998.........................................................................................  F-19
       Notes to Consolidated Financial Statements.....................................................  F-21

                             UNITED RENTALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                                                     March 31,  December 31,
                                                                                       2001         2000
                                                                                    ----------- ------------
                                                                                         (In thousands,
                                                                                       except share data)
ASSETS
Cash and cash equivalents.......................................................... $   26,202   $   34,384
Accounts receivable, net of allowance for doubtful accounts of $53,444 in 2001 and
  $55,624 in 2000..................................................................    420,579      469,594
Inventory..........................................................................    127,829      133,380
Prepaid expenses and other assets..................................................    167,807      104,493
Rental equipment, net..............................................................  1,719,676    1,732,835
Property and equipment, net........................................................    428,125      422,239
Intangible assets, net of accumulated amortization of $123,385 in 2001 and $108,066
  in 2000..........................................................................  2,221,894    2,227,008
                                                                                    ----------   ----------
                                                                                    $5,112,112   $5,123,933
                                                                                    ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Accounts payable................................................................ $  205,864   $  260,155
   Debt............................................................................  2,751,190    2,675,367
   Deferred taxes..................................................................    214,784      206,243
   Accrued expenses and other liabilities..........................................    125,850      136,225
                                                                                    ----------   ----------
       Total liabilities...........................................................  3,297,688    3,277,990
Commitments and contingencies
Company-obligated mandatorily redeemable convertible preferred securities of
  a subsidiary trust...............................................................    300,000      300,000
Stockholders' equity:
   Preferred stock--$.01 par value, 5,000,000 shares authorized:...................
     Series A perpetual convertible preferred stock--$300,000 liquidation
       preference, 300,000 shares issued and outstanding...........................          3            3
     Series B perpetual convertible preferred stock--$150,000 liquidation
       preference, 150,000 shares issued and outstanding...........................          2            2
   Common stock--$.01 par value, 500,000,000 shares authorized, 69,813,652
     shares issued and outstanding in 2001 and 71,065,707 in 2000..................        698          711
   Additional paid-in capital......................................................  1,173,419    1,196,324
   Retained earnings...............................................................    359,262      355,850
   Accumulated other comprehensive loss............................................    (18,960)      (6,947)
                                                                                    ----------   ----------
       Total stockholders' equity..................................................  1,514,424    1,545,943
                                                                                    ----------   ----------
                                                                                    $5,112,112   $5,123,933
                                                                                    ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                       Three Months Ended
                                                                            March 31
                                                                      ---------------------
                                                                         2001       2000
                                                                      ---------  ---------
                                                                      (In thousands, except
                                                                         per share data)
Revenues:
   Equipment rentals.................................................  $461,382   $400,098
   Sales of rental equipment.........................................    39,122     70,332
   Sales of equipment and merchandise and other revenues.............   118,600    108,532

                                                                      --------   --------
Total revenues.......................................................   619,104    578,962
Cost of revenues:
   Cost of equipment rentals, excluding depreciation.................   230,033    174,300
   Depreciation of rental equipment..................................    76,801     73,503
   Cost of rental equipment sales....................................    23,076     41,086
   Cost of equipment and merchandise sales and other operating costs.    86,627     84,089

                                                                      --------   --------
Total cost of revenues...............................................   416,537    372,978

                                                                      --------   --------
Gross profit.........................................................   202,567    205,984
Selling, general and administrative expenses.........................   108,893    101,850
Non-rental depreciation and amortization.............................    26,107     20,018

                                                                      --------   --------
Operating income.....................................................    67,567     84,116
Interest expense.....................................................    57,530     49,683
Preferred dividends of a subsidiary trust............................     4,875      4,875
Other (income) expense, net..........................................      (670)      (204)

                                                                      --------   --------
Income before provision for income taxes.............................     5,832     29,762
Provision for income taxes...........................................     2,420     12,351

                                                                      --------   --------
Net income...........................................................  $  3,412   $ 17,411

                                                                      ========   ========
Basic earnings per share.............................................  $   0.05   $   0.24

                                                                      ========   ========
Diluted earnings per share...........................................  $   0.04   $   0.19

                                                                      ========   ========



The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                   Series A         Series B
                                  Perpetual        Perpetual
                                 Convertible      Convertible          Common
                               Preferred Stock  Preferred Stock        Stock
                               ---------------- ---------------- ------------------ Additional
                               Number of        Number of          Number             Paid-in   Retained Comprehensive
                                Shares   Amount  Shares   Amount  of Shares  Amount   Capital   Earnings     Loss
                               --------- ------ --------- ------ ----------- ------ ----------- -------- -------------
                                                                 (In thousands, except share data)

Balance, December 31, 2000....  300,000    $3    150,000    $2   71,065,707   $711  $1,196,324  $355,850
Comprehensive income:.........
   Net income.................                                                                     3,412   $  3,412
   Other comprehensive loss:..
      Foreign currency
       translation
      adjustments.............                                                                              (12,013)
                                                                                                           --------
Comprehensive loss............                                                                             $ (8,601)
                                                                                                           ========
Issuance of common stock......                                        2,770                 50
 Exercise of common
 stock options................                                       15,775                208
 Shares repurchased and
 retired......................                                   (1,270,600)   (13)    (23,163)
                                -------    --    -------    --   ----------   ----  ----------  --------
Balance, March 31, 2001.......  300,000    $3    150,000    $2   69,813,652   $698  $1,173,419  $359,262
                                =======    ==    =======    ==   ==========   ====  ==========  ========



                                Accumulated
                                   Other
                               Comprehensive
                                   Loss
                               -------------


Balance, December 31, 2000....   $ (6,947)
Comprehensive income:.........
   Net income.................
   Other comprehensive loss:..
      Foreign currency
       translation
      adjustments.............    (12,013)

Comprehensive loss............

Issuance of common stock......
 Exercise of common
 stock options................
 Shares repurchased and
 retired......................
                                 --------
Balance, March 31, 2001.......   $(18,960)
                                 ========



The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                                    Three Months Ended
                                                                                                         March 31
                                                                                                   ---------------------
                                                                                                      2001       2000
                                                                                                   ---------- ----------
                                                                                                      (In thousands)
Cash Flows From Operating Activities:
Net income........................................................................................ $   3,412  $  17,411
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................................................   102,908     93,521
  Gain on sales of rental equipment...............................................................   (16,046)   (29,246)
  Deferred taxes..................................................................................     2,105      3,088
  Changes in operating assets and liabilities:
   Accounts receivable............................................................................    49,467     50,331
   Inventory......................................................................................     6,096    (10,787)
   Prepaid expenses and other assets..............................................................   (38,752)   (16,942)
   Accounts payable...............................................................................   (54,583)    59,315
   Accrued expenses and other liabilities.........................................................     1,460    (73,125)
                                                                                                   ---------  ---------
         Net cash provided by operating activities................................................    56,067     93,566
Cash Flows From Investing Activities:
Purchases of rental equipment.....................................................................   (98,347)  (193,020)
Purchases of property and equipment...............................................................   (16,722)   (30,848)
Proceeds from sales of rental equipment...........................................................    39,122     70,332
In-process acquisition costs......................................................................      (719)    (1,926)
Payments of contingent purchase price.............................................................               (6,403)
Purchases of other companies......................................................................   (27,695)  (128,651)
                                                                                                   ---------  ---------
         Net cash used in investing activities....................................................  (104,361)  (290,516)
Cash Flows From Financing Activities:
Proceeds from debt................................................................................    95,155    231,278
Payments of debt..................................................................................   (19,645)   (34,476)
Proceeds from sale-leaseback......................................................................               12,000
Payments of financing costs.......................................................................      (381)       (86)
Proceeds from the exercise of common stock options................................................       172         95
Shares repurchased and retired....................................................................   (23,176)
                                                                                                   ---------  ---------
         Net cash provided by financing activities................................................    52,125    208,811
Effect of foreign exchange rates..................................................................   (12,013)      (770)
                                                                                                   ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................................    (8,182)    11,091
Cash and cash equivalents at beginning of period..................................................    34,384     23,811
                                                                                                   ---------  ---------
Cash and cash equivalents at end of period........................................................ $  26,202  $  34,902
                                                                                                   =========  =========

Supplemental disclosure of cash flow information:
Cash paid for interest............................................................................ $  62,604  $  55,154
Cash paid for income taxes, net of refunds........................................................ $     765  $  35,900

Supplemental disclosure of non-cash investing and financing activities:
The Company acquired the net assets and assumed certain liabilities of other companies as follows:
   Assets, net of cash acquired................................................................... $   5,457  $ 192,580
   Liabilities assumed............................................................................    (1,036)   (63,929)
   Less:..........................................................................................
      Amounts paid through issuance of debt.......................................................      (600)
                                                                                                   ---------  ---------
                                                                                                       3,821    128,651
   Due to seller payments.........................................................................    23,874
                                                                                                   ---------  ---------
         Net cash paid............................................................................ $  27,695  $ 128,651
                                                                                                   =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

General

   United Rentals, Inc., is principally a holding company ("Holdings" or the "Company") and conducts its operations primarily through its wholly owned subsidiary United Rentals (North America), Inc. ("URI") and subsidiaries of URI. Separate footnote information is not presented for the financial statements of URI and subsidiaries as that information is substantially equivalent to that presented below. Earnings per share data is not provided for the operating results of URI and its subsidiaries as they are wholly owned subsidiaries of Holdings.

   The Consolidated Financial Statements of the Company included herein are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the interim periods presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements, and, accordingly, certain disclosures have been omitted. Results of operations for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The Consolidated Financial Statements included herein should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Impact of Recently Issued Accounting Standards

   In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133". This standard delays the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", for one year, to fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". This standard amends SFAS No. 133 and addresses a limited number of issues causing implementation difficulties. The Company adopted SFAS No. 133 on January 1, 2001 and it did not have a material effect on the Company's consolidated financial position or results of operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125". This standard revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

Reclassifications

   Certain prior year balances have been reclassified to conform to the 2001 presentation.

2. Acquisitions

   During the three months ended March 31, 2001 and the year ended December 31, 2000, the Company completed two acquisitions and 53 acquisitions, respectively, that were accounted for as purchases. The results of operations of the businesses acquired in these acquisitions have been included in the Company's results of operations from their respective acquisition dates.

                             UNITED RENTALS, INC.

   The purchase prices for such acquisitions have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. However, the Company has not completed its valuation of all of its purchases and, accordingly, the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

   The following table summarizes, on an unaudited pro forma basis, the results of operations of the Company for the three months ended March 31, 2000 as though each acquisition which was consummated during the period January 1, 2000 to March 31, 2001 as mentioned above and in Note 3 to the Notes to Consolidated Financial Statements included in the Company's 2000 Annual Report on Form 10-K was made on January 1, 2000 (in thousands, except per share data):

Revenues.................. $640,403
Net income................   18,228
Basic earnings per share.. $   0.25
Diluted earnings per share $   0.19

   Since the acquisitions made during the three months ended March 31, 2001 did not have a material impact on the Company's pro forma results of operations, the pro forma results of operations for the first quarter of 2001 are not shown.

   The unaudited pro forma results are based upon certain assumptions and estimates, which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

3. Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                      Three Months
                                                                          Ended
                                                                        March 31
                                                                     ---------------
                                                                      2001    2000
                                                                     ------- -------
    Numerator:
        Net income.................................................. $ 3,412 $17,411

    Denominator:
             Denominator for basic earnings per share--
         weighted-average shares....................................  70,731  72,059
        Effect of dilutive securities:
           Employee stock options...................................   1,315   1,234
           Warrants.................................................   2,563   2,558
           Series A perpetual convertible preferred stock...........  12,000  12,000
           Series B perpetual convertible preferred stock...........   5,000   5,000

                                                                     ------- -------
            Denominator for diluted earnings per share--
         adjusted weighted-average shares...........................  91,609  92,851

                                                                     ======= =======

    Basic earnings per share........................................ $  0.05 $  0.24

                                                                     ======= =======
    Diluted earnings per share...................................... $  0.04 $  0.19

                                                                     ======= =======

                             UNITED RENTALS, INC.

4. Condensed Consolidating Financial Information of Guarantor Subsidiaries

   Certain indebtedness of URI, a wholly-owned subsidiary of Holdings (the "Parent"), is guaranteed by URI's United States subsidiaries (the "guarantor subsidiaries") and, in certain cases, also by Parent. However, this indebtedness is not guaranteed by URI's foreign subsidiaries (the "non-guarantor subsidiaries"). The guarantor subsidiaries are all wholly-owned and the guarantees are made on a joint and several basis and are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). Separate consolidated financial statements of the guarantor subsidiaries have not been presented because management believes such information would not be material to investors. However, condensed consolidating financial information as of March 31, 2001 and December 31, 2000 and for the three months ended March 31, 2001 and 2000, are presented. The condensed consolidating financial information of URI and its subsidiaries are as follows:

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                                 March 31, 2001
                                                         --------------------------------------------------------------
                                                                                     Non-
                                                                     Guarantor    Guarantor    Other and   Consolidated
                                               Parent       URI     Subsidiaries Subsidiaries Eliminations    Total
                                             ----------- ---------- ------------ ------------ ------------ ------------
                                                                                 (In thousands)
ASSETS
Cash and cash equivalents...................                         $   23,519    $   2,683                $   26,202
Accounts receivable, net....................             $  201,538     121,075       97,966                   420,579
Intercompany receivable (payable)...........                267,929      (9,603)    (258,326)
Inventory...................................                 55,796      66,878        5,155                   127,829
Prepaid expenses and other assets...........                 50,848     115,725        1,234                   167,807
Rental equipment, net.......................                856,703     741,287      121,686                 1,719,676
Property and equipment, net................. $   34,612     141,834     235,758       15,921                   428,125
Investment in subsidiaries..................  1,792,518   2,280,195                           $(4,072,713)
Intangible assets, net......................                950,681   1,144,042      127,171                 2,221,894

                                             ----------  ----------  ----------   ---------   -----------   ----------
                                             $1,827,130  $4,805,524  $2,438,681    $ 113,490  $(4,072,713)  $5,112,112

                                             ==========  ==========  ==========   =========   ===========   ==========
LIABILITIES AND STOCKHOLDER'S
EQUITY
Liabilities:
   Accounts payable.........................             $   36,566  $  160,345    $   8,953                $  205,864
   Debt..................................... $  300,000   2,726,313       2,921       21,956  $  (300,000)   2,751,190
   Deferred income taxes....................                214,734          50                                214,784
   Accrued expenses and other liabilities...     12,706      32,606      63,647       13,641        3,250      125,850

                                             ----------  ----------  ----------   ---------   -----------   ----------
     Total liabilities......................    312,706   3,010,219     226,963       44,550     (296,750)   3,297,688
Commitments and contingencies
 Company-obligated mandatorily redeemable
  convertible preferred securities of a
 subsidiary trust...........................    300,000                                                        300,000
Stockholders' equity:
   Preferred stock..........................          5                                                              5
   Common stock.............................        698                                                            698
   Additional paid-in capital...............  1,173,419   1,488,410   1,830,667       65,662   (3,384,739)   1,173,419
   Retained earnings........................    359,262     306,895     381,051       22,238     (710,184)     359,262
    Accumulated other comprehensive
    income..................................    (18,960)                             (18,960)      18,960      (18,960)

                                             ----------  ----------  ----------   ---------   -----------   ----------
     Total stockholders' equity.............  1,514,424   1,795,305   2,211,718       68,940   (4,075,963)   1,514,424

                                             ----------  ----------  ----------   ---------   -----------   ----------
                                             $1,827,130  $4,805,524  $2,438,681    $ 113,490  $(4,072,713)  $5,112,112

                                             ==========  ==========  ==========   =========   ===========   ==========

                             UNITED RENTALS, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               December 31, 2000

                                                                    Guarantor   Non-Guarantor  Other and   Consolidated
                                              Parent       URI     Subsidiaries Subsidiaries  Eliminations    Total
                                            ----------- ---------- ------------ ------------- ------------ ------------
                                                                          (In thousands)
Assets
Cash and cash equivalents..................                         $   29,733   $    4,651                 $   34,384
Accounts receivable, net...................             $  216,444     143,295      109,855                    469,594
Intercompany receivable (payable)..........                319,423     (55,187)    (264,236)
Inventory..................................                 54,022      73,979        5,379                    133,380
Prepaid expenses and other assets..........                 28,263      75,633          597                    104,493
Rental equipment, net......................                837,972     766,219      128,644                  1,732,835
Property and equipment, net................ $   34,807     139,871     231,195       16,366                    422,239
Investment in subsidiaries.................  1,839,952   2,257,692                            $(4,097,644)
Intangible assets, net.....................                960,444   1,132,438      134,126                  2,227,008
                                            ----------  ----------  ----------   ----------   -----------   ----------
                                            $1,874,759  $4,814,131  $2,397,305   $  135,382   $(4,097,644)  $5,123,933
                                            ==========  ==========  ==========   ==========   ===========   ==========

Liabilities and Stockholder's Equity
Liabilities:
   Accounts payable........................             $   78,623  $  165,677   $   15,855                 $  260,155
   Debt.................................... $  300,000   2,647,144       3,484       24,739   $  (300,000)   2,675,367
   Deferred taxes..........................                186,091      20,702         (550)                   206,243
   Accrued expenses and other liabilities..     28,816      86,560      18,862       13,750       (11,763)     136,225
                                            ----------  ----------  ----------   ----------   -----------   ----------
      Total liabilities....................    328,816   2,998,418     208,725       53,794      (311,763)   3,277,990

Commitments and contingencies
 Company-obligated mandatorily
  redeemable convertible preferred
 securities of a subsidiary trust..........                                                       300,000      300,000
Stockholder's equity:
   Preferred stock.........................          5                                                               5
   Common stock............................        711                                                             711
   Additional paid-in capital..............  1,196,324   1,488,238   1,830,500       65,657    (3,384,395)   1,196,324
   Retained earnings.......................    355,850     327,475     358,080       22,878      (708,433)     355,850
    Accumulated other comprehensive
    loss...................................     (6,947)                              (6,947)        6,947       (6,947)
                                            ----------  ----------  ----------   ----------   -----------   ----------
      Total stockholder's equity...........  1,545,943   1,815,713   2,188,580       81,588   $(4,085,881)   1,545,943
                                            ----------  ----------  ----------   ----------   -----------   ----------
                                            $1,874,759  $4,814,131  $2,397,305   $  135,382   $(4,097,644)  $5,123,933
                                            ==========  ==========  ==========   ==========   ===========   ==========

                             UNITED RENTALS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS



                                                        For the Three Months Ended March 31, 2001
                                          ----------------------------------------------------------------------
                                                                              Non-
                                                              Guarantor    Guarantor    Other and   Consolidated
                                           Parent     URI    Subsidiaries Subsidiaries Eliminations    Total
                                          -------- --------- ------------ ------------ ------------ ------------
                                                                      (In thousands)
Revenues:
   Equipment rentals.....................          $207,473     $233,354      $20,555                  $461,382
   Sales of rental equipment.............            28,195        8,059        2,868                    39,122
   Sales of equipment and merchandise
     and other revenues..................            56,541      54,650       7,409                    118,600

                                          -------  --------    --------     -------      --------     --------
Total revenues...........................           292,209      296,063       30,832                   619,104
Cost of revenues:
   Cost of equipment rentals, excluding
     depreciation........................            98,811     119,675      11,547                    230,033
   Depreciation of rental equipment......            37,411       34,296        5,094                    76,801
   Cost of rental equipment sales........            16,584        4,902        1,590                    23,076
   Cost of equipment and merchandise
     sales and other operating costs.....            42,672      38,508       5,447                     86,627

                                          -------  --------    --------     -------      --------     --------
Total cost of revenues...................           195,478      197,381       23,678                   416,537

                                          -------  --------    --------     -------      --------     --------
Gross profit.............................            96,731       98,682        7,154                   202,567
Selling, general and administrative
  expenses...............................            48,249       54,608        6,036                   108,893
Non-rental depreciation and amortization. $ 2,064    10,837       11,756        1,450                    26,107

                                          -------  --------    --------     -------      --------     --------
Operating income (loss)..................  (2,064)   37,645       32,318         (332)                   67,567
Interest expense.........................   4,875    56,847          436          247     $ (4,875)      57,530
Preferred dividends of a subsidiary trust                                                   4,875        4,875
Other (income) expense, net..............             6,200       (7,385)         515                      (670)

                                          -------  --------    --------     -------      --------     --------
Income (loss) before provision (benefit)
  for income taxes.......................  (6,939)  (25,402)      39,267       (1,094)                    5,832
Provision (benefit) for income taxes.....  (2,880)  (10,542)      16,296         (454)                    2,420

                                          -------  --------    --------     -------      --------     --------
Income (loss) before equity in net
  earnings of subsidiaries...............  (4,059)  (14,860)      22,971         (640)                    3,412
Equity in net earnings of subsidiaries...   7,471    22,331                               $(29,802)

                                          -------  --------    --------     -------      --------     --------
Net income (loss)........................ $ 3,412  $  7,471     $ 22,971      $  (640)    $(29,802)    $  3,412

                                          =======  ========    ========     =======      ========     ========

                             UNITED RENTALS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS



                                                        For the Three Months Ended March 31, 2000
                                          ----------------------------------------------------------------------
                                                                              Non-
                                                              Guarantor    Guarantor    Other and   Consolidated
                                           Parent     URI    Subsidiaries Subsidiaries Eliminations    Total
                                          -------- --------- ------------ ------------ ------------ ------------
                                                                      (In thousands)
Revenues:
   Equipment rentals.....................          $172,673    $205,962     $21,463                   $400,098
   Sales of rental equipment.............            29,511      34,345       6,476                     70,332
   Sales of equipment and
     merchandise and other revenues......            57,426      43,681       7,425                    108,532
                                          -------  --------    --------     -------      --------     --------
Total revenues...........................           259,610     283,988      35,364                    578,962
Cost of revenues:
   Cost of equipment rentals,
     excluding depreciation..............            73,121      89,950      11,229                    174,300
   Depreciation of rental equipment......            35,385      33,575       4,543                     73,503
   Cost of rental equipment sales........            18,652      18,130       4,304                     41,086
   Cost of equipment and merchandise
     sales and other operating costs.....            45,876      31,994       6,219                     84,089
                                          -------  --------    --------     -------      --------     --------
Total cost of revenues...................           173,034     173,649      26,295                    372,978
                                          -------  --------    --------     -------      --------     --------
Gross profit.............................            86,576     110,339       9,069                    205,984
Selling, general and administrative
  expenses...............................            41,502      55,021       5,327                    101,850
Non-rental depreciation and amortization. $ 1,701     9,020       8,024       1,273                     20,018
                                          -------  --------    --------     -------      --------     --------
Operating income (loss)..................  (1,701)   36,054      47,294       2,469                     84,116
Interest expense.........................   4,875    48,822          41         820      $ (4,875)      49,683
Preferred dividends of a subsidiary trust                                                   4,875        4,875
Other (income) expense, net..............             1,774      (1,725)       (253)                      (204)
                                          -------  --------    --------     -------      --------     --------
Income (loss) before provision (benefit)
  for income taxes.......................  (6,576)  (14,542)     48,978       1,902                     29,762
Provision (benefit) for income taxes.....  (2,778)   (6,035)     20,374         790                     12,351
                                          -------  --------    --------     -------      --------     --------
Income (loss) before equity in net
  earnings of subsidiaries...............  (3,798)   (8,507)     28,604       1,112                     17,411
Equity in net earnings of subsidiaries...  21,209    29,716                              $(50,925)
                                          -------  --------    --------     -------      --------     --------
Net income............................... $17,411  $ 21,209    $ 28,604     $ 1,112      $(50,925)    $ 17,411
                                          =======  ========    ========     =======      ========     ========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION

                                                                 For the Three Months Ended March 31, 2001
                                                  ------------------------------------------------------------------------
                                                                       Guarantor   Non-guarantor  Other and
                                                   Parent      URI    Subsidiaries Subsidiaries  Eliminations Consolidated
                                                  --------- --------- ------------ ------------- ------------ ------------
                                                                               (In thousands)
Net cash provided by (used in) operating
activities....................................... $ (2,435) $ 21,233     $ 20,403      $ 16,866                 $  56,067
Cash flows from investing activities:
   Purchases of rental equipment.................            (66,761)     (26,650)       (4,936)                  (98,347)
   Purchases of property and equipment...........   (1,721)   (6,188)      (7,482)       (1,331)                  (16,722)
   Proceeds from sales of rental equipment.......             28,195        8,059         2,868                    39,122
   Capital contributed to subsidiary.............     (172)                                        $    172
   Purchases of other companies..................            (27,056)                      (639)                  (27,695)
   In-process acquisition costs..................     (719)                                                         (719)
                                                  --------  --------    --------     --------      --------    ---------
     Net cash used in investing activities.......   (2,612)  (71,810)     (26,073)       (4,038)         172     (104,361)
Cash flows from financing activities:
   Proceeds from debt............................             95,144           11                                  95,155
   Payments of debt..............................            (16,307)        (555)       (2,783)                  (19,645)
   Payments of financing costs...................               (381)                                                (381)
   Capital contributions by parent...............                172                                    (172)
   Dividend distributions to parent..............            (28,051)                                 28,051
   Shares repurchased and retired................  (23,176)                                                      (23,176)
   Proceeds from the exercise of
    common stock options.........................      172                                                           172
   Proceeds from dividends from
    subsidiary...................................   28,051                                          (28,051)
                                                  --------  --------    --------     --------      --------    ---------
     Net cash provided by (used in)
     financing activities........................    5,047    50,577         (544)       (2,783)        (172)      52,125
   Effect of foreign exchange rates..............                                       (12,013)                  (12,013)
                                                  --------  --------    --------     --------      --------    ---------
   Net decrease in cash and cash
   equivalents...................................                          (6,214)       (1,968)                   (8,182)
   Cash and cash equivalents at beginning of
   period........................................                          29,733         4,651                    34,384
                                                  --------  --------    --------     --------      --------    ---------
   Cash and cash equivalents at end of
   period........................................                        $ 23,519      $  2,683                 $  26,202
                                                  ========  ========    ========     ========      ========    =========
Supplemental disclosure of cash flow
information:
   Cash paid for interest........................ $  4,875  $ 53,026    $  4,133     $    570                  $  62,604
   Cash paid for income taxes, net of refunds....           $    538                 $    227                  $     765
Supplemental disclosure of non-cash investing
and financing activities:
The Company acquired the net assets and
assumed certain liabilities of other companies as
follows:
   Assets, net of cash acquired..................           $  4,624                   $    833                 $   5,457
   Liabilities assumed...........................               (842)                      (194)                   (1,036)
   Less:.........................................
     Amounts paid through issuance of
     debt........................................               (600)                                                (600)
                                                  --------  --------    --------     --------      --------    ---------
                                                               3,182                        639                     3,821
     Due to seller payments......................             23,874                                               23,874
                                                  --------  --------    --------     --------      --------    ---------
        Net cash paid............................           $ 27,056                   $    639                 $  27,695
                                                  ========  ========    ========     ========      ========    =========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION

                                                                 For the Three Months Ended March 31, 2000
                                                  ------------------------------------------------------------------------
                                                                       Guarantor   Non-guarantor  Other and
                                                   Parent     URI     Subsidiaries Subsidiaries  Eliminations Consolidated
                                                  -------- ---------- ------------ ------------- ------------ ------------
                                                                               (In thousands)
Net cash provided by operating activities........ $ 1,587  $  71,328     $ 16,502       $ 2,223      $ 1,926    $  93,566
Cash flows from investing activities:
   Purchases of rental equipment.................           (147,683)     (38,799)       (6,538)                 (193,020)
   Purchases of property and equipment...........  (6,462)   (17,842)      (5,582)         (962)                  (30,848)
   Proceeds from sales of rental equipment.......             29,511       34,345         6,476                    70,332
   Capital contributed to subsidiary.............     (95)                                                95
   Payments of contingent purchase price.........               (803)      (5,600)                                 (6,403)
   Purchases of other companies..................           (128,651)                                            (128,651)
   In-process acquisition costs..................                                                   (1,926)       (1,926)
                                                  -------  ---------    --------      -------      -------     ---------
     Net cash used in investing activities.......  (6,557)  (265,468)     (15,636)       (1,024)      (1,831)    (290,516)
Cash flows from financing activities:
   Proceeds from debt............................            211,625       19,653                                 231,278
   Payments of debt..............................            (28,308)      (4,145)       (2,023)                  (34,476)
   Proceeds from sale-leaseback..................             12,000                                               12,000
   Payments of financing costs...................                (86)                                                 (86)
   Capital contributions by parent...............                 95                                     (95)
   Dividend distributions to parent..............             (4,875)                                  4,875
   Proceeds from the exercise of common
   stock options.................................      95                                                             95
   Proceeds from dividends from
   subsidiary....................................   4,875                                           (4,875)
                                                  -------  ---------    --------      -------      -------     ---------
     Net cash provided by (used in)
     financing activities........................   4,970    190,451       15,508        (2,023)         (95)     208,811
   Effect of foreign exchange rates..............                                          (770)                     (770)
                                                  -------  ---------    --------      -------      -------     ---------
   Net increase (decrease) in cash and
   cash equivalents..............................             (3,689)      16,374        (1,594)                   11,091
   Cash and cash equivalents at beginning of
   period........................................              3,689       16,414         3,708                    23,811
                                                  -------  ---------    --------      -------      -------     ---------
   Cash and cash equivalents at end of
   period........................................                        $ 32,788       $ 2,114                 $  34,902
                                                  =======  =========    ========      =======      =======     =========
Supplemental disclosure of cash flow
information:
   Cash paid for interest........................ $ 4,875  $  49,479     $    194       $   606                 $  55,154
   Cash paid for income taxes....................
                                                           $  29,702                    $ 6,198                 $  35,900
Supplemental disclosure of non-cash investing
and financing activities:
The Company acquired the net assets and
assumed certain liabilities of other companies as
follows:
   Assets, net of cash acquired..................          $ 192,580                                            $ 192,580
   Liabilities assumed...........................            (63,929)                                             (63,929)
                                                  -------  ---------    --------      -------      -------     ---------
        Net cash paid............................          $ 128,651                                            $ 128,651
                                                  =======  =========    ========      =======      =======     =========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION


5. Subsequent Event

    In April 2001, URI issued $450.0 million aggregate principal amount of 10 3/4% senior notes. Concurrent with the issuance of the senior notes, URI entered into a new senior secured credit facility. The new credit facility is comprised of a $750.0 million term loan and a $750.0 million revolving credit facility. The proceeds from the new senior notes and new senior secured credit facility were used to refinance outstanding secured indebtedness of approximately $1,664.5 million and obligations under a synthetic lease of $31.2 million. For additional information concerning these transactions, see "--Item 2 Management's Discussion and Analysis of Financial Condition and Results of Operations--Information Concerning Recent Financing Transactions" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated by reference herein.

    As a result of the refinancing, the Company will record in the second quarter of 2001 a pretax extraordinary charge of approximately $17.0 million, primarily related to the write-off of financing fees.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Rentals, Inc.

   We have audited the accompanying consolidated balance sheets of United Rentals, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the management of United Rentals, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Rentals, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                    /S/ ERNST & YOUNG LLP
MetroPark, New Jersey
February 23, 2001

                             UNITED RENTALS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                 December 31
                                                                            ----------------------
                                                                               2000        1999
                                                                            ----------- ----------
                                                                            (In thousands, except
                                                                                 share data)
Assets
Cash and cash equivalents.................................................. $   34,384  $   23,811
Accounts receivable, net of allowance for doubtful accounts of $55,624
  and $58,376 at 2000 and 1999, respectively...............................    469,594     434,985
Inventory..................................................................    133,380     129,473
Prepaid expenses and other assets..........................................    104,493      81,457
Rental equipment, net......................................................  1,732,835   1,659,733
Property and equipment, net................................................    422,239     304,907
Intangible assets, net of accumulated amortization of $108,066 and
  $51,231 at 2000 and 1999, respectively...................................  2,227,008   1,863,372
                                                                            ----------  ----------
                                                                            $5,123,933  $4,497,738
                                                                            ==========  ==========
Liabilities and Stockholders' Equity
Liabilities:
   Accounts payable........................................................ $  260,155  $  242,946
   Debt....................................................................  2,675,367   2,266,148
   Deferred taxes..........................................................    206,243      81,229
   Accrued expenses and other liabilities..................................    136,225     209,929

                                                                            ----------  ----------
       Total liabilities...................................................  3,277,990   2,800,252
Commitments and contingencies
Company-obligated mandatorily redeemable convertible preferred
  securities of a subsidiary trust.........................................    300,000     300,000
Stockholders' equity:
   Preferred stock--$.01 par value, 5,000,000 shares authorized:
     Series A perpetual convertible preferred stock--$300,000
       liquidation preference, 300,000 shares issued and outstanding
       in 2000 and 1999....................................................          3           3
     Series B perpetual convertible preferred stock--$150,000
       liquidation preference, 150,000 shares issued and outstanding
       in 2000 and 1999....................................................          2           2
   Common stock--$.01 par value, 500,000,000 shares authorized, 71,065,707 shares issued and outstanding in 2000 and
     72,051,095 shares issued and outstanding in 1999......................        711         721
   Additional paid-in capital..............................................  1,196,324   1,216,968
   Retained earnings.......................................................    355,850     179,475
   Accumulated other comprehensive (loss) income...........................     (6,947)        317

                                                                            ----------  ----------
       Total stockholders' equity..........................................  1,545,943   1,397,486

                                                                            ----------  ----------
                                                                            $5,123,933  $4,497,738

                                                                            ==========  ==========

                            See accompanying notes.

                             UNITED RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Year Ended December 31
                                                       ----------------------------------------
                                                           2000          1999         1998
                                                       -----------   ----------   -----------
                                                       (in thousands, except per share amounts)
Revenues:
 Equipment rentals....................................   $2,056,683    $1,581,026   $  895,466
 Sales of rental equipment............................      347,678       235,678      119,620
 Sales of equipment and merchandise and other revenues      514,500       416,924      205,196
                                                       ----------    ----------   ----------
Total revenues........................................    2,918,861     2,233,628    1,220,282
Cost of revenues:
 Cost of equipment rentals, excluding depreciation....      907,477       676,972      394,750
 Depreciation of rental equipment.....................      328,131       280,641      175,910
 Cost of rental equipment sales.......................      208,182       136,678       66,136
 Cost of equipment and merchandise sales and other
   operating costs....................................      386,501       314,419      160,038
                                                       ----------    ----------   ----------
Total cost of revenues................................    1,830,291     1,408,710      796,834
                                                       ----------    ----------   ----------
Gross profit..........................................    1,088,570       824,918      423,448
Selling, general and administrative expenses..........      454,330       352,595      195,620
Merger-related expenses...............................                                  47,178
Non-rental depreciation and amortization..............       86,301        62,867       35,248
                                                       ----------    ----------   ----------
Operating income......................................      547,939       409,456      145,402
Interest expense......................................      228,779       139,828       64,157
Preferred dividends of a subsidiary trust.............       19,500        19,500        7,854
Other (income) expense, net...........................       (1,836)        8,321       (4,906)
                                                       ----------    ----------   ----------
Income before provision for income taxes and
  extraordinary item..................................      301,496       241,807       78,297
Provision for income taxes............................      125,121        99,141       43,499
                                                       ----------    ----------   ----------
Income before extraordinary item......................      176,375       142,666       34,798
Extraordinary item, net of tax benefit of $14,255.....                                  21,337
                                                       ----------    ----------   ----------
Net income............................................   $  176,375    $  142,666   $   13,461
                                                       ==========    ==========   ==========
Earnings per share--basic:
 Income before extraordinary item.....................   $     2.48    $     2.00   $     0.53
 Extraordinary item, net..............................                                    0.33
                                                       ----------    ----------   ----------
 Net income...........................................   $     2.48    $     2.00   $     0.20
                                                       ==========    ==========   ==========
Earnings per share--diluted:
 Income before extraordinary item.....................   $     1.89    $     1.53   $     0.48
 Extraordinary item, net..............................                                    0.30
                                                       ----------    ----------   ----------
 Net income...........................................   $     1.89    $     1.53   $     0.18
                                                       ==========    ==========   ==========

                            See accompanying notes.

                             UNITED RENTALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Series A        Series B
                                                    Perpetual       Perpetual
                                                   Convertible     Convertible
                                                 Preferred Stock Preferred Stock    Common Stock
                                                 --------------- --------------- ------------------
                                                  Number          Number           Number           Additional
                                                    of              of               of               Paid-in   Retained
                                                  Shares  Amount  Shares  Amount   Shares    Amount   Capital   Earnings
                                                 -------  ------ -------  ------ ----------- ------ ----------- ---------
                                                                               (In thousands, except share amounts)
Balance, December 31, 1997......................                                 56,239,375   $562  $  401,758  $ 44,068
  Comprehensive income:
   Net income...................................                                                                  13,461
   Other comprehensive income:
    Foreign currency translation adjustments....

  Comprehensive income..........................

  Issuance of common stock and warrants.........                                 10,813,255    108     267,214
  Conversion of convertible notes...............                                     30,947                461
  Cancellation of common stock..................                                   (137,600)    (1)          1
  Reclassification of Subchapter S accumulated
   earnings to paid-in-capital..................                                                        18,979   (18,979)
  Pooling-of-interests..........................                                  1,456,997     15         (14)    1,795
  Exercise of common stock options..............                                     25,025                619
  Subchapter S distributions of a pooled entity.                                                                  (3,536)
                                                                                 ----------   ----  ----------  --------
Balance, December 31, 1998......................                                 68,427,999    684     689,018    36,809
  Comprehensive income:
   Net income...................................                                                                 142,666
   Other comprehensive income:
    Foreign currency translation adjustments....

  Comprehensive income..........................

  Issuance of Series A perpetual convertible
   preferred stock..............................  300,000   $3                                         286,997
  Issuance of Series B perpetual convertible
   preferred stock..............................                  150,000   $2                         143,798
  Issuance of common stock......................                                  2,291,568     23      64,678
  Exercise of common stock options..............                                  1,331,528     14      32,477
                                                 -------    --   -------    --   ----------   ----  ----------  --------
Balance, December 31, 1999......................  300,000    3    150,000    2   72,051,095    721   1,216,968   179,475
  Comprehensive income:
   Net income...................................                                                                 176,375
   Other comprehensive income:
    Foreign currency translation adjustments....

  Comprehensive income..........................

  Issuance of common stock......................                                    773,320      8       9,867
  Exercise of common stock options..............                                     26,307                421
  Shares repurchased and retired................                                 (1,785,015)   (18)    (30,932)
                                                 -------    --   -------    --   ----------   ----  ----------  --------
Balance, December 31, 2000......................  300,000   $3    150,000   $2   71,065,707   $711  $1,196,324  $355,850
                                                 =======    ==   =======    ==   ==========   ====  ==========  ========




                                                            Accumulated
                                                  Compre-      Other
                                                  hensive  Comprehensive
                                                  Income   (Loss) Income
                                                 --------- -------------

Balance, December 31, 1997......................
  Comprehensive income:
   Net income................................... $ 13,461
   Other comprehensive income:
    Foreign currency translation adjustments....     (281)    $  (281)
                                                 --------
  Comprehensive income.......................... $ 13,180
                                                 ========
  Issuance of common stock and warrants.........
  Conversion of convertible notes...............
  Cancellation of common stock..................
  Reclassification of Subchapter S accumulated
   earnings to paid-in-capital..................
  Pooling-of-interests..........................
  Exercise of common stock options..............
  Subchapter S distributions of a pooled entity.
                                                              -------
Balance, December 31, 1998......................                 (281)
  Comprehensive income:
   Net income................................... $142,666
   Other comprehensive income:
    Foreign currency translation adjustments....      598         598
                                                 --------
  Comprehensive income.......................... $143,264
                                                 ========
  Issuance of Series A perpetual convertible
   preferred stock..............................
  Issuance of Series B perpetual convertible
   preferred stock..............................
  Issuance of common stock......................
  Exercise of common stock options..............
                                                              -------
Balance, December 31, 1999......................                  317
  Comprehensive income:
   Net income................................... $176,375
   Other comprehensive income:
    Foreign currency translation adjustments....   (7,264)     (7,264)
                                                 --------
  Comprehensive income.......................... $169,111
                                                 ========
  Issuance of common stock......................
  Exercise of common stock options..............
  Shares repurchased and retired................
                                                              -------
Balance, December 31, 2000......................              $(6,947)
                                                              =======

                            See accompanying notes.

                             UNITED RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended December 31
                                                                                  ------------------------------------
                                                                                     2000        1999         1998
                                                                                  ---------- ------------ ------------
                                                                                             (In thousands)
Cash Flows From Operating Activities:
Net income....................................................................... $ 176,375  $   142,666  $    13,461
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................................   414,432      343,508      212,311
  Gain on sales of rental equipment..............................................  (139,496)     (99,000)     (53,484)
  Gain on sales of businesses....................................................    (4,084)      (1,842)      (4,189)
  Write down of assets held for sale.............................................                               4,040
  Extraordinary item.............................................................                              35,592
  Deferred taxes.................................................................   109,280       41,820       27,345
Changes in operating assets and liabilities:
  Accounts receivable............................................................     8,613      (93,716)     (53,368)
  Inventory......................................................................    69,706       (6,544)      (6,392)
  Prepaid expenses and other assets..............................................   (29,848)       7,257       (3,526)
  Accounts payable...............................................................   (16,091)      64,453       39,251
  Accrued expenses and other liabilities.........................................   (76,166)      22,758        5,088
                                                                                  ---------  -----------  -----------
   Net cash provided by operating activities.....................................   512,721      421,360      216,129
                                                                                  ---------  -----------  -----------

Cash Flows From Investing Activities:
Purchases of rental equipment....................................................  (808,204)    (718,112)    (479,534)
Purchases of property and equipment..............................................  (153,770)    (123,649)     (84,617)
Proceeds from sales of rental equipment..........................................   347,678      235,678      119,620
Proceeds from sales of businesses................................................    19,246        6,521       10,640
Purchases of other companies.....................................................  (347,337)    (986,790)    (911,837)
Payments of contingent purchase price............................................   (16,266)      (8,216)      (3,956)
In-process acquisition costs.....................................................    (4,285)      (1,002)        (241)
                                                                                  ---------  -----------  -----------
   Net cash used in investing activities.........................................  (962,938)  (1,595,570)  (1,349,925)
                                                                                  ---------  -----------  -----------

Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net of issuance costs....................                 64,701      207,005
Proceeds from the issuance of Series A Preferred, net of issuance costs..........                287,000
Proceeds from the issuance of Series B Preferred, net of issuance costs..........                143,800
Proceeds from debt...............................................................   456,202    1,083,616    1,263,637
Payments on debt.................................................................  (134,599)    (497,650)    (685,667)
Proceeds from sale-leaseback.....................................................   193,478       88,000       35,000
Proceeds from the issuance of redeemable convertible preferred securities........                             300,000
Payments of financing costs......................................................   (16,408)     (19,443)     (34,982)
Proceeds from the exercise of common stock options...............................       331       26,989          619
Subchapter S distributions of a pooled entity....................................                              (3,536)
Shares repurchased and retired...................................................   (30,950)
                                                                                  ---------  -----------  -----------
   Net cash provided by financing activities.....................................   468,054    1,177,013    1,082,076
Effect of foreign exchange rates.................................................    (7,264)         598         (281)
                                                                                  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.............................    10,573        3,401      (52,001)
Cash and cash equivalents at beginning of year...................................    23,811       20,410       72,411
                                                                                  ---------  -----------  -----------
Cash and cash equivalents at end of year......................................... $  34,384  $    23,811  $    20,410
                                                                                  =========  ===========  ===========

                            See accompanying notes.

                             UNITED RENTALS, INC.

                                                        Year Ended December 31
                                                  ----------------------------------
                                                     2000       1999        1998
                                                  ---------- ----------- -----------
                                                            (In thousands)
Supplemental disclosure of cash flow information:
             Cash paid for interest.............. $ 248,763  $  124,285  $   43,157
       Cash paid for taxes, net of refunds....... $  23,746  $   17,509  $   10,224

 Supplemental schedule of non-cash investing and
 financing activities
 The Company acquired the net assets and assumed
 certain liabilities of other companies as
 follows:
          Assets, net of cash acquired........... $ 565,114  $1,468,567  $1,501,467
               Liabilities assumed...............  (142,277)   (472,382)   (518,861)
 Less:
    Amounts paid in common stock and warrants....   (10,000)                (60,304)
      Amounts paid through issuance of debt......   (65,500)     (9,395)    (10,465)

                                                  ---------  ----------  ----------
                  Net cash paid.................. $ 347,337  $  986,790  $  911,837

                                                  =========  ==========  ==========




                            See accompanying notes.

                             UNITED RENTALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

   United Rentals, Inc. is principally a holding company ("Holdings") and conducts its operations primarily through its wholly owned subsidiary United Rentals (North America), Inc. ("URI") and subsidiaries of URI. Holdings was incorporated in July 1998 and became the parent of URI on August 5, 1998, pursuant to the reorganization of the legal structure of URI described in Note
9. Prior to such reorganization, the name of URI was United Rentals, Inc. References herein to the "Company" refer to Holdings and its subsidiaries, with respect to periods following the reorganization, and to URI and its subsidiaries, with respect to periods prior to the reorganization. As a result of the reorganization, Holdings' primary asset is its sole ownership of all issued and outstanding shares of common stock of URI. URI's various credit agreements and debt instruments place restrictions on its ability to transfer funds to its shareholder.

   The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others in the United States, Canada and Mexico. The Company also engages in related activities such as selling rental equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Therefore, the accompanying balance sheets are presented on an unclassified basis.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, giving retroactive effect for the reorganization for all periods presented. All significant intercompany accounts and transactions have been eliminated. The accompanying consolidated financial statements for the year ended December 31, 1998 include the accounts of certain acquisitions completed in 1998 that were accounted for as poolings-of-interests, as described in Note 3.

2. Summary of Significant Accounting Policies

Cash Equivalents

   The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Inventory

   Inventory consists of equipment, tools, parts, fuel and related supply items. Inventory is stated at the lower of cost or market and is net of a reserve for obsolescence and shrinkage of $15.5 million and $16.8 million at December 31, 2000 and 1999, respectively. Cost is determined on either a weighted average or first-in, first-out method.

Rental Equipment

   Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated useful lives for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Ordinary repair and maintenance costs are charged to operations as incurred.

Property and Equipment

   Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of estimated useful lives for property and equipment is two to thirty-nine years.

                             UNITED RENTALS, INC.

Ordinary repair and maintenance costs are charged to operations as incurred. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining life of the lease, whichever is shorter.

Intangible Assets

   Intangible assets consist of the excess of cost over the fair value of identifiable net assets of businesses acquired and non-compete agreements. The non-compete agreements are being amortized on a straight-line basis for a period ranging from three to eight years. The remaining intangible assets are being amortized on a straight-line basis over forty years.

Long-Lived Assets

   Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of the valuation of long-lived assets, the Company assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value. There have been no material impairments recognized in these financial statements.

Derivative Financial Instruments

   Derivative financial instruments, which are periodically used by the Company in the management of its interest rate and foreign currency exposures, are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related asset or liability. The fair value of these agreements are not recognized in the financial statements. Derivative financial instruments are not used for trading purposes.

Fair Value of Financial Instruments

   The carrying amounts reported in the balance sheets for accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair values of the Credit Facility, Term Loan B, Term Loan C, Term Loan D, receivables securitization and certain other debt are determined using current interest rates for similar instruments as of December 31, 2000 and 1999 and approximate the carrying value of these financial instruments due to the fact that the underlying instruments include provisions to adjust interest rates to approximate fair market value. The estimated fair value of the Company's other financial instruments at December 31, 2000 and 1999 are based upon available market information and are as follows:

                                            2000                       1999
                                 -------------------------- --------------------------
                                 Carrying Amount Fair Value Carrying Amount Fair Value
                                 --------------- ---------- --------------- ----------
                                                    (In thousands)
Redeemable convertible preferred
  securities....................    $300,000      $133,125     $300,000      $192,375
Senior subordinated notes.......     951,153       702,500      950,653       906,400
Other debt......................      94,086        94,086       73,745        73,745

Revenue Recognition

   Revenue related to the sale of equipment and merchandise is recognized at the time of delivery to, or pick-up by, the customer. Revenue related to rental equipment is recognized over the contract term.

                             UNITED RENTALS, INC.

Advertising Expense

   The Company advertises primarily through trade publications and yellow pages. Advertising costs are expensed as incurred and totaled $23.8 million, $19.0 million and $13.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Income Taxes

   The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realized in future periods.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions.

   Concentration of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

Stock-Based Compensation

   The Company accounts for its stock based compensation arrangements under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Since stock options are granted by the Company with exercise prices at or greater than the fair value of the shares at the date of grant, no compensation expense is recognized.

Insurance

   The Company is insured for general liability, workers' compensation, and group medical claims up to a specified claim and aggregate amounts (subject to a deductible of one million dollars). Insured losses subject to this deductible are accrued based upon the aggregate liability for reported claims incurred and an estimated liability for claims incurred but not reported. These liabilities are not discounted.

                             UNITED RENTALS, INC.

Impact of Recently Issued Accounting Standards

   In June 1999, the Financial Accounting Standards Board ("FASB'') issued Statement of Financial Accounting Standards ("SFAS'') No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This standard delays the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for one year, to fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities. The adoption of SFAS No. 133 on January 1, 2001 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

   In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This standard amends SFAS No. 133 and addresses a limited number of issues causing implementation difficulties. The Company will adopt SFAS No. 138 on January 1, 2001 and it is not expected to have a material effect on the Company's consolidated financial position or results of operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." This standard revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

Reclassifications

   Certain prior year balances have been reclassified to conform to the 2000 presentation.

3. Acquisitions

Acquisitions Accounted for as Poolings-of-Interests

   On August 24, 1998, the Company issued 2,744,368 shares of its common stock for all of the outstanding shares of common stock of Rental Tools.

   On September 24, 1998, the Company issued 1,456,997 shares of its common stock for all of the outstanding shares of common stock of Wynne Systems, Inc. This transaction was accounted for as a pooling-of-interests; however, this transaction was not material to the Company's consolidated operations and financial position and, therefore, the Company's financial statements have not been restated for this transaction but have been combined beginning July 1, 1998.

   On September 29, 1998, a merger (the "Merger") of United Rentals, Inc. and U.S. Rentals was completed. The Merger was effected by having a wholly owned subsidiary of United Rentals, Inc. merge with and into U.S. Rentals. Following the Merger, United Rentals, Inc. contributed the capital stock of U.S. Rentals to URI, a wholly owned subsidiary of United Rentals, Inc. Pursuant to the Merger, each outstanding share of common stock of U.S. Rentals was converted into the right to receive 0.9625 of a share of common stock of United Rentals, Inc. An aggregate of approximately 29.6 million shares of United Rentals, Inc. common stock were issued in the Merger in exchange for the outstanding shares of U.S. Rentals common stock.

                             UNITED RENTALS, INC.

   The table below shows the separate revenue and net income (loss) of the Company prior to the above mergers ("United"), U.S. Rentals and Rental Tools for periods prior to combination:

                                                          U.S.   Rental
                                               United   Rentals   Tools  Combined
                                              --------- -------- ------- ---------
                                                         (In thousands)
For the nine months ended September 30, 1998:
   Revenues.................................. $311,919  $451,101 $41,242 $804,262
   Net income (loss).........................  (53,178)   43,670   4,695   (4,813)

Acquisitions Accounted for as Purchases

   The acquisitions completed during the years ended December 31, 2000, 1999 and 1998 include 53, 102 and 81 acquisitions, respectively, that were accounted for as purchases. The results of operations of the businesses acquired in these acquisitions have been included in the Company's results of operations from their respective acquisition dates.

   During 2000, the Company purchased the outstanding stock and certain assets of (i) Liddell Brothers Inc., in February, (ii) Safety Lites Sales and Leasing, Inc., in March, (iii) Durante Equipment Corp., Inc., in June, (iv) Horizon High Reach, Inc., in September, and (v) Wiese Planning & Engineering Inc., in December. The aggregate initial consideration paid for these five acquisitions that were accounted for as purchases was approximately $153.1 million and consisted of $83.8 million in cash and 761,905 shares of common stock and $59.3 million in seller notes. In addition, the Company repaid or assumed outstanding indebtedness of these companies acquired in the aggregate amount of approximately $5.5 million.

   The aggregate initial consideration paid by the Company for other 2000 acquisitions that were accounted for as purchases was $210.2 million and consisted of approximately $184.6 million in cash and $6.2 million in seller notes. In addition, the Company repaid or assumed outstanding indebtedness of the companies acquired in the other 2000 acquisitions in the aggregate amount of $77.5 million.

   During 1999, the Company purchased the outstanding stock and certain assets of (i) National Equipment Finance Company, in June, (ii) Mi-Jack Products, Inc. and related entities, in May, (iii) Elmen Rent All, Inc., in June (iv) Forte, Inc., in March, and (v) Arayco, Inc. in June. The aggregate initial consideration paid for these five acquisitions that were accounted for as purchases was approximately $275.4 million and consisted of $270.4 million in cash and $5.0 million in seller notes. In addition, the Company repaid or assumed outstanding indebtedness of these companies acquired in the aggregate amount of approximately $99.8 million.

   The aggregate initial consideration paid by the Company for other 1999 acquisitions accounted for as purchases was $663.6 million and consisted of approximately $659.2 million in cash and $4.4 million in seller notes. In addition, the Company repaid or assumed outstanding indebtedness of the companies acquired in the other 1999 acquisitions in the aggregate amount of approximately $239.3 million.

   In January 1998 the Company purchased the outstanding stock and certain assets of (i) Access Rentals, Inc. and Affiliate, (ii) the BNR Group of Companies and (iii) Mission Valley Rentals, Inc. The aggregate initial consideration paid by the Company for these three acquisitions that were accounted for as purchases was $88.7 million and consisted of approximately $81.4 million in cash and 370,231 shares of common stock and warrants to purchase an aggregate of 30,000 shares of the Company's common stock. In addition, the Company repaid or assumed outstanding indebtedness of these three companies acquired in the aggregate amount of $64.0 million.

                             UNITED RENTALS, INC.

   Also during 1998, the Company purchased the outstanding stock and certain assets of (i) Power Rental Co., Inc., in June (ii) Equipment Supply Co., Inc. and Affiliates in June and (iii) McClinch Inc. and Subsidiaries and McClinch Equipment Services, Inc. in September. The aggregate initial consideration paid by the Company for these three acquisitions that were accounted for as purchases was $298.4 million and consisted of approximately $278.0 million in cash and 496,063 shares of common stock. In addition, the Company repaid or assumed outstanding indebtedness of these three companies acquired in the aggregate amount of $155.4 million.

   The aggregate initial consideration paid by the Company for other 1998 acquisitions that were accounted for as purchases was $550.4 million and consisted of approximately $507.3 million in cash and 1,083,997 shares of common stock, and seller notes of $10.5 million. In addition, the Company repaid or assumed outstanding indebtedness of the other companies acquired in 1998 in the aggregate amount of $211.8 million.

   The purchase prices for all acquisitions accounted for as purchases have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. However, the Company has not completed its valuation of all of its purchases and, accordingly, the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

   The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2000 and 1999 as though each acquisition described above was made on January 1, for each of the periods.

                                              2000       1999
                                           ---------- ----------
                                           (In thousands, except
                                              per share data)
                Revenues.................. $3,095,872 $2,956,543
                Net income................    182,342    154,084
                Basic earnings per share.. $     2.54 $     2.14
                                           ========== ==========
                Diluted earnings per share $     1.94 $     1.64
                                           ========== ==========

   The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

Merger-Related Expenses, Extraordinary Item and Other Costs

   The results of operations for the year ended December 31, 1999 include pre-tax expenses related to a terminated tender offer totaling approximately $18.2 million ($10.8 million after tax), primarily consisting of $8.3 million in professional fees recorded in selling, general and administrative expense and $9.9 million in financing commitment fees recorded in other (income) expense, net.

   The results of operations for the year ended December 31, 1998, include pre-tax expenses related to three acquisitions accounted for as poolings-of-interests totaling approximately $47.2 million ($33.2 million after-tax), consisting of (i) $18.5 million for investment banking, legal, accounting services and other merger costs, (ii) $14.5 million of expenses relating to the closing of duplicate facilities, (iii) $8.2 million for employee severance and related matters, (iv) $2.1 million for the write down of computer systems acquired through the U.S. Rentals merger and one of the other acquisitions accounted for as a pooling-of-interests and (v) $3.9 million in other expenses.

                             UNITED RENTALS, INC.

   The Company recorded a pre-tax extraordinary item of $35.6 million ($21.3 million after-tax) in 1998. The charge related to the early extinguishment of debt primarily related to the Merger with U.S. Rentals.

4. Rental Equipment

   Rental equipment consists of the following:

                                    December 31
                              -----------------------
                                 2000        1999
                              ----------- -----------
                                  (In thousands)
Rental equipment............. $2,281,994  $2,098,624
Less accumulated depreciation   (549,159)   (438,891)
                              ----------  ----------
Rental equipment, net........ $1,732,835  $1,659,733
                              ----------  ----------

5. Property and Equipment

   Property and equipment consist of the following:

                                                   December 31
                                               --------------------
                                                  2000      1999
                                               ---------- ---------
                                                  (In thousands)
Land.......................................... $  53,612  $ 50,143
Buildings.....................................   104,925    91,934
Transportation equipment......................   228,265   139,944
Machinery and equipment.......................    36,587    31,484
Furniture and fixtures........................    56,109    46,507
Leasehold improvements........................    48,952    26,387
                                               ---------  --------
                                                 528,450   386,399
Less accumulated depreciation and amortization  (106,211)  (81,492)
                                               ---------  --------
Property and equipment, net................... $ 422,239  $304,907
                                               =========  ========

6. Accrued Expenses and Other Liabilities

   Accrued expenses and other liabilities consist of the following:

                          December 31
                       -----------------
                         2000     1999
                       -------- --------
                        (In thousands)
Accrued profit sharing $ 39,485 $ 39,052
Accrued insurance.....   15,428   22,738
Accrued interest......   36,993   37,477
Other.................   44,319  110,662
                       -------- --------
                       $136,225 $209,929
                       ======== ========

                             UNITED RENTALS, INC.

7. Debt

   Debt consists of the following:

                                                                           December 31
                                                                      ---------------------
                                                                         2000       1999
                                                                      ---------- ----------
                                                                         (In thousands)
Credit Facility, interest payable at a weighted average rate of 7.8%
  and 6.9% at December 31, 2000 and 1999, respectively............... $  337,000 $  243,000
Term Loan B, interest payable at 8.89% and 8.71% at December 31,
  2000 and 1999, respectively........................................    246,875    248,750
Term Loan C, interest payable at 9.26% and 8.96% at December 31,
  2000 and 1999, respectively........................................    748,125    750,000
Term Loan D, interest payable at a weighted average rate of 9.18%
  at December 31, 2000...............................................    198,128
Senior Subordinated Notes, interest payable semi-annually, (9 1/2% at
  December 31, 2000 and 1999)........................................    200,000    200,000
Senior Subordinated Notes, interest payable semi-annually, (8.80%
  at December 31, 2000 and 1999).....................................    201,153    200,653
Senior Subordinated Notes, interest payable semi-annually, (9 1/4% at
  December 31, 2000 and 1999)........................................    300,000    300,000
Senior Subordinated Notes, interest payable semi-annually, (9% at
  December 31, 2000 and 1999)........................................    250,000    250,000
Receivables securitization, interest payable at 7.44% at
  December 31, 2000..................................................    100,000
Other debt, interest payable at various rates ranging from 4% to 11%
  and 6% to 12.3% at December 31, 2000 and 1999, respectively,
  due through 2007...................................................     94,086     73,745

                                                                      ---------- ----------
                                                                      $2,675,367 $2,266,148

                                                                      ========== ==========

   Credit Facility. The Company has a credit facility (the "Credit Facility") which enables URI to borrow up to $827.5 million on a revolving basis and permits a Canadian subsidiary of URI (the "Canadian Subsidiary") to directly borrow up to $40.0 million under the Credit Facility (provided that the aggregate borrowings of URI and the Canadian Subsidiary do not exceed $827.5 million). Up to $50.0 million ($1.4 million outstanding at December 31, 2000) of the Credit Facility is available in the form of letters of credit. The agreement governing the Credit Facility requires that the aggregate commitment shall be reduced on the last day of each calendar quarter, beginning September 30, 2001 and continuing through June 30, 2003, by an amount equal to $20.7 million. The Credit Facility terminates on September 26, 2003, at which time all outstanding indebtedness is due.

   Borrowings by URI under the Credit Facility accrue interest at URI's option, at either (a) the Base Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% or (ii) Bank of America's reference rate) or (b) the Eurodollar Rate (which for borrowings by URI is equal to Bank of America's reserve adjusted eurodollar rate) plus a margin ranging from 1.200% to 1.875% per annum. Borrowings by the Canadian Subsidiary under the Credit Facility accrue interest, at such subsidiary's option, at either (x) the Prime Rate (which is equal to Bank of America Canada's prime rate), (y) the BA Rate (which is equal to Bank of America Canada's BA Rate) plus a margin ranging from 1.200% to 1.875% per annum or (z) the Eurodollar Rate (which for borrowing by the Canadian Subsidiary is equal to Bank of America Canada's reserve adjusted Eurodollar Rate) plus a margin ranging from 1.200% to 1.875% per annum. If at any time an event of default (as defined in the agreement governing the Credit Facility) exists, the interest rate applicable to each loan will increase by 2% per annum. The

                             UNITED RENTALS, INC.

Company is also required to pay the banks an annual facility fee equal to 0.375% of the banks' $827.5 million aggregate lending commitment under the Credit Facility (which fee may be reduced to 0.300% for periods during which the Company maintains a specified funded debt to cash flow ratio).

   The obligations of URI under the Credit Facility are (i) secured by substantially all of its assets, the stock of its United States subsidiaries and a portion of the stock of URI's Canadian subsidiaries and (ii) guaranteed by Holdings and secured by the stock of URI. The obligations of the Canadian Subsidiary under the Credit Facility are guaranteed by URI and secured by substantially all of the assets of the Canadian Subsidiary and the stock of the subsidiaries of the Canadian Subsidiary.

   The Credit Facility contains certain covenants that require the Company to, among other things, satisfy certain financial tests relating to: (a) maximum leverage, (b) the ratio of senior debt to cash flow, (c) minimum interest coverage ratio, (d) the ratio of funded debt to cash flow, and (e) the ratio of senior debt to tangible assets. The agreements governing the Credit Facility also contain various other covenants that restrict the Company's ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to its assets, (iii) pay dividends or make other restricted payments on its common stock and certain other securities and (iv) make acquisitions unless certain financial conditions are satisfied. In addition, the agreement governing the Credit Facility (a) requires the Company to maintain certain financial ratios and (b) provides that failure by any two of certain of the Company's executive officers to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default unless replacement officers satisfactory to the lenders are appointed.

   Term Loan B. URI obtained a $250.0 million term loan (the "Term Loan B") from a group of financial institutions. The Term Loan B matures on June 30, 2005. Prior to maturity, quarterly installments of principal in the amount of $0.6 million are due on the last day of each calendar quarter, commencing September 30, 1999. The amount due at maturity is $235.6 million. The Term Loan B accrues interest, at URI's option, at either (a) the Base Rate (as defined above with respect to the Credit Facility) plus a margin of 0.375% per annum, or (b) the Eurodollar Rate (as defined above with respect to the Credit Facility for borrowings by the Company) plus a margin of 2.25% per annum. The Term Loan B is secured pari passu with the Credit Facility and the agreement governing the Term Loan B contains restrictive covenants substantially similar to those provided under the Credit Facility.

   Term Loan C. URI obtained a $750.0 million term loan from a group of financial institutions (the "Term Loan C"). The Term Loan C matures in June 2006. Prior to maturity, quarterly installments of principal in the amount of $1.9 million are due on the last day of each calendar quarter, commencing September 30, 2000. The amount due at maturity is $706.3 million. The Term Loan C accrues interest, at URI's option, at either (a) the Base Rate (as defined above with respect to the Credit Facility) plus a margin of 0.625% per annum, or (b) the Eurodollar Rate (as defined above with respect to the Credit Facility) plus a margin of 2.50% per annum. The Term Loan C is secured pari passu with the Credit Facility and the agreement governing the Term Loan C contains restrictive covenants substantially similar to those provided under the Credit Facility.

   Term Loan D. URI obtained a $200.0 million term loan from a financial institution (the "Term Loan D"). The Term Loan D matures in June 2006. Prior to maturity, quarterly installments of principal are due on the last day of each calendar quarter, in the amount of $0.25 million on September 30, 2000 and in the amount of $0.5 million commencing December 31, 2000 to maturity. The amount due at maturity is $188.5 million. The Term Loan D accrues interest, at URI's option, at either (a) the Base Rate (as defined above with respect to the Credit

                             UNITED RENTALS, INC.

Facility) plus a margin of 0.625% per annum, or (b) the Eurodollar Rate (as defined above with respect to the Credit Facility) plus a margin of 2.5% per annum. The Term Loan D is secured pari passu with the Credit Facility, and the agreement governing the Term Loan D contains restrictive covenants substantially similar to those provided under the Credit Facility.

   At December 31, 2000, the Company had interest rate protection in the form of swap agreements with an aggregate notional amount of $200.0 million. The effect of these agreements is to limit the interest rate exposure to 8.75% on $200.0 million of Term Loan B. The overall weighted average interest rate on the Term Loan B was 8.80% at December 31, 2000. While it is not the Company's intention to terminate the interest rate swap agreements, the fair values were estimated by obtaining quotes from brokers which represented the amounts that the Company would receive or pay if the agreements were terminated. These fair values indicated that termination of the agreements at December 31, 2000, would have resulted in a pretax loss of $4.3 million.

   9 1/2% Senior Subordinated Notes. URI issued $200.0 million aggregate principal amount of 9 1/2% senior subordinated notes, (the "9 1/2 Notes") which are due June 1, 2008. The 9 1/2% Notes are unsecured. URI may, at its option, redeem the 9 1/2% Notes on or after June 1, 2003 at specified redemption prices which range from 104.75% in 2003 to 100.0% in 2006 and thereafter. In addition, on or prior to June 1, 2001, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 9 1/2% Notes, at a redemption price of 109.5%. The indenture governing the 9 1/2% Notes contains certain restrictive covenants, including (i) limitations on additional indebtedness, (ii) limitations on restricted payments, (iii) limitations on liens, (iv) limitations on dividends and other payment restrictions, (v) limitations on preferred stock of certain subsidiaries, (vi) limitations on transactions with affiliates, (vii) limitations on the disposition of proceeds of asset sales and (viii) limitations on the ability of the Company to consolidate, merge or sell all or substantially all of its assets.

   8.80% Senior Subordinated Notes. URI issued $205.0 million aggregate principal amount of 8.80% senior subordinated notes, (the "8.80% Notes") which are due August 15, 2008. The 8.80% Notes are unsecured. URI may, at its option, redeem the 8.80% Notes on or after August 15, 2003 at specified redemption prices which range from 104.4% in 2003 to 100.0% in 2006 and thereafter. In addition, on or prior to August 15, 2001, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 8.80% Notes, at a redemption price of 108.8%. The indenture governing the 8.80% Notes contains restrictions substantially similar to those applicable to the 9 1/2% Notes.

   9 1/4% Senior Subordinated Notes. URI issued $300.0 million aggregate principal amount of 9 1/4% senior subordinated notes, (the "9 1/4% Notes") which are due January 15, 2009. The 9 1/4% Notes are unsecured. URI may, at its option, redeem the 9 1/4% Notes on or after January 15, 2004 at specified redemption prices which range from 104.625% in 2004 to 100.0% in 2007 and thereafter. In addition, on or prior to January 15, 2002, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 9 1/4% Notes, at a redemption price of 109.25%. The indenture governing the 9 1/4% Notes contains restrictions substantially similar to those applicable to the 9 1/2% Notes.

   9% Senior Subordinated Notes. URI issued $250.0 million aggregate principal amount of 9% senior subordinated notes, (the "9% Notes") which are due April 1, 2009. The 9% Notes are unsecured. URI may, at its option, redeem the 9% Notes on or after April 1, 2004 at specified redemption prices which range from 104.5% in 2004 to 100.0% in 2007 and thereafter. In addition, on or prior to April 1, 2002, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 9% Notes, at a redemption price of 109.0%. The indenture governing the 9% Notes contains restrictions substantially similar to those applicable to the 9 1/2% Notes.

                             UNITED RENTALS, INC.

   Receivables Securitization. In December 2000, the Company obtained $100.0 million through the securitization of certain of its accounts receivable. In the securitization, the Company transferred $203.0 million of its accounts receivable to a special purpose subsidiary (the "SPV") which in turn pledged those receivables to secure $100.0 million of borrowings that the SPV incurred to finance its acquisition of those receivables from the Company. These borrowings accrue interest at Credit Lyonnais' blended commercial paper rate plus a margin of 0.75% per annum. These borrowings are an obligation of the SPV and not of Holdings or URI, and the lenders' recourse in respect of the borrowings is generally limited to collections that the SPV receives on the receivables. Collections on the receivables are used to service the borrowings. Subject to certain conditions, collections from the receivables may also be used by the SPV from time to time until December 2003 to acquire additional accounts receivables from the Company that the SPV will pledge to the lenders to secure the borrowings.

   Maturities of the Company's debt for each of the next five years at December 31, 2000 are as follows (In thousands):

2001...... $   33,787
2002......     29,512
2003......    464,498
2004......     33,984
2005......    250,043
Thereafter  1,863,543

8. Income Taxes

   The provision for historical federal and state income taxes is as follows:

                                          Year ended December 31
                                         -------------------------
                                           2000    1999     1998
                                         -------- ------- --------
                                              (In thousands)
              Historical:
                 Domestic federal:
                     Current............ $ 10,419 $39,643 $14,291
                     Deferred...........   97,756  37,598  21,047
                                         -------- ------- -------
                                          108,175  77,241  35,338
                 Domestic state:
                     Current............    3,587  10,405   1,067
                     Deferred...........    6,815   3,437   7,020
                                         -------- ------- -------
                                           10,402  13,842   8,087
                                         -------- ------- -------
                     Total domestic.....  118,577  91,083  43,425

                 Foreign federal:
                     Current............    1,061   4,917     519
                     Deferred...........    3,590     465    (492)
                                         -------- ------- -------
                                            4,651   5,382      27
                 Foreign provincial:
                     Current............      774   2,356     277
                     Deferred...........    1,119     320    (230)
                                         -------- ------- -------
                                            1,893   2,676      47
                                         -------- ------- -------
                     Total foreign......    6,544   8,058      74
                                         -------- ------- -------
                                         $125,121 $99,141 $43,499
                                         ======== ======= =======

                             UNITED RENTALS, INC.

   A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 35% to income before provision for income taxes is as follows:

                                                                      Year ended December 31
                                                                    --------------------------
                                                                      2000     1999     1998
                                                                    -------- -------- --------
                                                                          (In thousands)
Computed tax rate at statutory tax rate............................ $105,524 $84,632  $27,404
State income taxes, net of federal tax benefit.....................    6,762   8,997    4,177
Non-deductible expenses............................................    9,992   6,265    7,400
Provision for deferred taxes of Subchapter S Corporation at time of
  pooling..........................................................                     4,750
Other..............................................................    2,843    (753)    (232)
                                                                    -------- -------  -------
                                                                    $125,121 $99,141  $43,499
                                                                    ======== =======  =======

   The components of deferred income tax assets (liabilities) are as follows:

                                                 December 31
                                            ---------------------
                                               2000       1999
                                            ---------- ----------
                                               (In thousands)
Property and equipment..................... $(298,058) $(175,180)
Intangibles................................   (32,518)   (13,188)
Reserves and allowances....................    37,460     48,577
Net operating loss and credit carryforwards    84,257     56,266
Other......................................     2,616      2,296

                                            ---------  ---------
                                            $(206,243) $ (81,229)
                                            =========  =========

   The current and deferred tax assets and liabilities at December 31, 2000 include the effects of certain reclassifications related to differences between the income tax provisions and tax returns for prior years. These reclassifications had no effect on net income.

   For financial reporting purposes, income before income taxes and extraordinary items for the Company's foreign subsidiaries was $15.6 million and $19.9 million for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000 and 1999, unremitted earnings of foreign subsidiaries were approximately $22.9 million and $13.8 million, respectively. Since it is the Company's intention to indefinitely reinvest these earnings, no United States taxes have been provided. Determination of the amount of unrecognized deferred tax liability on these unremitted taxes is not practicable.

   The Company has net operating loss carryforwards ("NOL's") of $138.2 million for federal income tax purposes that expire through 2018.

9. Holding Company Reorganization

   URI was formerly named United Rentals, Inc. On August 5, 1998, a reorganization was effected pursuant to which (i) URI became a wholly owned subsidiary of Holdings, a newly formed holding company, (ii) the name of URI was changed from United Rentals, Inc. to United Rentals (North America), Inc.,
(iii) the name of the new holding company became United Rentals, Inc., (iv) the outstanding common stock of URI was automatically

                             UNITED RENTALS, INC.

converted, on a share-for-share basis, into common stock of Holdings and (v) the common stock of Holdings commenced trading on the New York Stock Exchange under the symbol "URI" instead of the common stock of URI. The purpose of the reorganization was to facilitate certain financings. The business operations of the Company did not change as a result of the new legal structure. The stockholders of Holdings have the same rights, privileges and interests with respect to Holdings as they had with respect to URI immediately prior to the reorganization.

10. Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust

   In August 1998, a subsidiary trust (the "Trust") of Holdings issued and sold in a private offering (the "Preferred Securities Offering") $300.0 million of 30 year, 6 1/2% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"). The net proceeds from the Preferred Securities Offering were approximately $290.0 million. The Trust used the proceeds from the Preferred Securities Offering to purchase 6 1/2% convertible subordinated debentures due 2028 (the "Debentures") from Holdings which resulted in Holdings receiving all of the net proceeds of the Preferred Securities Offering. Holdings in turn contributed the net proceeds of the Preferred Securities Offering to URI. The Preferred Securities are non-voting securities, carry a liquidation value of $50 per security and are convertible into the Company's common stock at an initial rate of 1.146 shares per security (equivalent to an initial conversion price of $43.63 per share). They are convertible at any time at the holders' option and are redeemable, at the Company's option, after three years, subject to certain conditions.

   Holders of the Preferred Securities are entitled to preferential cumulative cash distributions from the Trust at an annual rate of 6 1/2% of the liquidation value, accruing from the original issue date and payable quarterly in arrears beginning February 1, 1999. The distribution rate and dates correspond to the interest rate and payments dates on the Debentures. Holdings may defer interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the maturity date of the Debentures. If interest payments on the Debentures are deferred, so are the payments on the Preferred Securities. Under this circumstance, Holdings will be prohibited from paying dividends on any of its capital stock or making payments with respect to its debt that rank pari passu with or junior to the Debentures.

   Holdings has executed a guarantee with regard to payment of the Preferred Securities to the extent that the Trust has sufficient funds to make the required payments.

11. Capital Stock

   Series A Perpetual Convertible Preferred Stock. On January 7, 1999, Holdings sold 300,000 shares of its Series A Perpetual Convertible Preferred Stock ("Series A Preferred"). Subject to certain thresholds related to the aggregate number of shares issuable upon conversion of Series A Preferred, the holders of the Series A Preferred, voting separately as a single class, have the right, on an as-converted basis, to elect up to two directors. Currently, holders of the Series A Preferred may elect two directors. Except for the election of directors, the holders of the Series A Preferred have the same voting rights as those belonging to holders of Holdings common stock. The net proceeds from the sale of the Series A Preferred were approximately $287.0 million. Holdings contributed such net proceeds to URI. The Series A Preferred is convertible into 12,000,000 shares of Holdings common stock at $25 per share based upon a liquidation preference of $1,000 per share of Series A Preferred, subject to adjustment. The Series A Preferred has no stated dividend. However, in the event Holdings declares or

                             UNITED RENTALS, INC.

pays any dividends on, or distributions of, its common stock, it must (subject to certain exceptions) also declare and pay to the holders of Series A Preferred the dividends and distributions which would have been declared and paid upon conversion of the Series A Preferred.

   Series B Perpetual Convertible Preferred Stock. On September 30, 1999, Holdings sold 150,000 shares of its Series B Perpetual Convertible Preferred Stock ("Series B Preferred"). The Series B Preferred is divided into two classes designated as Class B-1 and Class B-2. Other than voting rights, the classes are substantially the same. The holders of the 105,252 shares of Class B-1 are entitled to the same voting rights, on an as-converted basis, as those belonging to holders of Holdings common stock. The holders of the 44,748 shares of Class B-2 have no such voting rights. The net proceeds from the sale of the Series B Preferred were approximately $143.8 million. Holdings contributed such net proceeds to URI. The Series B Preferred is convertible into 5,000,000 shares of Holding's common stock at $30 per share based upon a liquidation preference of $1,000 per share of Series B Preferred, subject to adjustment. The Series B Preferred has no stated dividend. However, in the event Holdings declares or pays any dividends on, or distributions of, its common stock, it must (subject to certain exceptions) also declare and pay to the holders of Series B Preferred the dividends and distributions which would have been declared and paid upon conversion of the Series B Preferred.

    Warrants. As of December 31, 2000 there are outstanding warrants to purchase an aggregate of 7,094,296 shares of common stock. The weighted average exercise price of the warrants is $11.76 per share. All warrants are currently exercisable and may be exercised at any time through 2009.

   Common Stock. On March 9, 1999, Holdings completed a public offering of 2,290,000 shares of common stock. The net proceeds to the Company from this offering were approximately $64.7 million (after deducting underwriting discounts and offering expenses). Holdings contributed such net proceeds to URI. During 2000, the Company approved a share repurchase program to acquire up to $200 million of its issued and outstanding common stock. Share repurchases under the program may be made from time to time, continuing through May 2002. During 2000, the Company repurchased and retired 1,785,015 shares of common stock.

   1997 Stock Option Plan. The Company's 1997 Stock Option Plan provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of common stock. Some or all of such options may be "incentive stock options" within the meaning of the Internal Revenue Code. All officers, directors and employees of the Company and other persons who perform services on behalf of the Company are eligible to participate in this plan. Each option granted pursuant to this plan must provide for an exercise price per share that is at least equal to the fair market value per share of common stock on the date of grant. No options may be granted under this plan after August 31, 2007. As of December 31, 2000 and 1999, options to purchase an aggregate of 4,950,536 shares and 4,731,183 shares of common stock, respectively, were outstanding under this plan. The exercise price of each option, the period during which each option may be exercised and other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board of Directors).

   1998 Stock Option Plan. The Company's 1998 Stock Option Plan provides for the granting of options to purchase not more than an aggregate of 4,200,000 shares of common stock. Some or all of the options issued under the 1998 Stock Option Plan may be "incentive stock options" within the meaning of the Internal Revenue Code. All officers and directors of the Company and its subsidiaries are eligible to participate in the 1998 Stock Option Plan. Each option granted pursuant to the 1998 Stock Option Plan must provide for an exercise price per

                             UNITED RENTALS, INC.

share that is at least equal to the fair market value per share of common stock on the date of grant. No options may be granted under the 1998 Stock Option Plan after August 20, 2008. As of December 31, 2000 and 1999, options to purchase an aggregate of 4,200,000 shares of common stock were outstanding pursuant to this plan to executive officers and directors. The exercise price of each option, the period during which each option may be exercised and other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board of Directors).

   1998 Supplemental Stock Option Plan. The Company has adopted a stock option plan pursuant to which options, for up to an aggregate of 5,600,000 shares of common stock, may be granted to employees who are not officers or directors and to consultants and independent contractors who perform services for the Company or its subsidiaries. As of December 31, 2000 and 1999, options to purchase an aggregate of 5,373,509 shares and 4,140,384 shares of common stock, respectively, were outstanding pursuant to this plan. The exercise price of each option, the period during which each option may be exercised and other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board of Directors).

   1997 Performance Award Plan. Effective February 20, 1997, U.S. Rentals adopted the 1997 Performance Award Plan under which stock options and other awards could be granted to key employees and directors at prices and terms established by U.S. Rentals at the date of grant. The options expire in 2007. As a result of the Merger, all outstanding options to purchase shares of U.S. Rentals common stock became fully vested and were converted into options to purchase the Company's common stock. As of December 31, 2000 and 1999, options to purchase an aggregate of 2,572,050 shares and 2,581,675 shares of common stock, respectively, were outstanding pursuant to this plan.

   A summary of the transactions within the Company's stock option plans follows:

                                             Weighted
                                             Average
                                             Exercise
                                   Shares     Price
                                 ----------- --------
Outstanding at January 1, 1998..  4,825,699   $19.52
   Granted......................  9,453,718    19.78
   Exercised....................    (25,025)   20.78
   Canceled.....................   (209,578)   22.94
                                 ----------   ------

Outstanding at December 31, 1998 14,044,814    19.60
   Granted......................  3,092,462    26.77
   Exercised.................... (1,331,528)   20.74
   Canceled.....................   (152,506)   26.70
                                 ----------   ------

Outstanding at December 31, 1999 15,653,242    20.86
   Granted......................  1,921,125    16.56
   Exercised....................    (26,307)   16.91
   Canceled.....................   (451,965)   27.03
                                 ----------   ------
Outstanding at December 31, 2000 17,096,095   $20.23
                                 ==========   ======
Exercisable at December 31, 2000 11,906,938   $19.58
                                 ==========   ======

                             UNITED RENTALS, INC.

                               Options Outstanding        Options Exercisable
                         -------------------------------- --------------------
                                      Weighted
                                       Average   Weighted             Weighted
                                      Remaining  Average              Average
                           Amount    Contractual Exercise   Amount    Exercise
Range of Exercise Prices Outstanding    Life      Price   Exercisable  Price
------------------------ ----------- ----------- -------- ----------- --------
    $10.00 - $15.00.....  4,722,077   7.7 years   $12.38   4,317,980   $12.30
     15.01 -  20.00.....  1,995,359   9.0 years    16.79     293,787    18.72
     20.01 -  25.00.....  7,146,663   7.1 years    21.77   5,543,191    21.64
     25.01 -  30.00.....  1,821,230   8.2 years    27.33     888,666    27.27
     30.01 -  50.00.....  1,410,766   7.4 years    34.67     863,314    35.08
                         ----------                       ----------
                         17,096,095.  7.6 years    20.23  11,906,938    19.58
                         ==========                       ==========

   The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have differed. The weighted average fair value of options granted was $7.70, $10.99 and $11.94 during 2000, 1999 and 1998, respectively. The fair value is estimated on the date of grant using the Black-Scholes option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model and a risk-free interest rate average of 5.15%, 6.29% and 4.6% in 2000, 1999 and 1998, respectively, a volatility factor for the market price of the Company's common stock of 69%, 52% and 85% in 2000, 1999 and 1998, respectively, and a weighted-average expected life of options of approximately three years in 2000, 1999 and 1998, the Company's net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share would have been $156.4 million, $2.20 and $1.69, respectively, for the year ended December 31, 2000, $104.3 million, $1.46 and $1.12, respectively, for the year ended December 31, 1999, and $(13.3 million), $(0.20) and $(0.20), respectively, for the year ended December 31, 1998. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

   At December 31, 2000 there are (i) 7,094,296 shares of common stock reserved for the exercise of warrants, (ii) 17,338,256 shares of common stock reserved for issuance pursuant to options granted and that may be granted in the future under the Company's stock option plans, (iii) 6,875,580 shares of common stock reserved for the issuance of outstanding preferred securities of a subsidiary trust, (iv) 17,000,000 shares of common stock reserved for the issuance of Series A and Series B preferred stock and (v) 232,586 shares of common stock reserved for the conversion of convertible debt.

                             UNITED RENTALS, INC.

12. Earnings Per Share

   The following table sets forth the computation of historical basic and diluted earnings per share:

                                                               Year Ended December 31
                                                         -----------------------------------
                                                            2000        1999        1998
                                                         ----------- ----------- -----------
                                                           (In thousands, except share and
                                                                   per share data)
Numerator:
 Income before extraordinary item....................... $   176,375 $   142,666 $    34,798
 Plus: preferred dividends of a subsidiary trust, net of
   taxes................................................      11,406
                                                         ----------- ----------- -----------
 Income available to common stockkholders............... $   187,781 $   142,666 $    34,798
                                                         =========== =========== ===========
Denominator:
 Denominator for basic earnings per share-weighted-
   average shares.......................................  71,069,174  71,353,127  66,225,492
 Effect of dilutive securities:
   Employee stock options...............................   1,517,015   4,651,237   2,641,194
   Warrants.............................................   2,791,387   3,978,536   4,208,434
   Series A Preferred...................................  12,000,000  11,802,740
   Series B Preferred...................................   5,000,000   1,250,000
   Company-obligated mandatorily redeemable
     convertible preferred securities of a subsidiary
     trust..............................................   6,876,003
                                                         ----------- ----------- -----------
 Denominator for dilutive earnings per share- adjusted
   weighted-average shares..............................  99,253,579  93,035,640  73,075,120
                                                         =========== =========== ===========
Earnings per share-basic:
 Income before extraordinary item....................... $      2.48 $      2.00 $      0.53
 Extraordinary item, net................................                                0.33
                                                         ----------- ----------- -----------
 Net income............................................. $      2.48 $      2.00 $      0.20
                                                         =========== =========== ===========
Earnings per share-diluted:
 Income before extraordinary item....................... $      1.89 $      1.53 $      0.48
 Extraordinary item, net................................                                0.30
                                                         ----------- ----------- -----------
 Net income............................................. $      1.89 $      1.53 $      0.18
                                                         =========== =========== ===========

                             UNITED RENTALS, INC.

13. Commitments and Contingencies

Operating Leases

   The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 2000:

             Real    Rental     Other
            Estate  Equipment Equipment
            Leases   Leases    Leases
           -------- --------- ---------
                  (In thousands)
2001...... $ 51,815 $ 98,158   $17,318
2002......   46,464   93,864    15,372
2003......   42,739   77,597    12,076
2004......   39,706   55,889    10,827
2005......   34,153   43,352     2,487
Thereafter  108,175   34,830
           -------- --------   -------
           $323,052 $403,690   $58,080
           ======== ========   =======

   The Company was the seller-lessee in sale-leaseback transactions in 2000 where it sold rental equipment for aggregate proceeds of $218.8 million, in 1999 where it sold rental equipment for aggregate proceeds of $88.0 million and in 1998 where it sold rental equipment for aggregate proceeds of $35.0 million. For the 2000 transactions, the Company agreed to lease back the rental equipment over periods ranging from eight months to five years. In connection with the 2000 transactions, the Company recognized a gain of $12.5 million and recorded deferred gains on the sales of approximately $4.0 million. For the 1999 transaction, the Company agreed to lease back the rental equipment over a five year period beginning December 1999 and will recognize a deferred gain on the sale of approximately $6.3 million over the five year period. For the 1998 transaction, the Company agreed to lease back the rental equipment over a five year period beginning December 1998 and will recognize a deferred gain on the sale of approximately $0.6 million over the five year period. The future payments under these leases are included in the table above.

   Rent expense under non-cancelable operating leases totaled $137.3 million, $65.5 million and $20.5 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's real estate leases provide for varying terms and include 24 leases that are on a month-to-month basis and 42 leases that provide for a remaining term of less than one year and do not provide a renewal option.

Employee Benefit Plans

   The Company currently sponsors one defined contribution 401(k) retirement plan which is subject to the provisions of ERISA. The Company also sponsors a deferred profit sharing plan for the benefit of the full time employees of its Canadian subsidiaries. Under these plans, the Company matches a percentage of the participants contributions up to a specified amount. Company contributions to the plans were $6.2 million, $4.6 million and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Legal Matters

   The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses, reserves, or insurance

                             UNITED RENTALS, INC.

coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations, or cash flows. The Company had accrued $7.6 million and $13.7 million at December 31, 2000 and 1999, respectively, to cover the uninsured portion of possible costs arising from these pending claims and other potential unasserted claims.

Environmental Matters

   The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company believes that such removal and remediation will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

14. Segment Information

   The Company operates in one industry segment consisting of the rental and sales of equipment and related merchandise and parts. The Company's operations are managed as one segment, or strategic unit, because it offers similar products and services in similar markets and the factors determining strategic decisions are comparable for all products and services.

   The Company operates in the United States, Canada and Mexico. Revenues are attributable to countries based upon the location of the customers. Geographic area information for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                    Year ended December 31
                                               --------------------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
                                                        (In thousands)
Revenues from external customers
 Domestic..................................... $2,753,266 $2,086,808 $1,168,071
 Foreign......................................    165,595    146,820     52,211
                                               ---------- ---------- ----------
Total revenues from external customers........ $2,918,861 $2,233,628 $1,220,282
                                               ========== ========== ==========

Rental equipment, net
 Domestic..................................... $1,604,191 $1,537,199 $1,099,539
 Foreign......................................    128,644    122,534     43,467
                                               ---------- ---------- ----------
Total consolidated rental equipment, net...... $1,732,835 $1,659,733 $1,143,006
                                               ========== ========== ==========

Property and equipment, net
 Domestic..................................... $  405,873 $  285,456 $  180,777
 Foreign......................................     16,366     19,451      4,734
                                               ---------- ---------- ----------
Total consolidated property and equipment, net $  422,239 $  304,907 $  185,511
                                               ========== ========== ==========

Intangible assets, net
 Domestic..................................... $2,092,882 $1,740,326 $  867,090
 Foreign......................................    134,126    123,046     54,975
                                               ---------- ---------- ----------
Total consolidated intangible assets, net..... $2,227,008 $1,863,372 $  922,065
                                               ========== ========== ==========

                             UNITED RENTALS, INC.

15. Quarterly Financial Information (Unaudited)

Selected Financial Data

   The following table of quarterly financial information has been prepared from unaudited financial statements of the Company, and reflects adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods presented.

                                        First    Second    Third    Fourth
                                       Quarter   Quarter  Quarter  Quarter
                                      --------  --------  -------- --------
                                      (In thousands, except per share data)
For the year ended December 31, 2000:
 Total revenues......................  $578,962  $729,946 $859,033 $750,920
 Gross profit........................   205,984   271,798  340,704  270,084
 Net income..........................    17,411    47,199   75,391   36,374
 Basic earnings per share............  $   0.24  $   0.66 $   1.07 $   0.51
 Diluted earnings per share..........      0.19      0.51     0.79     0.40

For the year ended December 31, 1999:
 Total revenues......................  $392,309  $503,662 $668,618 $669,039
 Gross profit........................   133,991   184,064  256,979  249,884
 Net income..........................    16,225    25,886   56,208   44,347
 Basic earnings per share............  $   0.24  $   0.36 $   0.78 $   0.62
 Diluted earning per share...........      0.18      0.28     0.60     0.48

16. Condensed Consolidating Financial Information of Guarantor Subsidiaries

   Certain indebtedness of URI, a wholly owned subsidiary of Holdings (the "Parent"), is guaranteed by URI's United States subsidiaries (the "guarantor subsidiaries") but is not guaranteed by URI's foreign subsidiaries (the "non-guarantor subsidiaries"). The guarantor subsidiaries are all wholly-owned and the guarantees are made on a joint and several basis and are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). Separate consolidated financial statements of the guarantor subsidiaries have not been presented because management believes that such information would not be material to investors. However, condensed consolidating financial information as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, are presented. The condensed consolidating financial information of the Company and its subsidiaries are as follows:

                             UNITED RENTALS, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               December 31, 2000

                                                              Guarantor   Non-Guarantor  Other and   Consolidated
                                        Parent       URI     Subsidiaries Subsidiaries  Eliminations    Total
                                      ----------- ---------- ------------ ------------- ------------ ------------
                                                                    (In thousands)
Assets
Cash and cash equivalents............                         $   29,733   $    4,651                 $   34,384
Accounts receivable, net.............             $  216,444     143,295      109,855                    469,594
Intercompany receivable (payable)....                319,423     (55,187)    (264,236)
Inventory............................                 54,022      73,979        5,379                    133,380
Prepaid expenses and other assets....                 28,263      75,633          597                    104,493
Rental equipment, net................                837,972     766,219      128,644                  1,732,835
Property and equipment, net.......... $   34,807     139,871     231,195       16,366                    422,239
Investment in subsidiaries...........  1,839,952   2,257,692                            $(4,097,644)
Intangible assets, net...............                960,444   1,132,438      134,126                  2,227,008
                                      ----------  ----------  ----------   ----------   -----------   ----------
                                      $1,874,759  $4,814,131  $2,397,305   $  135,382   $(4,097,644)  $5,123,933
                                      ==========  ==========  ==========   ==========   ===========   ==========

Liabilities and Stockholder's Equity
Liabilities:
   Accounts payable..................             $   78,623  $  165,677   $   15,855                 $  260,155
   Debt.............................. $  300,000   2,647,144       3,484       24,739   $  (300,000)   2,675,367
   Deferred taxes....................                186,091      20,702         (550)                   206,243
   Accrued expenses and other
    liabilities......................     28,816      86,560      18,862       13,750       (11,763)     136,225
                                      ----------  ----------  ----------   ----------   -----------   ----------
      Total liabilities..............    328,816   2,998,418     208,725       53,794      (311,763)   3,277,990

Commitments and contingencies
Company-obligated mandatorily
 redeemable convertible preferred
 securities of a subsidiary trust....                                                       300,000      300,000
Stockholder's equity:
   Preferred stock...................          5                                                               5
   Common stock......................        711                                                             711
   Additional paid-in capital........  1,196,324   1,488,238   1,830,500       65,657    (3,384,395)   1,196,324
   Retained earnings.................    355,850     327,475     358,080       22,878      (708,433)     355,850
   Accumulated other comprehensive
    loss.............................     (6,947)                              (6,947)        6,947       (6,947)
                                      ----------  ----------  ----------   ----------   -----------   ----------
      Total stockholder's equity.....  1,545,943   1,815,713   2,188,580       81,588   $(4,085,881)   1,545,943
                                      ----------  ----------  ----------   ----------   -----------   ----------
                                      $1,874,759  $4,814,131  $2,397,305   $  135,382   $(4,097,644)  $5,123,933
                                      ==========  ==========  ==========   ==========   ===========   ==========

                             UNITED RENTALS, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                  December 31, 1999
                                      --------------------------------------------------------------------------
                                                             Guarantor   Non-Guarantor  Other and   Consolidated
                                        Parent      URI     Subsidiaries Subsidiaries  Eliminations    Total
                                      ---------- ---------- ------------ ------------- ------------ ------------
                                                                    (In thousands)
Assets
Cash and cash equivalents............            $    3,689  $   16,414    $   3,708                 $   23,811
Accounts receivable, net.............               200,419     199,981       34,585                    434,985
Intercompany receivable (payable)....               142,156      42,906     (185,062)
Inventory............................                56,086      64,253        9,134                    129,473
Prepaid expenses and other assets.... $   31,554      1,020      18,296       17,809   $    12,778       81,457
Rental equipment, net................               747,232     789,967      122,534                  1,659,733
Property and equipment, net..........     28,383    150,841     106,232       19,451                    304,907
Investment in subsidiaries...........  1,702,802  2,072,115                             (3,774,917)
Intangible assets, net...............               792,198     948,128      123,046                  1,863,372
                                      ---------- ----------  ----------    ---------   -----------   ----------
                                      $1,762,739 $4,165,756  $2,186,177    $ 145,205   $(3,762,139)  $4,497,738
                                      ========== ==========  ==========    =========   ===========   ==========

Liabilities and Stockholder's Equity
Liabilities:
   Accounts payable.................. $   30,381 $   71,995  $  120,511    $  20,059                 $  242,946
   Debt..............................    300,000  2,231,923         380       33,845   $  (300,000)   2,266,148
   Deferred income taxes.............                80,476                      753                     81,229
   Accrued expenses and other
    liabilities......................     34,872    107,828      53,177       10,802         3,250      209,929
                                      ---------- ----------  ----------    ---------   -----------   ----------
      Total liabilities..............    365,253  2,492,222     174,068       65,459      (296,750)   2,800,252
Commitments and contingencies
Company-obligated mandatorily
 redeemable convertible preferred
 securities of a subsidiary trust....                                                      300,000      300,000
Stockholder's equity:
   Preferred stock...................          5                                                              5
   Common stock......................        721                                                            721
   Additional paid-in capital........  1,216,968  1,487,907   1,830,182       65,644   $(3,383,733)   1,216,968
   Retained earnings.................    179,475    185,627     181,927       13,785      (381,339)     179,475
   Accumulated other comprehensive
    income...........................        317                                 317          (317)         317
                                      ---------- ----------  ----------    ---------   -----------   ----------
      Total stockholder's equity.....  1,397,486  1,673,534   2,012,109       79,746    (3,765,389)   1,397,486
                                      ---------- ----------  ----------    ---------   -----------   ----------
                                      $1,762,739 $4,165,756  $2,186,177    $ 145,205   $(3,762,139)  $4,497,738
                                      ========== ==========  ==========    =========   ===========   ==========

                             UNITED RENTALS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000

                                                                     Guarantor   Non-Guarantor  Other and   Consolidated
                                                Parent      URI     Subsidiaries Subsidiaries  Eliminations    Total
                                               --------- ---------- ------------ ------------- ------------ ------------
                                                                            (In thousands)
Revenues:
  Equipment rentals...........................           $  851,541  $1,094,613   $  110,529                 $2,056,683
  Sales of rental equipment...................              145,519     178,576       23,583                    347,678
  Sales of equipment and merchandise and
   other revenues.............................              253,798     229,219       31,483                    514,500
                                               --------  ----------  ----------   ----------    ----------   ----------
Total revenues................................            1,250,858   1,502,408      165,595                  2,918,861
Cost of revenues:
  Cost of equipment rentals, excluding
   depreciation...............................              364,047     494,350       49,080                    907,477
  Depreciation of rental equipment............              152,640     155,239       20,252                    328,131
  Cost of rental equipment sales..............               87,161     106,617       14,404                    208,182
  Cost of equipment and merchandise sales
   and other operating costs..................              197,190     164,186       25,125                    386,501
                                               --------  ----------  ----------   ----------    ----------   ----------
Total cost of revenues........................              801,038     920,392      108,861                  1,830,291
                                               --------  ----------  ----------   ----------    ----------   ----------
Gross profit..................................              449,820     582,016       56,734                  1,088,570
Selling, general and administrative expenses..              184,135     245,431       24,764                    454,330
Non-rental depreciation and amortization...... $  7,718      33,692      39,618        5,273                     86,301
                                               --------  ----------  ----------   ----------    ----------   ----------
Operating income (loss).......................   (7,718)    231,993     296,967       26,697                    547,939
Interest expense..............................   19,500     217,904         135       10,740    $  (19,500)     228,779
Preferred dividends of a subsidiary trust.....                                                      19,500       19,500
Other (income) expense, net...................                2,129      (4,285)         320                     (1,836)
                                               --------  ----------  ----------   ----------    ----------   ----------
Income (loss) before provision (benefit) for
 income taxes.................................  (27,218)     11,960     301,117       15,637                    301,496
Provision (benefit) for income taxes..........  (11,295)      4,908     124,964        6,544                    125,121
                                               --------  ----------  ----------   ----------    ----------   ----------
Income (loss) before equity in net earnings of
 subsidiaries.................................  (15,923)      7,052     176,153        9,093                    176,375
Equity in net earnings of subsidiaries........  192,298     185,246                             $ (377,544)
                                               --------  ----------  ----------   ----------    ----------   ----------
Net income.................................... $176,375  $  192,298  $  176,153   $    9,093    $ (377,544)  $  176,375
                                               ========  ==========  ==========   ==========    ==========   ==========

                             UNITED RENTALS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1999

                                                                         Guarantor   Non-Guarantor  Other and   Consolidated
                                                     Parent      URI    Subsidiaries Subsidiaries  Eliminations    Total
                                                    --------- --------- ------------ ------------- ------------ ------------
                                                                                 (In thousand)
Revenues:
  Equipment rentals................................           $600,431   $  880,182    $100,413                  $1,581,026
  Sales of rental equipment........................            113,982      106,737      14,959                     235,678
  Sales of equipment and merchandise and other
   revenues........................................            195,647      189,829      31,448                     416,924
                                                    --------  --------   ----------    --------     ---------    ----------
Total revenues.....................................            910,060    1,176,748     146,820                   2,233,628
Cost of revenues:
  Cost of equipment rentals, excluding
   depreciation....................................            250,959      381,718      44,295                     676,972
  Depreciation of rental equipment.................            116,385      146,622      17,634                     280,641
  Cost of rental equipment sales...................             62,972       64,945       8,761                     136,678
  Cost of equipment and merchandise sales and
   other operating costs...........................            161,902      128,328      24,189                     314,419
                                                    --------  --------   ----------    --------     ---------    ----------
Total cost of revenues.............................            592,218      721,613      94,879                   1,408,710
                                                    --------  --------   ----------    --------     ---------    ----------
Gross profit.......................................            317,842      455,135      51,941                     824,918
Selling, general and administrative expenses....... $  8,267   144,341      177,456      22,531                     352,595
Non-rental depreciation and amortization...........    4,926    29,667       24,617       3,657                      62,867
                                                    --------  --------   ----------    --------     ---------    ----------
Operating income (loss)............................  (13,193)  143,834      253,062      25,753                     409,456
Interest expense...................................   19,500   132,929        1,428       5,471     $ (19,500)      139,828
Preferred dividends of a subsidiary trust..........                                                    19,500        19,500
Other (income) expense, net........................    9,689    (1,549)        (524)        427           278         8,321
                                                    --------  --------   ----------    --------     ---------    ----------
Income (loss) before provision (benefit) for income
 taxes.............................................  (42,382)   12,454      252,158      19,855          (278)      241,807
Provision (benefit) for income taxes...............  (17,487)    3,039      105,531       8,058                      99,141
                                                    --------  --------   ----------    --------     ---------    ----------
Income (loss) before equity in net earnings of
 subsidiaries......................................  (24,895)    9,415      146,627      11,797          (278)      142,666
Equity in net earnings of subsidiaries.............  167,561   158,424                               (325,985)
                                                    --------  --------   ----------    --------     ---------    ----------
Net income......................................... $142,666  $167,839   $  146,627    $ 11,797     $(326,263)   $  142,666
                                                    ========  ========   ==========    ========     =========    ==========

                             UNITED RENTALS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1998

                                                                        Guarantor   Non-Guarantor  Other and   Consolidated
                                                     Parent     URI    Subsidiaries Subsidiaries  Eliminations    Total
                                                    -------- --------- ------------ ------------- ------------ ------------
                                                                                (In thousands)
Revenues:
   Equipment rentals...............................          $213,823    $649,508      $32,135                  $  895,466
   Sales of rental equipment.......................            17,992      96,739        4,889                     119,620
   Sales of equipment and merchandise and other
    revenues.......................................            58,582     131,427       15,187                     205,196
                                                    -------  --------    --------      -------      --------    ----------
Total revenues.....................................           290,397     877,674       52,211                   1,220,282
Cost of revenues:
   Cost of equipment rentals, excluding
    depreciation...................................            91,100     289,892       13,758                     394,750
   Depreciation of rental equipment................            45,602     125,810        4,498                     175,910
   Cost of rental equipment sales..................             8,586      54,805        2,745                      66,136
   Cost of equipment and merchandise sales and
    other operating costs..........................            49,754      98,332       11,952                     160,038
                                                    -------  --------    --------      -------      --------    ----------
Total cost of revenues.............................           195,042     568,839       32,953                     796,834
                                                    -------  --------    --------      -------      --------    ----------
Gross profit.......................................            95,355     308,835       19,258                     423,448
Selling, general and administrative expenses.......            31,092     155,512        9,016                     195,620
Merger-related expenses............................                        47,178                                   47,178
Non-rental depreciation and amortization........... $   561     8,682      24,769        1,233      $      3        35,248
                                                    -------  --------    --------      -------      --------    ----------
Operating income (loss)............................    (561)   55,581      81,376        9,009            (3)      145,402
Interest expense...................................   7,854    33,006      24,193        6,958        (7,854)       64,157
Preferred dividends of a subsidiary trust..........                                                    7,854         7,854
Other (income) expense, net........................            (2,481)     (2,605)         (11)          191        (4,906)
                                                    -------  --------    --------      -------      --------    ----------
Income (loss) before provision (benefit) for income
 taxes and extraordinary item......................  (8,415)   25,056      59,788        2,062          (194)       78,297
Provision (benefit) for income taxes...............  (3,472)   13,850      33,047           74                      43,499
                                                    -------  --------    --------      -------      --------    ----------
Income (loss) before extraordinary item and equity
 in net earnings of subsidiaries...................  (4,943)   11,206      26,741        1,988          (194)       34,798
Extraordinary item, net............................                        21,337                                   21,337
                                                    -------  --------    --------      -------      --------    ----------
Income (loss) before equity in net earnings of
 subsidiaries......................................  (4,943)   11,206       5,404        1,988          (194)       13,461
Equity in net earnings of subsidiaries.............  18,404     7,392                                (25,796)
                                                    -------  --------    --------      -------      --------    ----------
Net income......................................... $13,461  $ 18,598    $  5,404      $ 1,988      $(25,990)   $   13,461
                                                    =======  ========    ========      =======      ========    ==========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION
                     For the Year Ended December 31, 2000

                                                                       Guarantor   Non-Guarantor  Other and   Consolidated
                                                  Parent      URI     Subsidiaries Subsidiaries  Eliminations    Total
                                                 --------- ---------- ------------ ------------- ------------ ------------
                                                                              (In thousands)
Net cash provided by (used in) operating
 activities..................................... $(37,379) $ 243,759   $ 227,855     $ 43,066      $ 35,420    $ 512,721
Cash Flows From Investing Activities:
   Purchases of rental equipment................            (489,259)   (283,488)     (35,457)                  (808,204)
   Purchases of property and equipment..........  (13,071)   (34,477)   (102,510)      (3,712)                  (153,770)
   Proceeds from sales of rental equipment......             145,519     178,576       23,583                    347,678
   Proceeds from sale of businesses.............              16,246       3,000                                  19,246
   Payments of contingent purchase price........              (3,030)    (13,236)                                (16,266)
   Purchases of other companies.................            (337,257)                 (10,080)                  (347,337)
   Capital contributed to subsidiary............     (331)                                              331
   In-process acquisition costs.................                                                     (4,285)      (4,285)
                                                 --------  ---------   ---------     --------      --------    ---------
      Net cash used in investing
       activities...............................  (13,402)  (702,258)   (217,658)     (25,666)       (3,954)    (962,938)
Cash Flows from Financing Activities:
   Shares repurchased and retired...............                                                    (30,950)     (30,950)
   Dividend distributions to Parent.............             (50,450)                                50,450
   Proceeds from debt...........................             452,912       3,290                                 456,202
   Repayments of debt...........................            (125,238)       (168)      (9,193)                  (134,599)
   Proceeds from sale-leaseback.................             193,478                                             193,478
   Payments of financing costs..................             (16,223)                                  (185)     (16,408)
   Capital contributions by parent..............                 331                                   (331)
   Proceeds from the exercise of stock options..      331                                                            331
   Proceeds from dividends from subsidiary......   50,450                                           (50,450)
                                                 --------  ---------   ---------     --------      --------    ---------

      Net cash provided by financing
       activities...............................   50,781    454,810       3,122       (9,193)      (31,466)     468,054
   Effect of foreign exchange rates.............                                       (7,264)                    (7,264)
                                                 --------  ---------   ---------     --------      --------    ---------

Net increase (decrease) in cash and cash
 equivalents....................................              (3,689)     13,319          943                     10,573
Cash and cash equivalents at beginning of period               3,689      16,414        3,708                     23,811
                                                 --------  ---------   ---------     --------      --------    ---------
Cash and cash equivalents at end of period......           $           $  29,733     $  4,651                  $  34,384
                                                 ========  =========   =========     ========      ========    =========
Supplemental disclosure of cash flow
 information:
Cash paid for interest.......................... $ 19,500  $ 218,346   $     135     $ 10,782                  $ 248,763
Cash paid for income taxes......................           $  19,833                 $  3,913                  $  23,746
Supplemental disclosure of non-cash investing
 and financing activities:
The Company acquired the net assets and
 assumed certain liabilities of other companies
 as follows:....................................
   Assets, net of cash acquired.................           $ 554,077                 $ 11,037                  $ 565,114
   Liabilities assumed..........................            (141,320)                    (957)                  (142,277)
   Less:........................................
   Amounts paid in common stock and
    warrants of Parent..........................             (10,000)                                            (10,000)
   Amounts paid through issuance of debt........             (65,500)                                            (65,500)
                                                 --------  ---------   ---------     --------      --------    ---------
   Net cash paid................................           $ 337,257                 $ 10,080                  $ 347,337
                                                 ========  =========   =========     ========      ========    =========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION
                     For the Year Ended December 31, 1999

                                                                              Guarantor   Non-Guarantor  Other and   Consolidated
                                                       Parent       URI      Subsidiaries Subsidiaries  Eliminations    Total
                                                     ---------- ------------ ------------ ------------- ------------ ------------
                                                                                    (In thousands)
Net cash provided by (used in) operating
 activities......................................... $  (4,824) $   292,412    $ 13,185     $ 119,585    $   1,002   $   421,360
Cash Flows From Investing Activities:
   Purchases of rental equipment....................               (539,775)    (99,365)      (78,972)                  (718,112)
   Purchases of property and equipment..............   (14,181)     (74,634)    (20,366)      (14,468)                  (123,649)
   Proceeds from sales of rental equipment..........                113,982     106,737        14,959                    235,678
   Proceeds from sale of
    businesses......................................                  1,040       2,354         3,127                      6,521
   Payments of contingent purchase price............                 (2,387)     (4,265)       (1,564)                    (8,216)
   Purchases of other companies.....................               (915,937)                  (70,853)                  (986,790)
   Capital contributed to subsidiary................  (522,985)                                            522,985
   In-process acquisition costs.....................                                                        (1,002)       (1,002)
                                                     ---------  -----------    --------     ---------    ---------   -----------
      Net cash used in investing activities.........  (537,166)  (1,417,711)    (14,905)     (147,771)     521,983    (1,595,570)
Cash Flows from Financing Activities:
   Dividend distributions to Parent.................                (19,500)                                19,500
   Proceeds from debt...............................              1,025,843      26,524        31,249                  1,083,616
   Repayments of debt...............................               (474,808)    (20,958)       (1,884)                  (497,650)
   Proceeds from sale-leaseback.....................                 88,000                                               88,000
   Payments of financing costs......................                (18,995)                     (448)                   (19,443)
   Capital contributions by parent..................                522,985                               (522,985)
   Proceeds from issuance of common stock and
    warrants, net of issuance costs.................    64,701                                                            64,701
   Proceeds from issuance of preferred stock, net
    of issuance costs...............................   430,800                                                           430,800
   Proceeds from the exercise of stock options......    26,989                                                            26,989
   Proceeds from dividends from subsidiary..........    19,500                                             (19,500)
                                                     ---------  -----------    --------     ---------    ---------   -----------

      Net cash provided by financing activities.....   541,990    1,123,525       5,566        28,917     (522,985)    1,177,013
   Effect of foreign exchange rates.................                                              598                        598
                                                     ---------  -----------    --------     ---------    ---------   -----------

Net increase (decrease) in cash and cash
 equivalents........................................                 (1,774)      3,846         1,329                      3,401
Cash and cash equivalents at beginning of period....                  1,774      16,257         2,379                     20,410
                                                     ---------  -----------    --------     ---------    ---------   -----------
Cash and cash equivalents at end of period.......... $          $              $ 20,103     $   3,708                $    23,811
                                                     =========  ===========    ========     =========    =========   ===========

Supplemental disclosure of cash flow
 information:
Cash paid for interest.............................. $  19,500  $    98,728    $  1,194     $   4,863                $   124,285
Cash paid for income taxes..........................            $    16,372                 $   1,137                $    17,509

Supplemental disclosure of non-cash investing
 and financing activities:
The Company acquired the net assets and assumed
 certain liabilities of other companies as follows:
   Assets, net of cash acquired.....................            $ 1,371,807                 $  96,760                $ 1,468,567
   Liabilities assumed..............................               (448,685)                  (23,697)                  (472,382)
   Less:
   Amounts paid through issuance of debt............                 (7,185)                   (2,210)                    (9,395)
                                                     ---------  -----------    --------     ---------    ---------   -----------
   Net cash paid....................................            $   915,937                 $  70,853                $   986,790
                                                     =========  ===========    ========     =========    =========   ===========

                             UNITED RENTALS, INC.

                 CONDENSED CONSOLIDATING CASH FLOW INFORMATION
                     For the Year Ended December 31, 1998

                                                                               Guarantor   Non-Guarantor  Other and
                                                        Parent       URI      Subsidiaries Subsidiaries  Eliminations
                                                      ---------- ------------ ------------ ------------- ------------
                                                                                     (In thousands)
Net cash provided by (used in) operating activities.. $  (4,157) $   (63,760)  $ 206,996     $ 67,370      $   9,680
Cash Flows From Investing Activities:
   Purchases of rental equipment.....................               (415,140)    (50,494)     (13,900)
   Purchases of property and equipment...............   (15,535)     (65,742)     (2,851)      (1,050)           561
    Proceeds from sales of rental
    equipment........................................                 17,992      96,739        4,889
   Proceeds from sale of businesses..................                 10,640
   Payments of contingent purchase
    price............................................                             (2,800)      (1,156)
   Purchases of other companies......................               (840,730)    (12,510)     (58,597)
   Capital contributed to subsidiary.................  (492,590)                                             492,590
   In-process acquisition costs......................                                                           (241)
                                                      ---------  -----------   ---------     --------     ----------
      Net cash provided by (used in) investing
       activities....................................  (508,125)  (1,292,980)     28,084      (69,814)       492,910
Cash Flows from Financing Activities:
   Dividend distributions to Parent..................                 (4,658)                                  4,658
   Proceeds from debt................................   300,000    1,225,586      10,187       27,864       (300,000)
   Repayments of debt................................               (432,222)   (230,685)     (22,760)
   Proceeds from sale-leaseback......................                 35,000
   Payments of financing costs.......................                (24,982)                                (10,000)
   Capital contributions by parent...................                492,590                                (492,590)
   Distributions to stockholders.....................                             (3,536)
    Proceeds from issuance of common stock and
    warrants, net of issuance costs..................   207,005
   Proceeds from the exercise of stock options.......       619
   Proceeds from issuance of redeemable convertible
    preferred securities.............................                                                        300,000
   Proceeds from dividends from subsidiary...........     4,658                                               (4,658)
                                                      ---------  -----------   ---------     --------     ----------
      Net cash provided by (used in) financing
       activities....................................   512,282    1,291,314    (224,034)       5,104       (502,590)
   Effect of foreign exchange rates..................                                            (281)
                                                      ---------  -----------   ---------     --------     ----------
 Net increase (decrease) in cash and cash
 equivalents.........................................                (65,426)     11,046        2,379
Cash and cash equivalents at beginning of period.....                 67,200       5,211
                                                      ---------  -----------   ---------     --------     ----------
Cash and cash equivalents at end of
 period.............................................. $          $     1,774   $  16,257     $  2,379
                                                      =========  ===========   =========     ========     ==========
Supplemental disclosure of cash flow information:
Cash paid for interest............................... $   4,658  $    27,085   $  11,098     $    316
Cash paid for income taxes...........................            $     8,034                 $  2,190

Supplemental disclosure of non-cash investing and
 financing activities:
The Company acquired the net assets and assumed
 certain liabilities of other companies as follows:
   Assets, net of cash acquired......................            $ 1,409,516   $  12,510     $ 79,441
   Liabilities assumed...............................               (500,228)                 (18,633)
   Less:
    Amounts paid in common stock and warrants of
    Parent...........................................                (58,093)                  (2,211)
   Amounts paid through issuance of
    debt.............................................                (10,465)
                                                      ---------  -----------   ---------     --------     ----------
   Net cash paid.....................................            $   840,730   $  12,510     $ 58,597
                                                      =========  ===========   =========     ========     ==========

                                                      Consolidated
                                                         Total
                                                      ------------

Net cash provided by (used in) operating activities.. $   216,129
Cash Flows From Investing Activities:
   Purchases of rental equipment.....................    (479,534)
   Purchases of property and equipment...............     (84,617)
    Proceeds from sales of rental
    equipment........................................     119,620
   Proceeds from sale of businesses..................      10,640
   Payments of contingent purchase
    price............................................      (3,956)
   Purchases of other companies......................    (911,837)
   Capital contributed to subsidiary.................
   In-process acquisition costs......................        (241)
                                                      -----------
      Net cash provided by (used in) investing
       activities....................................  (1,349,925)
Cash Flows from Financing Activities:
   Dividend distributions to Parent..................
   Proceeds from debt................................   1,263,637
   Repayments of debt................................    (685,667)
   Proceeds from sale-leaseback......................      35,000
   Payments of financing costs.......................     (34,982)
   Capital contributions by parent...................
   Distributions to stockholders.....................      (3,536)
    Proceeds from issuance of common stock and
    warrants, net of issuance costs..................     207,005
   Proceeds from the exercise of stock options.......         619
   Proceeds from issuance of redeemable convertible
    preferred securities.............................     300,000
   Proceeds from dividends from subsidiary...........
                                                      -----------
      Net cash provided by (used in) financing
       activities....................................   1,082,076
   Effect of foreign exchange rates..................        (281)
                                                      -----------
 Net increase (decrease) in cash and cash
 equivalents.........................................     (52,001)
Cash and cash equivalents at beginning of period.....      72,411
                                                      -----------
Cash and cash equivalents at end of
 period.............................................. $    20,410
                                                      ===========
Supplemental disclosure of cash flow information:
Cash paid for interest............................... $    43,157
Cash paid for income taxes........................... $    10,224

Supplemental disclosure of non-cash investing and
 financing activities:
The Company acquired the net assets and assumed
 certain liabilities of other companies as follows:
   Assets, net of cash acquired...................... $ 1,501,467
   Liabilities assumed...............................    (518,861)
   Less:
    Amounts paid in common stock and warrants of
    Parent...........................................     (60,304)
   Amounts paid through issuance of
    debt.............................................     (10,465)
                                                      -----------
   Net cash paid..................................... $   911,837
                                                      ===========

Item 20. Indemnification of Directors and Officers

   The Certificate of Incorporation (the "Certificate") of the company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

   The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with certain of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations:
(i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and
(ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

   Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit
Number                                         Description of Exhibit
------  ----------------------
   4(a)   Indenture dated as of April 20, 2001, among the Registrant, the Guarantors named therein and The
          Bank of New York, as trustee (incorporated by reference to Exhibit 10(b) of the Report on Form 10-
          Q filed by the Registrant for the quarter ended March 31, 2001)

   4(b)   Registration Rights Agreement dated as of April 20, 2001, among the Registrant, the Guarantors named therein, and the initial purchasers named therein (incorporated by reference to Exhibit 10(d)
          of the Report on Form 10-Q filed by the Registrant for the quarter ended March 31, 2001)

   5(a)   Opinion of Ehrenreich Eilenberg & Krause LLP

  12(a)   Statement re computation of ratios of earnings to fixed charges

  23(a)   Consent of Ehrenreich Eilenberg & Krause LLP (included in opinion filed as Exhibit 5(a))

Exhibit
Number                                         Description of Exhibit
------  ----------------------

  23(b) Consent of Ernst & Young LLP

  24(a) Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

  25(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York

  99(a) Form of Letter of Transmittal

Item 22. Undertakings

   A. The registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each of United Rentals (North America), on its own behalf and as general partner on behalf of each co-registrant that is a limited partnership, and United Rentals, Inc., as co-registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 10, 2001.

                                          UNITED RENTALS (NORTH AMERICA), INC.
                                          UNITED RENTALS, INC.

                                             /S/ MICHAEL J. NOLAN
                                          By: _________________________________
                                          Michael J. Nolan
                                          Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

        Signatures                       Title                     Date
        ----------                       -----                     ----

   /S/ BRADLEY S. JACOBS  Chairman, Chief Executive Officer     July 10, 2001
  -----------------------   and Director (Principal Executive
     Bradley S. Jacobs      Officer)

   /S/ WAYLAND R. HICKS   Director                              July 10, 2001
  -----------------------
     Wayland R. Hicks

     /S/ JOHN N. MILNE    Director                              July 10, 2001
  -----------------------
       John N. Milne

  ----------------------- Director                              July 10, 2001
       Leon D. Black

  /S/ RICHARD D. COLBURN  Director                              July 10, 2001
  -----------------------
    Richard D. Colburn

    /S/ RONALD M. DEFEO   Director                              July 10, 2001
  -----------------------
      Ronald M. DeFeo

  ----------------------- Director                              July 10, 2001
     Michael S. Gross

  /S/ RICHARD J. HECKMANN Director                              July 10, 2001
  -----------------------
    Richard J. Heckmann

      Signatures                     Title                    Date
      ----------                     -----                    ----

---------------------- Director*                          July 10, 2001
    David C. Katz

---------------------- Director                           July 10, 2001
   John S. McKinney

 /S/ GERALD TSAI, JR.  Director                           July 10, 2001
----------------------
   Gerald Tsai, Jr.

 /S/ TIMOTHY J. TULLY  Director                           July 10, 2001
----------------------
   Timothy J. Tully

/S/ CHRISTIAN M. WEYER Director                           July 10, 2001
----------------------
  Christian M. Weyer

 /S/ MICHAEL J. NOLAN  Chief Financial Officer (Principal July 10, 2001
----------------------   Financial Officer and Principal
   Michael J. Nolan      Accounting Officer)

* Mr. Katz is signing in his capacity as Director of United Rentals (North America), Inc.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each co-registrant listed on the cover page of this Registration Statement that is a corporation other than United Rentals, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 10, 2001.

                                          THE CO-REGISTRANTS LISTED ON
                                          THE COVER PAGE OF THIS REGISTRATION
                                          STATEMENT THAT ARE CORPORATIONS OTHER
                                          THAN UNITED RENTALS, INC.

                                             /S/ MICHAEL J. NOLAN
                                          By: _________________________________
                                          Michael J. Nolan
                                          Vice President
                                          of each Co-Registrant

     Signatures                    Title                      Date
----------                         -----                      ----

 /S/ JOHN N. MILNE   President and Director of each Co-    July 10, 2001
--------------------   Registrant (Principal Executive
   John N. Milne       Officer)

/S/ MICHAEL J. NOLAN Vice President of each                July 10, 2001
--------------------   Co-Registrant (Principal
  Michael J. Nolan     Financial Officer and Principal
                       Acounting Officer)